Exhibit 10.1
Execution Version

MASTER TRANSACTION AGREEMENT
by and between
ALLIANZ GLOBAL RISKS US INSURANCE COMPANY,
ARCH CAPITAL GROUP LTD.
and, solely for purposes of Section 5.25 and Article X,
ARCH CAPITAL GROUP (U.S.) INC.

Dated as of April 5, 2024

68651415.25

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Schedules
Schedule 1.1(a)    Accounting Principles
Schedule 1.1(b)    Excluded Accounts
Schedule 1.1(c)    Pro Forma Cashflow Calculation
Schedule 1.1(d)    Pro Forma Closing Statement
Schedule 1.1(e)    Pro Forma New Business Balance Sheet and Income Statement
Schedule 5.11(g)    Cashflow Diagram
Schedule 5.20(a)     Division Allocation Schedules
Schedule 5.20(b)    Form of Post-Division Stock Purchase Agreement
Schedule 6.1(b)     Approvals of Governmental Entities (Buyer Condition)
Schedule 6.2(b)     Approvals of Governmental Entities (Seller Condition)
Schedule 9.6        Allocation Methodology

Exhibits
Exhibit A        Assignment and Assumption Agreement and Bill of Sale
Exhibit B        Binding Authority Agreement Principles
Exhibit C        General Agency Agreement
Exhibit D        Intellectual Property Assignment
Exhibit E        LPT Administrative Services Agreement
Exhibit F        LPT Reinsurance Agreement
Exhibit G        LPT Supplemental Trust Agreement Principles
Exhibit H        New Business Administrative Services Agreement Principles
Exhibit I        New Business Reinsurance Agreement Principles
Exhibit J        New Business Trust Agreement
Exhibit K        Transition Services Agreement

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MASTER TRANSACTION AGREEMENT
THIS MASTER TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of April, 2024, by and among Allianz Global Risks US Insurance Company, an Illinois insurance company (“Seller”), Arch Capital Group Ltd., a Bermuda exempted company limited by shares (“Buyer”) and, solely for purposes of Section 5.25 and Article X, Arch Capital Group (U.S.) Inc., a Delaware corporation (“U.S. Parent”).
RECITALS
WHEREAS, Seller is engaged in the Business through (a) Fireman’s Fund Insurance Company, an Illinois insurance company (“FFIC”) and wholly owned direct Subsidiary of Seller, (b) American Automobile Insurance Company, a Missouri insurance company (“AAIC”) and wholly owned direct Subsidiary of FFIC, (c) Chicago Insurance Company, an Illinois insurance company (“CIC”) and wholly owned direct Subsidiary of FFIC, (d) Interstate Fire & Casualty Company, an Illinois insurance company (“IFC”) and wholly owned direct Subsidiary of FFIC, and (e) National Surety Corporation, an Illinois insurance company (“NSC” and, together with FFIC, AAIC, CIC and IFC, the “Business Entities” and each, a “Business Entity”) and wholly owned direct Subsidiary of FFIC, (f) the Purchased Assets and (g) the Business Employees;
WHEREAS, the parties hereto desire that Seller will cause FFIC to cede to Arch Reinsurance Ltd., a Bermuda insurance company (“LPT Reinsurer”), and LPT Reinsurer will reinsure the liabilities under the LPT Policies (as defined below) pursuant to the LPT Reinsurance Agreement and the LPT Trust Agreements, and a duly licensed administrator will administer, on behalf of FFIC and the other Business Entities, such Business pursuant to the LPT Administrative Services Agreement;
WHEREAS, the parties hereto desire that (i) Seller will cause (A) FFIC to cede to Arch Insurance Company, a Missouri insurance company (“New Business Reinsurer” and, together with LPT Reinsurer, “Reinsurers” and each, a “Reinsurer”) the Pre-Closing New Business Policies (as defined below) pursuant to the New Business Reinsurance Agreement, (B) the Business Entities to write New Policies (as defined below) on behalf of the New Business Reinsurer for a transitional period following the Closing, and (C) FFIC to cede to the New Business Reinsurer all such Policies covered under the New Business Reinsurance Agreement, and (ii) New Business Reinsurer will reinsure the liabilities thereunder pursuant to the New Business Reinsurance Agreement and the New Business Trust Agreement, and a duly licensed administrator will administer, on behalf of FFIC and the other Business Entities, such Business and reinsured Policies pursuant to the New Business Administrative Services Agreement;
WHEREAS, the parties hereto desire that, at the Closing, (a) Seller shall, and shall cause its Affiliates to, sell, transfer and assign to Buyer, and that Buyer shall accept and purchase from Seller and its Affiliates, the Purchased Assets, and (b) Buyer shall assume the Assumed Liabilities, in each case in the manner, upon the terms and subject to the conditions set forth herein; and
WHEREAS, the parties hereto desire that Seller and/or its applicable Affiliates, and Buyer and/or its applicable Affiliates, at the Closing will execute and deliver each of the Ancillary Agreements as contemplated by this Agreement.

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NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
“AAIC” shall have the meaning set forth in the Recitals.
“Accounting Principles” means the principles, practices and methodologies set forth on Schedule 1.1(a), consisting of Schedule 1.1(a)(i) relating to LPT Policies and Schedule 1.1(a)(ii) relating to Pre-Closing New Business Policies.
“Acquisition Transaction” shall have the meaning set forth in Section 5.12.
“Action” means any civil, criminal, regulatory or administrative action, claim, suit, litigation, audit, investigation, arbitration, charge, demand, notice, complaint or proceeding by or before any Governmental Entity or arbitral body.
“Actuarial Appraisal” shall have the meaning set forth in Section 3.20.
“Additional Reinsurance Agreements” shall have the meaning set forth in Section 3.22(c).
“Administrative Services Agreements” means, collectively, the Binding Authority Agreement, the General Agency Agreement, the LPT Administrative Services Agreement and the New Business Administrative Services Agreement.
“Administrator” means Soundview Claims Solutions, Inc., a Delaware corporation.
“Affiliate” of any specified Person means, with respect to such specified Person at the time in question, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and the term “Affiliated” shall have a correlative meaning. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble hereof.
“AGR US Pooling Agreement” means that certain Allianz Global Corporate & Specialty, North America Amended and Restated Pooling Agreement, dated March 30, 2016.

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“Allianz Services (India)” means Allianz Services Private Limited.
“Allocation Methodology” shall have the meaning set forth in Section 9.6
“AML Measures” means applicable Laws relating to money laundering, currency transfers or otherwise concerning the transfer of monetary instruments.
“Ancillary Agreement Covered Contracts” means (a) In-Scope Policies, (b) Producer Agreements (as defined in the Reinsurance Agreements) and (c) any Business Reinsurance Agreements.
“Ancillary Agreement Assumed Liabilities” means Liabilities to the extent ceded or transferred by or from Seller or a Seller Party to, or otherwise assumed by or subject to indemnification by or reimbursement from, Buyer or a Buyer Party pursuant to the Ancillary Agreements.
“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreement and Bill of Sale, the Binding Authority Agreement, the General Agency Agreement, the Intellectual Property Assignment, the LPT Administrative Services Agreement, the LPT Reinsurance Agreement, the LPT Trust Agreements, the New Business Administrative Services Agreement, the New Business Reinsurance Agreement, the New Business Trust Agreement, the Transition Services Agreement, the General Agency Agreement and the Binding Authority Agreement.
“Annual Bonus” shall have the meaning set forth in Section 5.2(i).
“Anti-Corruption Law” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time, and any other applicable Law which prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person or is broadly equivalent to or was intended to enact the foregoing or which has as its objective the prevention of corruption.
“Arch Agency” means Arch Underwriters Inc., a Delaware corporation.
“Asserted Liability” shall have the meaning set forth in Section 8.3(a).
“Assignment and Assumption Agreement and Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into as of the Closing Date by and among Seller, any applicable Seller Party and Buyer, substantially in the form attached hereto as Exhibit A.
“Assumed Liabilities” shall have the meaning set forth in Section 2.2.
“Assumed Reinsurance Agreements” shall have the meaning set forth in Section 3.22(a).

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“Available Portfolio” shall have the meaning set forth in Section 3.21(a).
“Available Portfolio Guidelines” shall have the meaning set forth in Section 5.18.
“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 3.2(b).
“Binding Authority Agreement” means the Binding Authority Agreement to be entered into as of the Closing Date by and among the applicable Seller Parties and Arch Agency, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with Section 5.17 and the principles set forth on Exhibit B.
“Burdensome Condition” shall have the meaning set forth in Section 5.7(d).
“Business” means the businesses, services, operations and activities conducted by Seller and its Affiliates (including the Business Entities) of or relating to the issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing and administering (other than through the asset management and related businesses as conducted by Allianz Investment Management U.S. LLC in the ordinary course of business) the following Policies, excluding, in each case, the Out-of-Scope Policies and the Excluded Accounts:
(a)    any Policies issued or assumed by a Business Entity in the United States or its territories covering business and liabilities in such locations that are identified on the internal systems and records of Seller and the Business Entities as constituting “Mid Corp” business and that are, excluding in all cases Policies issued or assumed under the Excluded Lines of Business:
(i)    commercial auto Policies;
(ii)    workers’ compensation Policies;
(iii)    commercial property Policies;
(iv)    general liability Policies;
(v)    multi-line solution (i.e., non-standalone) inland marine Policies issued as a companion product;
(vi)    umbrella or excess liability coverage Policies;
(vii)    commercial multiperil Policies; or
(viii)    ISO Business Owners Policies (often referred to as “BOP” Policies); and
(b)    any Policy or groups of Policies that are:
(i)    commercial auto Policies;
(ii)    workers’ compensation Policies;

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(iii)    commercial property Policies;
(iv)    general liability Policies;
(v)    inland marine Policies;
(vi)    umbrella or excess liability coverage Policies;
(vii)    commercial multiperil Policies; or
(viii)    ISO Business Owners Policies (often referred to as “BOP” Policies);
in each case, to the extent such Policy or Policies are written together with specific endorsements or coverages relating to entertainment productions or live events (including (A) the filming, taping, production, release or distribution of motion picture or television productions, advertising commercials, and documentary, industrial, commercial or educational productions, (B) the production, hosting or exhibition of live events, including shows, concerts, festivals, tours, conferences, festivals, exhibitions, theatrical/musical productions and sports and (C) the rental of equipment for production related activities) (all such Policies described in sub-clauses (i)-(viii) of this clause (b), to the extent written together with such endorsements or coverages, “Entertainment Policies”) issued or assumed by a Business Entity in the United States or its territories covering business and liabilities in such locations that are identified on the internal systems and records of Seller and the Business Entities as constituting “Entertainment” business, excluding in all cases Policies issued or assumed under the Excluded Lines of Business.
“Business Confidential Information” shall have the meaning set forth in Section 5.4(g).
“Business Day” means any day other than a Saturday, Sunday or day on which national banks are authorized or required by Law to be closed in New York, New York or Chicago, Illinois.
“Business Employees” means the employees of Seller or its Affiliates that are listed in Section 1.1(A)(i) of the Seller Disclosure Letter (as may be updated by Seller from time to time in accordance with Section 5.1(a)(vi)), which lists (i) those employees of Seller or its Affiliates who devote substantially all of their working time to the Business, (ii) those employees of Seller or its Affiliates identified on Section 1.1A(i) of the Seller Disclosure Letter who are employed in the claims function who do not devote substantially all of their working time to the Business as of the date hereof, but will devote substantially all of their working time to the Business as of Closing, and (iii) to the extent separately identified on Section 1.1(A)(i) of the Seller Disclosure Letter, those employees of Seller or its Affiliates who are not employed in the claims function and who do not devote substantially all of their working time to the Business as of the date hereof but will devote substantially all of their working time to the Business as of Closing, as a result of the functions and services specified on Section 1.1(A)(i) of the Seller

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Disclosure Letter being re-assigned to such Business Employee, in each case, including any such individuals who are on Leave. No individual who (i) is listed on Section 1.1(A)(ii) of the Seller Disclosure Letter, or (ii) is employed by Allianz Services (India) or Allianz Technology of America, Inc. shall be a Business Employee. Notwithstanding the foregoing, if an employee of Allianz Services (India) becomes an employee of Buyer, one of its Affiliates or a Partner Employer (as defined in Section 5.2(u)) pursuant to Section 5.2(u), each such applicable employee shall be considered a Business Employee for purposes of this Agreement solely for purposes of Sections 3.9(a), 3.9(b), 3.9(d), 3.9(e), 3.9(f) and 3.13(b) but, for the avoidance of doubt, not for purposes of Section 5.2; provided, that all representations and warranties made in respect of the employees of Allianz Services (India) shall be made to the Knowledge of the Seller, with Knowledge of Seller for this purpose being deemed to mean “the actual knowledge of the individual listed in item 7 of Section 1.1(F) of the Seller Disclosure Letter after reasonable inquiry to a Person associated with Allianz Services (India) in a position reasonably expected to have knowledge of such matters.”
“Business Entities” or “Business Entity” shall have the meaning set forth in the Recitals.
“Business IP” means, collectively, the Business Owned IP and the Business Licensed IP.
“Business IT” means all Information Technology used in, held for use in or necessary to the operation of the Business as currently conducted.
“Business Licensed IP” means any Intellectual Property that is licensed by Seller or its Affiliates, and is exclusively related to the Business.
“Business Owned IP” means the Intellectual Property owned or purported to be owned by Seller or its Affiliates that is exclusively related to the Business, including the Intellectual Property that is set forth in Section 1.1(B) of the Seller Disclosure Letter; provided, that, the Business Owned IP shall not include any Seller Marks.
“Business Transferred IT” means (a) the Information Technology owned by Seller or its Affiliates that is exclusively related to the Business, including as part of any product sold by the Business, (b) the Information Technology set forth in Section 1.1(C) of the Seller Disclosure Letter, and (c) any Information Technology licensed to Seller pursuant to a Transferred Contract; provided, that, for the avoidance of doubt, the sale, conveyance, assignment, transfer and delivery of the Information Technology described in this clause (c) shall be effected by the sale, conveyance, assignment, transfer and delivery of the applicable Transferred Contract in accordance with the provisions of this Agreement applicable thereto.
“Business Permits” shall have the meaning set forth in Section 3.16(a).
“Business Reinsurance Agreement” means any ceded or assumed reinsurance Contract (including slips, binders and commitments therefor) relating to the In-Scope Policies to which Seller or any of its Affiliates (including any Business Entity) is a party as either a reinsurer or a ceding company that is (a) in force on the date of this Agreement or entered into prior to the

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Closing in compliance with Section 5.1 and remains in force as of the Closing or (b) terminated or expired but under which the ceding company thereto may continue to receive reinsurance coverage, together, in each case, with all renewals, extensions or reinstatements thereof and all binders, slips, undertakings, cover notes, riders, endorsements, facultative certificates, amendments, commutation agreements, termination amendments and reinsurance trust, collateral and other ancillary agreements issued or entered into in connection with the foregoing.
“Business Software” means the Software included in the Business Owned IP.
“Buyer” shall have the meaning set forth in the Preamble hereof.
“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.2(e).
“Buyer Disclosure Letter” means the letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
“Buyer Financial Statements” shall have the meaning set forth in Section 4.10(a).
“Buyer Fundamental Representations” shall have the meaning set forth in Section 6.2(a)(i).
“Buyer Governmental Approvals” shall have the meaning set forth in Section 4.3.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(a).
“Buyer Party” means any Affiliate of Buyer that is or will be a party to this Agreement or an Ancillary Agreement.
“Cap” shall have the meaning set forth in Section 8.1(b).
“Cashflow Diagram” shall have the meaning set forth in Section 5.12(g).
“Ceded Reinsurance Agreements” shall have the meaning set forth in Section 3.22(b).
“CIC” shall have the meaning set forth in the Recitals.
“Claim Notice” shall have the meaning set forth in Section 8.3(a).
“Closing” shall have the meaning set forth in Section 2.4(a).
“Closing Date” shall have the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commutation Agreement” means the Partial Commutation Agreement to be entered into as of the Closing Date by Seller and the Business Entities, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with the requirements therefor set forth in Section 5.19.

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“Commuted XOL Agreements” shall have the meaning set forth in Section 5.19(b).
“Company Action Level RBC” means, with respect to any insurance company or reinsurance company, company action level risk based capital as calculated in accordance with the applicable Laws of such insurance company’s or reinsurance company’s domiciliary state.
“Comparable Job Offer” means a written offer of employment with Buyer or one of its Affiliates that provides for Comparable Job Terms in accordance with Section 5.2(c).
“Comparable Job Terms” means, in respect of a Business Employee, terms of employment that provide for the following (in each case, other than with respect to clause (c), with such comparability measured based on the information set forth on the Updated Closing Census, as updated in accordance with Section 5.2(a)): (a) a position substantially comparable to the Business Employee’s position with Seller or its Affiliates immediately prior to the applicable Hire Date, as adjusted to reflect Buyer’s and its Affiliates’ conventions and standard practices regarding titles and reporting structures; (b) an annual base salary rate (or in the case of an hourly employee, base hourly rate of pay), at least equal to such Business Employee’s base salary or rate of pay as in effect immediately prior to the applicable Hire Date; (c) eligibility for employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to either (x) such Business Employee immediately prior to the applicable Hire Date pursuant to the Employee Benefit Plans set forth on Section 3.13(a) of the Seller Disclosure Letter or (y) except as provided on Section 1.1(B) of the Buyer Disclosure Letter, similarly situated employees of Buyer or its Affiliates, in each case, other than any frozen retiree health or welfare benefits, frozen non-qualified deferred compensation plans, frozen defined benefit retirement plans, or one-time special bonus opportunities; (d) an annual discretionary target percentage cash incentive opportunity and variable formulaic cash incentive compensation opportunity (if applicable), in each case, that is no less favorable than such incentive opportunity provided by Seller or any of its Affiliates to the Business Employee immediately prior to the applicable Hire Date (for the avoidance of doubt, other than one time or special non-ordinary incentive compensation opportunities payable in connection with, or a result of, the transactions contemplated by this Agreement); (e) target equity and/or equity-based incentive opportunities (if applicable) that are no less favorable than such incentive opportunities provided by Seller or any of its Affiliates to the Business Employee immediately prior to the applicable Hire Date (with such reasonable vesting terms as may be determined by Buyer in its sole discretion) but, for the avoidance of doubt, excluding Seller’s Free Share and Employee Purchase Plan or any other employee purchase plan or “free share” program maintained by Seller or any of its Affiliates; (f) a primary work location which, with respect to the Business Employee, does not result in a Material Change of Work Location, except that employees who work remotely on a permanent basis as of immediately prior to their applicable Hire Date shall have the opportunity to work remotely on a permanent basis following their applicable Hire Date; provided that, for the avoidance of doubt, except with respect to a Transferred Employee who works remotely on a permanent basis as of immediately prior to their applicable Hire Date, the primary work location of a Transferred Employee may be modified following the Closing during the twelve (12) month period following the Closing, so long as, such modified primary work location would not have been a Material Change in Work Location if it were the Transferred Employee’s work location included in their offer of employment from Buyer or its Affiliates, and (g) prior service credit for

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the Business Employee’s recognized service with Seller (or any of its Affiliates) prior to the applicable Hire Date (as defined in accordance with Section 5.2(e)).
“Competing Business” shall have the meaning set forth in Section 5.8(a).
“Condition Satisfaction” shall have the meaning set forth in Section 2.4(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(a).
“Consultation Period” shall have the meaning set forth in Section 2.7(b).
“Contagion Event” means (a) the outbreak of contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof, (b) the responses to the foregoing of any Governmental Entity and other Persons or (c) any changes in applicable Law in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown or closure.
“Continuing XOL Agreements” shall have the meaning set forth in Section 5.19(c).
“Contract” means any contract, subcontract, agreement, lease, license, commitment, or other instrument, arrangement, understanding or other legally binding obligation of any kind to which a Person or any of its assets or properties is subject or bound.
“Covered Seller Employee” shall have the meaning set forth in Section 5.8(e).
“Data Breach” means any breach of security relating to, or unauthorized access, use, loss, disclosure, acquisition, or destruction of Personal Information that is Processed with respect to the Business, or the Information Technology on which such Personal Information is Processed.
“De Minimis Amount” shall have the meaning set forth in Section 8.1(b).
“Deductible” shall have the meaning set forth in Section 8.1(b).
“Disputed Item” shall have the meaning set forth in Section 2.7(c).
“Division” means a transaction in which a Division Entity divides into two or more resulting insurers pursuant to, and in accordance with, the requirements of the applicable Laws of its state of domicile, in accordance with the terms set forth in Schedule 5.20(a).
“Division Burdensome Condition” means any condition, limitation, restriction, requirement or arrangement imposed by a Governmental Entity on its grant of any authorization, consent, license, order, approval, non-disapproval, or exemption in connection with any filing or registration with, or notification to, such Governmental Entity required to be obtained or made in connection with the transactions contemplated by the Post-Division Stock Purchase Agreement that, individually or in the aggregate with any other such condition, limitation, restriction, requirement or arrangement would, or would reasonably be expected to:
(a)    materially and adversely restrict the ability of Buyer or any of its Affiliates to conduct their businesses after the closing of the Post-Division Stock Purchase Agreement;

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(b)    require Buyer or any of its Affiliates to amend or modify the allocation of assets and liabilities set forth in the Division Allocation Schedules, other than de minimis changes;
(c)    adversely affect in any material respect the aggregate net economic benefits reasonably expected by Buyer to be obtained by Buyer and its Affiliates from the transactions contemplated by the Post-Division Stock Purchase Agreement;
(d)    require Buyer or any of its Affiliates to sell, lease, license or otherwise dispose of, hold separate (whether pending any such disposition or otherwise) or encumber any rights in, to or under, any material assets, business, divisions, leases, rights, securities, product lines, categories of assets or businesses or other material operations or interests of Buyer and its Affiliates, taken as a whole;
(e)    require Buyer to take or refrain from taking any action that would, or would reasonably be expected to, individually or together with all other conditions, restrictions, requirements or arrangements, have a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of Buyer and its Subsidiaries, taken as a whole; or
(f)    result in a Resulting Insurer (With License), as of immediately following the closing of the transactions contemplated by the Post-Division Stock Purchase Agreement, being required to have (i) a regulatory required minimum capital and surplus amount that is greater than (A) (x) the amount of the minimum capital and surplus required under applicable Law in the State of domicile of such Resulting Insurer (With License) to be maintained by an insurer authorized in such State to write the classes of insurance which such Resulting Insurer (With License) is authorized to write in such State, plus (1) an amount, when combined with the amounts applicable to the other Resulting Insurers (With License) being acquired in the same transaction as such Resulting Insurer (With License) under this clause (A)(2), equal to $10,000,000 or (ii) a Total Adjusted Capital amount that would result in an RBC Ratio in excess of 300%, whichever of clauses (i) and (ii) is greater.
“Division Entity” means (a) a Business Entity that is domiciled in the State of Illinois and (b) AAIC, provided that it is domiciled in a state that allows it to (i) divide into two or more resulting insurers through a corporate division or (ii) utilize insurance business transfer Laws to transfer and novate insurance policies.
“Division Period” shall have the meaning set forth in Section 5.20.
“Division Allocation Schedules” shall have the meaning set forth in Section 5.20(a).
“Effective Time” means 12:00:01 a.m. (Central time) on the Closing Date, except that for financial and accounting purposes (including with respect to the Estimated Closing Statement, Initial Closing Statement and Final Closing Statement), the “Effective Time” shall be deemed to be 12:00:01 a.m. (Central time) on the first day of the calendar month during which the Closing Date occurs.
“Employee Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and (b) any other

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employment, equity-incentive, bonus, profit sharing, deferred compensation, incentive compensation, holiday, vacation, medical insurance, dental care, vision care, prescription drug, sick leave, short-term or long-term disability, salary continuation, welfare, long service awards, retention plan, severance or termination pay, change of control, pension, retirement, death, life insurance, accidental death, post-retirement medical benefit, or other benefit plan, program, agreement or arrangement, whether formal or informal, oral or written, in each case, that is sponsored, established, contributed to or maintained by Seller or any of its Affiliates, or under which Seller or its Affiliates has any current or potential Liability, and in which any Business Employee participates; provided that an Employee Benefit Plan shall not include any plan, program, agreement or arrangement that is sponsored by a Governmental Entity.
“Encumbrance” means any lien (statutory or other), encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, easement, conditional sale agreement, claim, charge, limitation or restriction.
“Entertainment Policies” shall have the meaning set forth in the definition of “Business” in Section 1.1.
“Equity Interests” means, with respect to any Person, all (a) shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity capital, including common shares, preferred shares, membership interests or limited liability company interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest (including phantom interests) and (b) instruments, notes, warrants, options, agreements or rights of any kind convertible, exercisable or exchangeable into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Seller or any of its Affiliates, or that is, or was at the relevant time, a member of the same “controlled group” as any of Seller or any of its Affiliates pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Statement” shall have the meaning set forth in Section 2.6(a).
“Excise Tax” shall have the meaning set forth in the LPT Reinsurance Agreement.
“Excluded Accounts” means all Policies issued, renewed or assumed by the Business Entities to the clients set forth on Schedule 1.1(b).
“Excluded Assets” means all of Seller’s and its Affiliates’ right, title and interest in, to or under the following assets, properties or rights: (a) the assets, properties and rights that are set forth on Section 1.1(D) of the Seller Disclosure Letter; (b) the Excluded Contracts; (c) Permits; (d) all Stock of Seller or any of its Affiliates; (e) all Furniture and Equipment and

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Information Technology owned by Seller or its Affiliates that does not constitute Business Transferred IT; provided that, for the avoidance of doubt, the foregoing does not include Business Software, Transferred Books and Records, data and databases which reside in such Information Technology which would otherwise be Purchased Assets; (f) cash and investment assets (other than any Transferred Investment Assets or other Purchased Assets and rights arising thereunder, which shall be addressed in accordance with the terms of Section 2.1(a), Section 2.3(a) and Section 5.18); (g) all Intellectual Property owned by Seller or its Affiliates that does not constitute Business Owned IP, including all Seller Marks; (h) any owned real property, including all buildings, structures, improvements and fixtures located thereon; (i) the Excluded Books and Records; (j) any Tax refunds or credits (or rights thereto) that are attributable to the Business in respect of any Taxable periods ending prior to the Closing Date, except to the extent otherwise provided in the Reinsurance Agreements or included in the Final Closing Statement and other than refunds or credits (or rights thereof) of Taxes that are borne by the Buyer or any of its Affiliates under the Ancillary Agreements; (k) the Employee Benefit Plans and any other employee benefit and compensation plans, programs, related fund, trust, policy, arrangement or agreement sponsored or maintained by Seller or its Affiliates; (l) any assets, properties or rights that otherwise would be included within the definition of “Purchased Assets” but are disposed of prior to the Closing Date to the extent expressly permitted by Section 5.1; (m) all receivables, except as expressly contemplated by the LPT Reinsurance Agreement, the New Business Reinsurance Agreement or the Transfer Balance Sheet Assets reflected in the Final Closing Statement; (n) all claims not arising under the In-Scope Policies, except as expressly contemplated by the LPT Reinsurance Agreement or the New Business Reinsurance Agreement to be for the applicable Reinsurer; (o) all rights with respect to insurance covering Seller or its Affiliates or their properties or employees, except as otherwise expressly contemplated by this Agreement; (p) any tangible assets of Seller or its Affiliates other than any tangible assets expressly identified in this Agreement as a Purchased Asset; and (q) any attorney-client privilege of Seller, its Affiliates or the Business.
“Excluded Books and Records” means any information and books and records of Seller or any of its Affiliates that are: (a) personnel files relating to Business Employees (other than as provided in Section 5.2(m)); (b) any information subject to attorney-client privilege of Seller or its Affiliates; (c) books, records, information and materials to the extent related to the Excluded Business, the Excluded Assets or the Excluded Liabilities; (d) Seller’s or its Affiliates’ minute books, organizational documents, stock registers, record books containing minutes of meetings of its directors, managers or shareholders or other corporate governance matters and such other books and records pertaining to Seller’s or its Affiliates’ ownership, organization or existence; (e) information the transfer or disclosure of which is prohibited or restricted by Law (in which case, copies of which, to the extent permitted by such Law, or, if copies are not so permitted, summaries of which, to the extent permitted by such Law, will be provided to Buyer); (f) proprietary information, including competitively sensitive information, of Seller or its Affiliates, except to the extent such information is related to the Business; (g) correspondence with any Governmental Entity, except to the extent such correspondence is related to the Business; (h) materials prepared for the boards of directors or similar governing bodies of Seller or its Affiliates other than such materials prepared with respect to the Business Entities to the extent exclusively related to the Business; (i) any internal drafts, opinions, valuations,

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correspondence or other materials produced by or on behalf of Seller and its Affiliates or their respective Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the terms of engagement of such Representatives with respect thereto; (j) other than Transferred Contracts and Material Reinsurance Agreements, Contracts between third-party vendors and Seller or any of its Affiliates to the extent not Primarily Related to the Business; or (k) Tax Returns and Tax records of Seller or its Affiliates, other than non-income Tax Returns and Tax records (or portions of either) Primarily Related to the Business or the Purchased Assets; or (l) Excluded Emails.
“Excluded Businesses” means the businesses, services, operations and activities conducted by Seller and/or its Affiliates other than the Business.
“Excluded Contracts” means, other than Other Contracts, any Contracts of Seller and its Affiliates (a) that otherwise would be included within the definition of “Transferred Contracts” but are terminated prior to the Closing Date to the extent permitted by Section 5.1, (b) that are primarily or exclusively related to any Excluded Asset, Excluded Liability or Excluded Business, (c) that relate to rights in real property, or (d) that are set forth on Section 1.1(E) of the Seller Disclosure Letter.
“Excluded Emails” shall have the meaning set forth in Section 5.6(d).
“Excluded Liabilities” means (a) all Liabilities (other than Ancillary Agreement Assumed Liabilities, which shall be subject to the terms of the applicable Ancillary Agreement, or Assumed Liabilities) of Seller and its Affiliates (including, for the avoidance of doubt, all Excluded HR Liabilities), whether arising prior to, at or following the Closing Date, and (b) Pre-Closing Taxes. For the avoidance of doubt, from and after the consummation of the sale of any Resulting Insurer (with License) to Buyer or its Affiliate pursuant to Section 5.20, all Liabilities allocated to such Resulting Insurer (with License) in the Division with respect to such Resulting Insurer (With License) will not constitute Excluded Liabilities.
“Excluded Intellectual Property” means any Intellectual Property owned by Seller or its Affiliates as of the Closing Date (excluding Trademarks, but including Intellectual Property contained in Software or Information Technology, including configurations and customizations specific to Seller or its Affiliates) and that was used in or held for use in the operation of the Business during the twelve (12) months immediately preceding the date hereof.
“Excluded Lines of Business” means any of the following business lines or categories:
(a)    ocean marine, including but not limited to hull, liability and cargo;
(b)    aviation hull and liability products;
(c)    engineering and construction (re)insurance, including Erection All Risks (EAR) / Construction All Risks (CAR) – Builder’s Risk, Property in Course of Construction, CECR and Inherent Defect Insurance;
(d)    construction wrap-up;
(e)    Commercial Output Policy (COP);
(f)    natural resources and energy (re)insurance;

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(g)    environmental liability;
(h)    property shared and layered;
(i)    financial lines products such as E&O, D&O or cyber;
(j)    structured insurance products offered via the Alternative Risk Transfer unit of Seller and its Affiliates;
(k)    fidelity and surety; and
(l)    the following coverage, provided either directly to consumers or through Contractual Liability Insurance Policies (CLIPs) issued to a business: (i) travel insurance for travelers, (ii) collision damage waivers for car rentals, (iii) trip cancellation waivers offered by a travel supplier or provider, (iv) event ticket insurance for event goers, (v) tuition insurance, (vi) coverages offered to bank or credit card-holders, (vii) extended warranties and service contracts (e.g., vehicle service, vehicle gap (covering amounts owed if car is totaled), home and appliance, and portable electronic (e.g., cell phones)).
“Fair Market Value” shall have the meaning set forth in the LPT Reinsurance Agreement.
“FFIC” shall have the meaning set forth in the Recitals.
“FFIC Pooling Agreement” that certain Second Amended and Restated Intercompany Reinsurance Agreement dated March 19, 2012 by and among FFIC and its Subsidiaries from time to time.
“Final Allocation Schedule” shall have the meaning set forth in Section 9.6.
“Final Closing Statement” shall have the meaning set forth in Section 2.7(d).
“Financial Statements” shall have the meaning set forth in Section 3.5(a).
“Fraud” means an intentional misrepresentation of a representation or warranty expressly stated in this Agreement or any certificate contemplated by Section 6.1(a)(iii) or Section 6.2(a)(iii), as applicable; provided that (a) Seller or Buyer, as applicable, had actual knowledge that such representation or warranty was false or inaccurate on the date when made and the intent was to deceive Buyer or Seller, as applicable; and (b) the other elements of common law fraud under the Law of the State of New York are satisfied; provided, however, that, notwithstanding anything herein to the contrary, “Fraud” shall not include any fraud claim (including equitable fraud, promissory fraud and unfair dealings fraud) based on constructive or imputed knowledge, negligent misrepresentation or a similar theory.
“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.
“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned by Seller or any

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of its Affiliates, including desks, chairs, tables, tools, cubicles, miscellaneous office furnishings and supplies, Hardware, copiers, telecopy machines and telecommunication equipment.
“GAAP” means generally accepted accounting principles in the United States.
“General Agency Agreement” means the General Agency Agreement to be entered into as of the Closing Date by and among the applicable Seller Parties and Arch Agency, substantially in the form attached hereto as Exhibit C, subject to being finalized in accordance with Section 5.17.
“General Agent” means Arch Underwriters Inc., a Delaware corporation.
“Governmental Approvals” shall have the meaning set forth in Section 4.3.
“Governmental Entity” means any United States or non-United States federal, state, provincial, territorial, local or municipal government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal, instrumentality or judicial or arbitral body thereof.
“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile machines, facsimile servers, scanners, color printers and laser printers.
“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended.
“Hire Date” shall have the meaning set forth in Section 5.2(b).
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
“IFC” shall have the meaning set forth in the Recitals.
“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.
“Indemnified Party” shall have the meaning set forth in Section 8.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).
“Independent Accounting Firm” means a nationally recognized firm of independent certified public accountants selected by Buyer and Seller that, unless the Parties otherwise agree, is not the auditor or independent accounting firm of either Party or their respective Affiliates and is otherwise independent, neutral and impartial; provided that, if Buyer and Seller cannot agree on such firm within twenty (20) Business Days after the initial proposal of a candidate by either Party, each shall (a) select one nationally recognized firm of independent certified public accountants (which may be the applicable party’s existing accounting firm) and (b) cause such firm to select, jointly with the firm selected by such other party, a third nationally recognized firm of independent certified public accountants that is not the auditor or independent

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accounting firm of any of the Parties or their respective Affiliates and is other independent, neutral and impartial, to be the “Independent Accounting Firm” for all purposes of this Agreement.
“Information Technology” means information technology and computer systems, including all Software, Hardware, firmware and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, websites, networks and data communications lines), data or information subscription or access agreements, network, information technology, telecommunications systems and hardware and telephony systems and other equipment.
“Initial Closing Statement” shall have the meaning set forth in Section 2.6(b).
“Initial Reinsurance Premium (LPT)” means the amount set forth on the line item “LPT Transferred Reserves and Liabilities” as reflected on the Pro Forma LPT Balance Sheet, Estimated Closing Statement, Initial Closing Statement, or Final Closing Statement, as applicable, minus the Transfer Balance Sheet Assets.
“Initial Payment (New Business)” means the amount set forth on the line item “Total - Net Cash including Interest”, as calculated for the period from January 1, 2024 to the Effective Time with respect to the net cashflows of the Pre-Closing New Business Policies in accordance with the portion of the Accounting Principles set forth under the heading “Part E: Initial Payment (New Business)” and to be reflected in the Pro Forma Cashflow Calculation, Estimated Closing Statement, Initial Closing Statement, or Final Closing Statement, as applicable.
“In-Scope Policies” means all Policies issued, renewed or assumed by the Business Entities (for claims made or losses occurring) with respect to the Business either (a) on or after January 1, 2016 and prior to the Effective Time or (b) prior to January 1, 2016 if such Policies had unearned premium reserve as of January 1, 2016 and (i) for loss occurrence based coverage, only with respect to claims under such Policies for any loss occurring in 2016 and later, and if the date of loss is indeterminable, claims will be reasonably allocated based on “time on risk” methodology consistent with Seller’s existing practice, and (ii) for claims-made based coverage, only with respect to claims under such Policies reported in policy year 2016 and later, in each case, (x) including all Policies listed on the Seriatim File in accordance with Section 3.3(c) or, upon delivery hereunder (to the extent properly included pursuant to Section 5.13), the Updated Seriatim File and (y) excluding any Excluded Accounts.
“Insurance Business Transfer” means a transaction in which a Division Entity transfers and novates its insurance obligations, risks and rights to an assuming insurer, pursuant to and in accordance with the applicable Laws of the state of domicile of the assuming insurer and the terms set forth in Schedule 5.20(a).
“Insurance Producer” means any producer, distributor, broker, agent, general agent, managing general agent, subagent, managing general underwriter or program administrator responsible for soliciting, selling, marketing or producing insurance policies that wrote, sold or produced In-Scope Policies.

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“Insurance Regulator” means, with respect to any jurisdiction, any Governmental Entity charged with supervising and regulating the business of insurance companies in such jurisdiction.
“Intellectual Property” means all of the following, in all jurisdictions throughout the world (a) patents and applications for patents (including any and all provisionals, divisionals, continuations, continuations-in-part, extensions and reissues thereof); (b) Trademarks; (c) copyrights, copyrightable works (including copyrights in Software in any form or format), works of authorship and mask works, whether or not registered any applications for copyright registration; (d) Trade Secrets; (e) Internet domain names; (f) social media accounts, usernames and other digital identifiers; (g) all other intellectual property or similar proprietary rights (whether registered or unregistered, and any applications for the foregoing), and all goodwill associated with the foregoing, administrative or legal rights arising therefrom or relating thereto that may subsist anywhere in the world; and (h) all tangible embodiments of the foregoing.
“Intellectual Property Assignment” means the Intellectual Property Assignment to be entered on the Closing Date by Seller or its applicable Affiliates and Buyer, substantially in the form attached hereto as Exhibit D.
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests, all other equity interests, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes and any other assets permitted under the Investment Guidelines.
“Investment Guidelines” means the investment guidelines applicable to Seller as of the date hereof and set forth on Section 5.18(a) of the Seller Disclosure Letter.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of Buyer” means the actual knowledge of the individuals listed in Section 1.1(A) of the Buyer Disclosure Letter after reasonable inquiry to each such Person’s direct reports.
“Knowledge of Seller” means the actual knowledge of the individuals listed in Section 1.1(F) of the Seller Disclosure Letter after reasonable inquiry to each such Person’s direct reports.
“Law” means any United States or non-United States federal, provincial, state, county, local or territorial law, statute, code, rule, regulation, Order, writ, ordinance, judgment, decree, principal of common law or equity, treaty, administrative interpretation or other pronouncement by or on behalf of any Governmental Entity.

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“Leave” means absence from work on account of disability, accommodation leave, workers’ compensation leave, military leave, pregnancy or maternity leave, paternity leave, parental leave, or any other statutory leave (including under the Family Medical Leave Act or such other applicable employment legislation) or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.
“Liabilities” means any and all Losses, debts, obligations, expenses, commitments and liabilities, whether direct or indirect accrued, or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future and whether or not required by GAAP or SAP to be reflected in financial statements or reflected in the notes thereto.
“Licensed-Back Intellectual Property” means any Intellectual Property (excluding Trademarks) included in the Business Owned IP that was used by Seller or any of its Affiliates in any Excluded Business during the twelve (12) months immediately preceding the Closing.
“Long-Term Incentive Plan” shall have the meaning set forth in Section 5.2(j).
“Losses” shall have the meaning set forth in Section 8.1(a).
“LPT Administrative Services Agreement” means the LPT Administrative Services Agreement to be entered into as of the Closing Date by and among the Business Entities and the Administrator substantially in the form attached hereto as Exhibit E, subject to being finalized in accordance with Section 5.17.
“LPT Policies” means the In-Scope Policies issued, renewed or assumed by the Business Entities on or prior to December 31, 2023.
“LPT Reinsurer” shall have the meaning set forth in the Recitals.
“LPT Reinsurer Financial Statement” shall have the meaning set forth in Section 4.10(a).
“LPT Reinsurance Agreement” means the LPT Reinsurance Agreement to be entered into as of the Closing Date by and between FFIC and LPT Reinsurer substantially in the form attached hereto as Exhibit F, subject to being finalized in accordance with Section 5.17.
“LPT Statutory Trust Account” means the “Trust Account” as defined in the form of LPT Statutory Trust Agreement.
“LPT Statutory Trust Agreement” means the LPT Trust Agreement to be entered into as of the Closing Date by and among FFIC, LPT Reinsurer and the trustee designated therein, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with the requirements therefor set forth in Article VII of the LPT Reinsurance Agreement and Section 5.17 .
“LPT Supplemental Trust Account” means the “Trust Account” as defined in the form of LPT Supplemental Trust Agreement.

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“LPT Supplemental Trust Agreement” means the LPT Supplemental Trust Agreement to be entered into as of the Closing Date by and among FFIC, LPT Reinsurer and the trustee designated therein, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with Section 5.17 and the principles set forth on Exhibit G.
“LPT Transfer Amount” shall have the meaning set forth in Section 2.3(a)(i).
“LPT Trust Accounts” means the LPT Statutory Trust Account and the LPT Supplemental Trust Account.
“LPT Trust Agreements” means the LPT Statutory Trust Agreement and the LPT Supplemental Trust Agreement.
“LPT Underwriting Guidelines” shall have the meaning set forth in Section 3.3(c).
“Material Adverse Effect” means (x) any change, effect, circumstance, effect, development, condition, occurrence or event (an “Event”) that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of the Business, taken as a whole, except that none of the following Events shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any Event related to a Contagion Event; (b) general economic, business, political, regulatory or social conditions, including those generally affecting any of the geographical areas or industries in which the Business operates, including riots, protests, acts of war, sabotage, terrorism or military actions, or hostilities, including the escalation or worsening of any of the foregoing; (c) any change in the financial, banking, securities, capital or credit markets in general (whether in the United States or any other country or in any international market), including changes in interest rates, currency exchange rates or price levels on trading volumes in the United States or foreign credit markets and credit ratings; (d) acts of God, weather conditions, hurricanes, floods, tornados, earthquakes or other natural disasters or catastrophic events, and any national or international political, social or global health conditions, including any force majeure event; (e) any declaration of martial law, quarantine or similar directive, policy or guidance or action by a Governmental Entity; (f) the failure (in and of itself) by the Business to achieve any internal or analysts’ or rating agencies’ revenue, earnings, premiums written or other financial projections, forecasts, estimates, plans or predictions (but not any underlying cause(s) thereof); (g) any action taken by Buyer or any of its Affiliates or its or their respective Representatives; (h) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, or the performance of obligations contemplated hereby (in each case, except with respect to the representations and warranties in Section 3.6), the disclosure of the fact that Buyer is the prospective acquirer of the Business, or any communication by Buyer regarding plans or intentions of Buyer with respect to the Business or the operation of the Business by Buyer and its Affiliates from and after the date hereof (including the impact of any of the matters specified in this clause (h) on relationships with customers, Insurance Producers, suppliers or employees, and any action, claim, investigation, suit or arbitration arising therefrom or in connection therewith); (i) any changes in applicable accounting regulations or accounting principles (or the enforcement or interpretation thereof) or

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any change in Laws (or the enforcement or interpretation thereof), in each case, applicable to the Business; (j) any action prohibited by Section 5.1 which are not taken because Buyer did not give its consent, following a written request by Seller, in connection with the transactions contemplated hereby and by the Ancillary Agreements, or any action taken, or failure to take action, or other changes or events to which Buyer has consented in writing; and (k) any change or development (or threatened change or development), downgrade or potential downgrade of the credit, financial strength or other ratings of Seller and its Affiliates, including the Business Entities (other than the facts underlying any such change); provided, further, with respect to clauses (a), (b), (c), (d), (e) and (i), such Event shall be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent such Event is disproportionately adverse with respect to the Business as compared to the business of other participants engaged in the industries in which the Business operates; or (y) a material and adverse effect on the ability of Seller or any Affiliate to timely perform its respective obligations under this Agreement or any Ancillary Agreement, taken as a whole, including consummation of the transactions contemplated hereby and thereby.
“Material Change in Work Location” means a change in an employee’s primary work location which is more than fifty (50) miles further from the employee’s primary residence than the employee’s primary work location as in effect immediately prior to the Effective Time (which for Business Employees who work remotely under any temporary work from home or similar policy implemented as a result of COVID-19, shall be their primary work location prior to the implementation of such policy). For the avoidance of doubt, a change to an employee’s primary work location such that they work from their home in place of an office shall not constitute a “Material Change in Work Location”.
“Material Contracts” shall have the meaning set forth in Section 3.15(a).
“Material Insurance Producers” means the top ten (10) Insurance Producers in each of the “Middle Market” segment, the “Program” segment and the “Umbrella & Excess” segment and the top five (5) Insurance Producers in the Entertainment segment, in each case, based on gross premium written as of December 31, 2023 with respect to the Business.
“Material Reinsurance Agreements” shall have the meaning set forth in Section 3.22(c).
“Migration” shall have the meaning set forth in the form of Transition Services Agreement attached hereto.
“Milliman” means Milliman, Inc.
“MTA Assumed Liabilities” means Liabilities to the extent transferred by or from Seller to, or otherwise assumed by or subject to indemnification by or reimbursement from, Buyer or a Buyer Party pursuant to this Agreement.
“Multinational and International Business” means issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing or administering by Company or any of its Affiliates (either directly or in partnership with a third-party carrier as servicing entities) Policies covering business and liabilities within the scope of Business (including using the Policy form and rate filings within the In-Scope Policies) to existing or potential international clients to

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the extent such coverage is placed outside the United States or its territories (with placement determined in reference to the broker of record on the master Policy) as a part of such existing or potential clients’ multinational or international insurance program.
“New Business Administrative Services Agreement” means the New Business Administrative Services Agreement to be entered into as of the Closing Date by and among the Business Entities and the Administrator, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with Section 5.17 and the principles set forth on Exhibit H.
“New Business Reinsurance Agreement” means the New Business Reinsurance Agreement to be entered into as of the Closing Date by and between FFIC and New Business Reinsurer, to be mutually agreed to by Seller and Buyer prior to Closing in accordance with Section 5.17 and the principles set forth on Exhibit I.
“New Business Reinsurer” shall have the meaning set forth in the Recitals.
“New Business Reinsurer Financial Statements” shall have the meaning set forth in Section 4.10(a).
“New Business Trust Account” means the “Trust Account” as defined in the New Business Trust Agreement.
“New Business Trust Agreement” means the New Business Trust Agreement to be entered into as of the Closing Date by and among FFIC, New Business Reinsurer and the trustee designated therein, substantially in the form attached hereto as Exhibit J, subject to being finalized in accordance with Section 5.17.
“New Policies” shall have the meaning set forth in the New Business Reinsurance Agreement.
“New Policies Book Roll” means the process whereby New Policies are to be exclusively offered, quoted, negotiated, solicited and sold, by Insurance Producers or otherwise, through Arch Agency (as the program manager and managing general agent of the relevant Business Entities with respect to such business) following the Closing Date; provided that, if the Business Entities, Seller and their Affiliates do not have a fronting arrangement with Arch Agency and its Affiliates with respect to any of the Multinational and International Business, such business will not be included within the scope of the New Policies Book Roll.
“Notice of Disagreement” shall have the meaning set forth in Section 2.7(a).
“Notice Period” shall have the meaning set forth in Section 8.3(a).
“NSC” shall have the meaning set forth in the Recitals.
“Open Source Software” means software that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.).

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“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Other Contracts” means the Contracts to which Seller or its Affiliates are bound that are set forth in Section 1.1(G) of the Seller Disclosure Letter.
“Out-of-Scope Policies” means the Excluded Accounts and all Policies issued, renewed or assumed by the Business Entities either (a) prior to January 1, 2016 with no unearned premium reserve as of January 1, 2016 or (b) prior to January 1, 2016 with unearned premium reserve as of January 1, 2016, but only (i) for loss occurrence based coverage, with respect to claims under such Policies for any loss occurring in 2015 and earlier, and if the date of loss is indeterminable, claims will be reasonably allocated based on “time on risk” methodology consistent with Seller’s existing practice, and (ii) for claims-made based coverage, with respect to claims under such Policies reported in policy year 2015 and earlier.
“Outside Date” shall have the meaning set forth in Section 7.1(b).
“Permits” means any qualifications, registrations, licenses, certificates, permits, approvals or authorizations under any applicable Law or issued by any Governmental Entity.
“Permitted Encumbrances” means (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, contractors’, subcontractors’ and other similar Encumbrances that have arisen in the ordinary course of business or sums not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, including Encumbrances or security obligations arising by operation of Law; (b) Encumbrances approved by Buyer or created by act or omission of Buyer or resulting from Buyer, its identity or its status; (c) Encumbrances for Taxes or other charges of a Governmental Entity and assessments that are not yet due and payable, or that are being contested in good faith and for which adequate reserves in respect thereof are set forth in the financial statements in accordance with GAAP; (d) statutory liens of landlords, lessors or renters for amounts not yet due and payable or that are being contested in good faith; (e) easements, rights of way, zoning ordinances and other similar non-monetary encumbrances which do not impair, in any material respect, the continued use of the right, asset or property to which they relate, as used on the date hereof; (f) non-exclusive licenses granted with respect to Intellectual Property in the ordinary course of business; (g) liens arising under conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business; (h) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Law or to secure liability to insurance carriers; and (i) Encumbrances that will be released at or prior to the Closing; (j) the matters disclosed on Section 1.1(H) of the Seller Disclosure Letter; and (k) Encumbrances that, individually or in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the right, asset or property to which they relate, as used on the date hereof.
“Permitted Factors” shall have the meaning set forth in Section 2.7(a).
“Person” means an association, a corporation, an individual, a sole proprietorship, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

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“Personal Information” means (a) any information concerning, relating or reasonably linkable to an individual who is a past, current or prospective applicant, customer, client, employee, agent, supplier, vendor, policy owner, contract holder, insured or claimant of the Business or the In-Scope Policies, including any such individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information; (b) any other financial or insurance information reasonably related or linked to an individual, including but not limited to “nonpublic personal information” as the term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; (c) or any “personal information,” “personal data” or similar terms as defined under Privacy Laws.
“Personnel File” means the files, records, data and information that relate to the Business Employees, but only to the extent that such records pertain to (a) skill and development training, (b) seniority histories, (c) salary and benefit information as of the date hereof, (d) performance ratings from the past three (3) years, as applicable, and (e) leave records, exclusive of any protected health information, as defined under HIPAA.
“Plan of Division” means, in connection with a Division Entity, a plan of division adopted in accordance with, and pursuant to, the applicable Laws of the applicable Division Entity’s state of domicile, which plan of division shall implement the allocation of assets and liabilities set forth in Schedule 5.20(a), and, unless otherwise agreed in writing by Buyer and Seller, shall not contain any terms which (a) deviate from, are inconsistent or incompatible with, or (b) without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) are in addition to, those set forth in Section 5.20, Schedule 5.20(a) or in the form of Post-Division Stock Purchase Agreement attached hereto.
“Policies” means policies and contracts of insurance, including contracts of assumed reinsurance, together with all related declaration pages, binders, slips, certificates, endorsements, supplements, riders, agreements and amendments in connection therewith.
“Post-Division Stock Purchase Agreement” means (a) unless and until finalized and executed by the parties thereto, the form of stock purchase agreement attached hereto as Schedule 5.20(b), or (b) if and when finalized and executed pursuant to Section 5.20(b), such finalized and executed agreement.
“Pre-Closing Continuing XOL Recoverables” means all recoverable amounts due under the Continuing XOL Agreements, paid at any time on or after July 1, 2023 and prior to Closing, without regard to any set-off of liability under the Commuted XOL Agreements or any other set-off of liability between the parties thereto.
“Pre-Closing New Business Policies” means the In-Scope Policies issued, renewed or assumed by the Business Entities on or after January 1, 2024.
“Pre-Closing Taxes” has the meaning set forth in Section 9.1(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

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“Pre-Closing XOL Allowance” means twenty percent (20%) of the lesser of (a) the excess of the Pre-Closing Continuing XOL Recoverables over $33,369,000 and (b) $37,500,000.
“Primarily Related to the Business” means primarily related to or arising from, or used or held for use primarily in connection with, the Business as currently conducted by Seller and its Affiliates. For purposes of this definition, “primarily” means (a) in the case of all tangible assets and properties, that the proportionate use thereof in connection with the Business is greater than the proportionate use thereof in connection with the Excluded Businesses; (b) in the case of any Contract, that at least sixty-seven percent (67%) of the services or benefits to be provided under such Contract are provided in respect of the Business; and (c) in the case of any other intangible asset, property or right, that at least sixty-seven percent (67%) of the use of such item is in respect of the Business. Notwithstanding the foregoing, to the extent that any asset, property, Contract or right (or any group thereof) is reasonably divisible without loss of value or cost in excess of an amount that is not material with respect to the value of such asset, the portion of such asset, property, Contract or right (or group thereof) that is used in connection with the Business shall be deemed to be “Primarily Related to the Business” for purposes of this Agreement.
“Privacy Laws” means all applicable Laws regarding the Processing of Personal Information, data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, electronic communication, telephone and text message communications, and marketing by email or other channels, as well as general consumer protection laws as applied in the context of the Processing of Personal Information.
“Privacy Policies” means all published, posted, and internal written policies, procedures, agreements, and notices relating to the Business’s collection, use, storage, disclosure, protection, or other processing of Personal Information.
“Privacy Requirements” means (i) all Privacy Laws; (ii) Privacy Policies; (iii) any Contract insofar as it relates regarding the collection, use, storage, disclosure or other processing of Personal Information; and (iv) any binding industry standard or code-of-conduct insofar as it relates to the collection, use, storage, disclosure, protection, or other processing of Personal Information, including the Payment Card Industry Data Security Standard (if applicable).
“Preliminary Separation and Migration Plan” shall have the meaning set forth in Section 5.11(a).
“Process,” “Processing,” or “Processed” means any operation or set of operations performed on Personal Information or sets of Personal Information, whether or not by automated means, including without limitation collection, alteration, use, storage, disclosure, or destruction.
“Pro Forma Cashflow Calculation” means the sample calculation of the cashflow with respect to the Pre-Closing New Business Policies set forth on Schedule 1.1(c).
“Pro Forma Closing Statement” means the closing statement in the form attached hereto as Schedule 1.1(d), containing the Pro Forma LPT Balance Sheet, the rollforward

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calculations / closing statement with respect thereto, the Pro Forma New Business Balance Sheet and Income Statement and the Pro Forma Cashflow Calculation.
“Pro Forma LPT Balance Sheet” shall have the meaning set forth in Section 3.5(b).
“Pro Forma New Business Balance Sheet and Income Statement” means the sample calculation of the balance sheet and income statement for the Pre-Closing New Business Policies set forth on Schedule 1.1(e).
“Proposed Allocation Schedule” shall have the meaning set forth in Section 9.6.
“Pro Rated Bonus Period” shall have the meaning set forth in Section 5.2(i).
“Purchased Assets” shall have the meaning set forth in Section 2.1(a).
“Purchase Price” means $450,000,000.
“RBC Ratio” means, with respect to any U.S. domiciled insurance company or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100.
“Registered IP” shall have the meaning set forth in Section 3.14(b).
“Reinsurance Agreements” means the LPT Reinsurance Agreement and the New Business Reinsurance Agreement.
“Reinsured Policies” means In-Scope Policies and New Policies.
“Renewal Rights” means any Business Entity’s existing rights to (a) renew or replace any of the Reinsured Policies and (b) offer, quote, bind, administer and solicit renewals of and replacement coverages for such Reinsured Policies (subject to the right of a Business Entity to underwrite New Policies pursuant to the General Agency Agreement and Binding Authority Agreement), subject in the case of each of (a) and (b) to any Multinational and International Business and to all rights of producers and policyholders and applicable Law and, with respect to New Policies, solely to the extent the Business Entities actually have any such rights thereto.
“Representatives” means, with respect to any Person, such Person’s officers, managers, directors, employees, auditors, advisors and other agents.
“Reserves” means reserves, funds or provisions of any Business Entity, as applicable, for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses with respect to the LPT Policies.
“Restricted Person” shall have the meaning set forth in Section 5.8(b).
“Resulting Insurer (with License)” shall have the meaning set forth in the Post-Division Stock Purchase Agreement.

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“Resulting Insurer (without License)” shall have the meaning set forth in the Post-Division Stock Purchase Agreement.
“Review Period” shall have the meaning set forth in Section 2.6(d).
“SAP” means, with respect to any insurance company, the statutory accounting practices prescribed or permitted by the Insurance Regulator responsible for the regulation of insurance companies in such company’s jurisdiction of domicile, consistently applied throughout the periods involved.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the Preamble hereof.
“Seller 401(k) Plan” means the Allianz Asset Accumulation Plan, as amended from time to time.
“Seller Compensation Plan” shall have the meaning set forth in Section 5.2(i).
“Seller Confidential Information” shall have the meaning set forth in Section 5.4(f).
“Seller Disclosure Letter” means that certain Seller Disclosure Letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Fundamental Representations” shall have the meaning set forth in Section 6.1(a)(i).
“Seller Governmental Approvals” shall have the meaning set forth in Section 3.4.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(a).
“Seller Marks” means (a) “Allianz” and the Allianz logo, (b) any other Trademarks owned by Seller or its Affiliates that are used in the businesses, services, operations and activities conducted by Seller and/or its Affiliates other than the Business, and/or (c) any Trademark derived from, or incorporating, referencing, combining or similar to, any of the foregoing terms or designs.
“Seller Party” means any Affiliate of Seller that is or will be a party to this Agreement or an Ancillary Agreement.
“Seller Retained IP” means Intellectual Property of Seller or its Affiliates that is not Business IP.
“Separation” shall have the meaning set forth in the form of Transition Services Agreement attached hereto.
“Sensitive Information” shall have the meaning set forth in Section 5.7(c).

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“Seriatim File” means the files provided in folder 15.2.12 of the VDR on April 1, 2024 containing a list of the In-Scope Policies as of December 31, 2023.
“Services” shall have the meaning set forth in Section 5.9(a).
“Shared Contract” means (a) any Contract pursuant to which Seller or one or more of its Affiliates provides material services or benefits in respect of both the Business and the Excluded Business and (b) any Contract pursuant to which a Third Party provides material services or benefits to Seller or any of its Affiliates in respect of both the Business and the Excluded Business, including each Contract set forth on Section 5.21(a) of the Seller Disclosure Letter.
“Software” means any and all computer programs, applications and software (including all updates and prior versions), including any and all assemblers, applets, compilers, source code, object code, binary libraries, development tools, user interfaces, virtualization processes, hypervisors, performance and database logs and software implementations of algorithms, databases, models and methodologies (in each case, whether in source code, object code or other form or format) and all associated documentation.
“Solvent” shall have the meaning set forth in Section 4.10(b).
“Stock” means any stock of, or other type of equity ownership interest in, as applicable, a Person.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Tax” or “Taxes” means any and all federal, state, foreign or local taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, registration, stamp, goods and services, excise, net worth, toll charges, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto whether disputed or not.
“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Claim” shall have the meaning set forth in Section 9.3.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement, election or other document filed or required to be filed with any Tax

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Authority with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than Buyer, Seller or any of their respective Affiliates (including the Business Entities).
“Third-Party Administrator” means a Person who is not employed by or an Affiliate of Seller or any of its Affiliates who directly or indirectly underwrites, collects charges, collateral or premiums, or adjusts or settles claims relating to the Business on behalf of a Business Entity, but shall not include Insurance Producers.
“Third Party Consents” shall have the meaning set forth in Section 5.9(a).
“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company or reinsurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s or reinsurance company’s domiciliary state.
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, any other indicia of source or origin, all common law rights therein and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing.
“Trade Secrets” means trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, data, schematics, data compilations, algorithms, research and development, databases, customer and supplier lists, and methodologies, in each case, that derive independent economic value from not being generally known to the public.
“Transfer Taxes” means any sales, use, value added, conveyance, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording, conveyance and notarial Taxes, and similar fees, governmental charges (together with any interest, addition to Tax, and additional amount imposed in respect thereof) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements hereby.
“Transfer Balance Sheet Assets” means the amount set forth in the “Transfer Balance Sheet Assets” line item as reflected in the Pro Forma Closing Statement, Estimated Closing Statement, Initial Closing Statement, or Final Closing Statement, as applicable.
“Transferred Books and Records” means all books, documents, records, files, agreements, manuals, data, documentation and other material or information in any form or medium, including those relating to policy forms and rate filings, in the possession of Seller or its Affiliates as of the Closing Date, to the extent related to the Business (including, with respect to the Business Software, all current and prior versions thereof, related coding/support details and associated documentation and user manuals, in each case in the possession of Seller or its Affiliates as of the date hereof or as of the Closing Date and to the extent related to the Business), but excluding the Excluded Books and Records; provided that Seller and its Affiliates shall be permitted to make reasonable redactions to any Transferred Books and Records to the extent relating to the Excluded Assets, the Excluded Liabilities, the Excluded Business or, other than with respect to the Business, otherwise to the extent relating to Seller or its Affiliates.

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“Transferred Contracts” means, other than Excluded Contracts, (a) all Contracts of Seller or any Affiliate of Seller, including supplier or vendor Contracts, that are Primarily Related to the Business, including such Contracts set forth in Section 1.1(I) of the Seller Disclosure Letter, and (b) the Other Contracts; in the case of the foregoing clauses (a) and (b), as in effect immediately prior to the Effective Time.
“Transferred Emails” shall have the meaning set forth in Section 5.6(d).
“Transferred Employee” means a Business Employee who accepts a Comparable Job Offer from Buyer or one of its Affiliates in accordance with Section 5.2 and becomes employed by Buyer or one of its Affiliates.
“Transferred Investment Asset Procedures” means the procedures governing the valuation and selection of assets set forth in Section 1.1(J) of the Seller Disclosure Letter.
“Transferred Investment Assets” shall have the meaning set forth in Section 2.3(a)(iii).
“Transferred Investment Assets (New Business)” shall have the meaning set forth in Section 2.3(a)(iii).
“Transferred Investment Assets (LPT)” shall have the meaning set forth in Section 2.3(a)(i).
“Transition Committee” shall have the meaning set forth in Section 5.11(a).
“Transition Representative” shall have the meaning set forth in Section 5.11(a).
“Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date, by and between Seller and Arch Insurance Group Inc., substantially in the form attached hereto as Exhibit K, subject to being finalized in accordance with Section 5.17.
“Updated Seriatim File” shall have the meaning set forth in Section 5.13(b).
“VDR” means the “Project Sunflower” electronic data room hosted on Intralinks.com.
“WARN Act” shall have the meaning set forth in Section 5.12.
ARTICLE II

PURCHASE AND SALE
Section 2.1    Purchase and Sale of Purchased Assets; Reinsurance Transaction.
(a)    Upon the terms, and subject to the conditions, set forth herein and in the Assignment and Assumption Agreement and Bill of Sale (or, solely with respect to the Business Owned IP, the Intellectual Property Assignment), at the Closing, Seller shall, and shall cause the Seller Parties to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase,

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acquire and accept from Seller and Seller Parties, all of Seller’s and Seller Parties’ right, title and interest in, to or under all assets, properties or rights of Seller and Seller Parties that are Primarily Related to the Business (but excluding the Excluded Assets), free and clear of all Encumbrances, other than Permitted Encumbrances, and specifically including the following, some of which may be exclusively related to the Business (but excluding, in each case, the Excluded Assets) (collectively, the “Purchased Assets”):
(i)    subject to Section 5.9, the Transferred Contracts (expressly including the rights to the Business Licensed IP granted therein); provided, that Ancillary Agreement Covered Contracts shall not be transferred to Buyer, but shall remain with Seller or its applicable Affiliate and shall be subject to the terms of the applicable Reinsurance Agreement; provided, that, for the avoidance of doubt, the transfer of Renewal Rights, and any related covenants with respect to Renewal Rights in the Ancillary Agreements, do not require any additional efforts or other obligations of Seller and its Affiliates related to such Renewal Rights with respect to any Reinsured Policy once such Reinsured Policy either has renewed as a Policy issued by Buyer or any of its Affiliates or has not renewed, subject to Section 5.8(b) and Section 5.8(c); provided, further, that the foregoing shall not be deemed to limit the obligations set forth in Section 5.11(f), and; provided, further, that Contracts constituting Ancillary Agreement Covered Contracts pursuant to clause (b) of the definition thereof shall be Shared Contracts subject to Section 5.21;
(ii)    the Business Owned IP, together with (A) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, (B) all goodwill associated therewith and (C) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages;
(iii)    the Business Transferred IT;
(iv)    the Transferred Books and Records; and
(v)    the Renewal Rights; provided that, in accordance with Section 3.1(a) of the New Business Reinsurance Agreement, the transfer of Renewal Rights will not apply to any Multinational and International Business; and
(vi)    the assets set forth in Section 2.1(a)(vi) of the Seller Disclosure Letter;
subject, in each case, to any post-Closing delivery contemplated by the Transition Services Agreement and Section 5.11.

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(b)    Upon the terms and subject to the conditions set forth herein, and after the partial commutation of the AGR US Pooling Agreement contemplated by Section 5.19(a), at the Closing and effective as of the Effective Time, Seller shall cause FFIC to cede to the Reinsurers, and Buyer shall cause the Reinsurers to accept and reinsure, the Reinsured Liabilities (as defined in the Reinsurance Agreements) under the Reinsurance Agreements upon the terms and subject to the conditions set forth in the Reinsurance Agreements.
Section 2.2    Assumption of Assumed Liabilities. Upon the terms and subject to the conditions set forth herein and in the Assignment and Assumption Agreement and Bill of Sale, Buyer agrees, effective as of the Effective Time, to assume and to satisfy and discharge when due, other than (i) any Excluded Liabilities, (ii) Ancillary Agreement Assumed Liabilities (which shall be subject to the terms of the applicable Ancillary Agreement) or (iii) Liabilities arising under the Excluded Assets, the Liabilities of Seller and its Affiliates that arise or are incurred after, or, if before, to the extent relating to any period after, the Closing Date solely to the extent arising under or relating to the Purchased Assets or the Transferred Investment Assets (collectively, the “Assumed Liabilities”).
Section 2.3    Closing Payments.
(a)    At the Closing and effective as of immediately prior to the Effective Time:
(i)    Seller shall, or shall cause the applicable Business Entities to, in a manner set forth in the LPT Trust Agreements, transfer for deposit into the LPT Trust Accounts such Investment Assets selected from the Available Portfolio in accordance with the Transferred Investment Asset Procedures and valued in accordance with the Transferred Investment Asset Procedures with an aggregate Fair Market Value as of the Effective Time equal to (A) the Initial Reinsurance Premium (LPT) as reflected in the Estimated Closing Statement, minus (B) in the event that the Pre-Closing Continuing XOL Recoverables exceed $33,369,000, the Pre-Closing XOL Allowance, minus (C) the Excise Tax to be withheld and paid to the applicable Governmental Entity by Seller in accordance with Section 14.1 of the LPT Reinsurance Agreement, and minus, for the sake of operational efficiency and ease of Closing funds flow only, and notwithstanding that there will be no ceding commission with respect to the LPT Reinsurance Agreement, (D) the Purchase Price (such calculation, the “LPT Transfer Amount” and such Investment Assets, the “Transferred Investment Assets (LPT)”); provided, however, that after the Transferred Investment Assets (as defined below) are selected, Seller shall, or shall cause the applicable Business Entities to, transfer the Transferred Investment Assets into the LPT Trust Accounts and the New Business Trust Account in accordance with the allocation directed by Buyer in a notice delivered to Seller in compliance with Section 2.3(c), unless no such notice has been delivered to Seller;
(ii)    Buyer shall cause LPT Reinsurer to transfer to the LPT Trust Accounts Investment Assets such that, after giving effect to the transfer contemplated by Section 2.3(a)(i), (A) the aggregate Fair Market Value (as defined in the LPT Reinsurance Agreement) in the Statutory Trust Account (as defined in the LPT Reinsurance Agreement) as of the Effective Time is not less than the Statutory Trust

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Required Balance (as defined in the LPT Reinsurance Agreement) and (B) the aggregate Fair Market Value across both LPT Trust Accounts as of the Effective Time is not less than the Combined Required Balance (as defined in the LPT Reinsurance Agreement), in each case, as of the Effective Time, as estimated by Seller in good faith in accordance with SAP and as reflected in the Estimated Closing Statement;
(iii)    Seller shall, or shall cause the applicable Business Entities to, in a manner set forth in the New Business Trust Agreement, transfer for deposit into the New Business Trust Account such Investment Assets selected from the Available Portfolio in accordance with the Transferred Investment Asset Procedures and valued in accordance with the Transferred Investment Asset Procedures with an aggregate Fair Market Value as of the Effective Time equal to the Initial Payment (New Business) as reflected in the Estimated Closing Statement (the “Transferred Investment Assets (New Business)” and together with the Transferred Investment Assets (LPT), the “Transferred Investment Assets”); provided, however, that after the Transferred Investment Assets are selected, Seller shall, or shall cause the applicable Business Entities to, transfer the Transferred Investment Assets into the LPT Trust Accounts and the New Business Trust Account in accordance with the allocation directed by Buyer in a notice delivered to Seller in compliance with Section 2.3(c), unless no such notice has been received by Seller; and
(iv)    Buyer shall cause New Business Reinsurer to transfer to the New Business Trust Account Investment Assets such that, after giving effect to the transfer contemplated by Section 2.3(a)(iii), the aggregate Fair Market Value (as defined in the New Business Reinsurance Agreement) in the New Business Trust Account as of the Effective Time is equal to the Required Balance (as defined in the New Business Reinsurance Agreement) as of the month-end immediately prior to the anticipated Effective Time, as estimated by Seller in good faith in accordance with SAP and as reflected on the Estimated Closing Statement.
(b)    For the avoidance of doubt, notwithstanding the netting of the Purchase Price from the Initial Reinsurance Premium (LPT), which the parties agree is to be effected for the sake of operational efficiency and ease of Closing funds flow only, there is no ceding commission paid with respect to the LPT Reinsurance Agreement.
(c)    Buyer may direct, upon written notice to Seller delivered as promptly as practicable after Buyer’s receipt of the Estimated Closing Statement and in any event at least three (3) Business Days prior to the Closing Date, that Seller allocate the Transferred Investment Assets to the LPT Trust Accounts and the New Business Trust Account in a manner determined by Buyer (notwithstanding whether such Transferred Investment Assets are Transferred Investment Assets (New Business) or Transferred Investment Assets (LPT)), subject to the terms and conditions of the LPT Trust Agreements and the New Business Trust Agreement. Any Investment Assets to be transferred to any Trust Account shall be transferred in the manner set forth in the applicable Trust Agreement, free and clear of all Encumbrances (other than Permitted Encumbrances (solely with respect to clauses (b) and (i) of the definition thereof) and Encumbrances created under the Reinsurance Agreements and the Trust Agreements). All third-

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party costs or expenses incurred (whether prior to, on or following the Closing Date), including reasonable attorneys’ fees, in connection with the transfers of assets to the LPT Trust Accounts, New Business Trust Account or the Reinsurers (including any re-registrations or re-titling thereof) as contemplated by Section 2.3(a) shall be borne by the party required to make such transfer.
Section 2.4    Closing.
(a)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Eversheds Sutherland (US) LLP, 700 Sixth Avenue NW, Suite 700, Washington, DC 20001, at 10:00 a.m., Eastern time (or such other place as the parties may agree in writing, including via the exchange of documents and signatures remotely), (a) on the date that is the first Business Day of the calendar month immediately following the calendar month in which all of the conditions set forth in Article VI have been satisfied or, to the extent permitted under Law, waived (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permitted under Law, waiver, of those conditions) (the “Condition Satisfaction”); provided, however, that if the Condition Satisfaction occurs less than five (5) Business Days prior to the first Business Day of the month immediately following the calendar month in which the Condition Satisfaction occurs, then the Closing shall take place on the date that is the first Business Day of the second calendar month following the calendar month in which the Condition Satisfaction occurs, or (b) on any other date as the parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
(b)    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, Investment Assets to the LPT Trust Accounts and the New Business Trust Account in accordance with Section 2.3 and shall deliver, or cause to be delivered, to Buyer:
(i)    the certificate provided for in Section 6.1(a)(iii);
(ii)    a duly executed Form W-9 for each Seller and each Business Entity;
(iii)    counterparts of each Ancillary Agreement to which Seller or any Affiliate of Seller is a party, each duly executed on behalf of Seller or such Affiliate of Seller; and
(iv)    such other agreements, documents, certificates or other instruments as are contemplated by this Agreement or the Ancillary Agreements to be executed and delivered by Seller or its Affiliates on or prior to the Closing Date.
(c)    Deliveries by Buyer. At the Closing, Buyer shall deliver Investment Assets to the LPT Trust Accounts and the New Business Trust Account in accordance with Section 2.3 and shall deliver, or cause to be delivered, to Seller:
(i)    the certificate provided for in Section 6.2(a)(iii);
(ii)    counterparts of each Ancillary Agreement to which Buyer or any Affiliate of Buyer is a party, each duly executed on behalf of Buyer or such Affiliate of Buyer, and, with respect to Ancillary Agreements to which a trustee or custodial bank is a

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party, each such Ancillary Agreement duly executed on behalf of such trustee or custodial bank; and
(iii)    such other agreements, documents, certificates or other instruments as are contemplated by this Agreement or the Ancillary Agreements to be executed and delivered by Buyer or its Affiliates on or prior to the Closing Date.
Section 2.5    Proceedings at the Closing. Except as otherwise expressly provided herein, all proceedings to be taken, documents to be executed and delivered, payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and no such proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
Section 2.6    Closing and Post-Closing Statements.
(a)    Seller shall deliver to Buyer, no later than five (5) Business Days prior to the Closing Date, an updated version of the Pro Forma Closing Statement estimated as of the anticipated Effective Time or the month-end immediately prior to the anticipated Effective Time (the “Estimated Closing Statement”), which shall be prepared in good faith and in accordance with the Accounting Principles, and which shall (i) set forth Seller’s estimate of the LPT Transfer Amount for the LPT Reinsurance Agreement, and the Initial Payment (New Business) for the New Business Reinsurance Agreement, calculated in accordance with the Accounting Principles, in each case, as of the anticipated Effective Time or the month-end immediately prior to the anticipated Effective Time and (ii) be accompanied by (A) a list of the assets to be transferred pursuant to Section 2.3(a)(i) and (iii), which assets shall be selected and valued in accordance with the Transferred Investment Asset Procedures, and such list shall specify the Fair Market Value of each such asset as of the date of delivery of the Estimated Closing Statement, determined in accordance with the Transferred Investment Asset Procedures and (B) reasonable information and detail to support the calculation of the amounts set forth therein.
(b)    Following delivery of the Estimated Closing Statement, Seller shall, and shall direct its Affiliates and its and their respective Representatives to, provide Buyer and its Representatives reasonable access to copies of the work papers and other books and records of Seller and its Affiliates that are relevant to the Estimated Closing Statement as may be reasonably requested by Buyer for purposes of its and its Representatives’ review of the Estimated Closing Statement, and Seller shall consider in good faith any reasonable comments Buyer provides to Seller at least two (2) Business Days prior to the anticipated Closing Date with respect to the Estimated Closing Statement and, if applicable, the Estimated Closing Statement, as Seller may revise in response to any such reasonable comments, shall thereafter be deemed the Estimated Closing Statement for all purposes hereunder; provided, however, that no advisors of Seller or its Affiliates will be obligated to make any work papers available to Buyer or its Representatives except in accordance with such advisors’ normal disclosure procedures and then only after Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such advisors. For the avoidance of doubt, if Seller does not so revise the Estimated Closing Statement, then the Estimated Closing Statement delivered by Seller to Buyer shall be the Estimated Closing Statement for all purposes hereunder.

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(c)    Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer an updated version of the Pro Forma Closing Statement as of the Effective Time (the “Initial Closing Statements”), which shall be prepared in good faith and in accordance with the Accounting Principles, and which shall (i) set forth Seller’s calculation of the LPT Transfer Amount for the LPT Reinsurance Agreement and the Initial Payment (New Business) for the New Business Reinsurance Agreement, in each case, as of the Effective Time, and (ii) be accompanied by (A) a list of the assets transferred at the Closing pursuant to Section 2.3(a)(i) and (iii) which list shall specify the Fair Market Value of each such asset as of the Effective Time determined in accordance with the Transferred Investment Asset Procedures and (B) reasonable information and detail to support the calculation of the amounts set forth therein. In connection with Seller’s preparation of the Initial Closing Statement, Buyer shall, and shall cause its Affiliates to, make reasonably available to Seller during normal business hours any Transferred Employees that may be knowledgeable about the information used in, or the preparation of, the Estimated Closing Statement prior to the Closing in order to respond to the reasonable inquiries of Seller.
(d)    During the one hundred and twenty (120) day period immediately following Buyer’s receipt of the Initial Closing Statement (the “Review Period”), Seller shall, and shall direct its Affiliates and its and their respective Representatives to, provide Buyer and its Representatives reasonable access to copies of the work papers and other books and records of Seller and its Affiliates that are relevant to the Initial Closing Statement as may be reasonably requested by Buyer for purposes of its and its Representatives’ review of the Initial Closing Statement; provided, however, that no advisors of Seller or its Affiliates will be obligated to make any work papers available to Buyer or its Representatives except in accordance with such advisors’ normal disclosure procedures and then only after Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such advisors. During the Review Period, Seller shall, and shall cause its Affiliates to, make reasonably available to Buyer during normal business hours any Representatives of Seller and its Affiliates that may be knowledgeable about the information used in, or the preparation of, the Initial Closing Statement.
Section 2.7    Reconciliation of Estimated Closing Statement; Adjustment.
(a)    Buyer shall notify Seller in writing (such notice, the “Notice of Disagreement”) prior to the expiration of the Review Period if Buyer disagrees with the Initial Closing Statement. The Notice of Disagreement shall set forth in reasonable detail (i) the basis for such dispute, (ii) the amounts involved and (iii) Buyer’s determination of such disputed amounts; provided, that Buyer may only submit a Notice of Disagreement if the amounts to be disputed by Buyer exceed $100,000 in the aggregate. If no Notice of Disagreement is received by Seller prior to the expiration of the Review Period, then the Initial Closing Statement shall be deemed to have been accepted by Buyer and shall become final and binding upon the parties hereto in accordance with Section 2.7(e). Matters included in the calculations in the Initial Closing Statement to which Buyer does not object in the Notice of Disagreement shall be deemed accepted by Buyer (except to the extent such matters relate to matters that are disputed in the Notice of Disagreement), and shall not be subject to further dispute or review. Matters as to which Buyer may submit the Notice of Disagreement in respect of the Initial Closing

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Statement shall be limited to (i) that such Initial Closing Statement was not prepared in accordance with Section 2.6, the Accounting Principles or the Transferred Investment Assets Procedures (including, for the avoidance of doubt, with respect to selection and valuation of the Transferred Investment Assets) and (ii) any arithmetic error in the line items or calculations set forth therein (clauses (i) through (ii) being the “Permitted Factors”).
(b)    During the twenty (20) Business Days immediately following the delivery of the Notice of Disagreement (the “Consultation Period”), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, during the Consultation Period, Seller and Buyer mutually agree upon any matters set forth in the Notice of Disagreement, they shall signify such agreement in a writing signed by both such parties.
(c)    If, at the end of the Consultation Period, Seller and Buyer have not resolved one or more differences with respect to the matters specified in the Notice of Disagreement, Seller and Buyer shall submit such matters that remain in dispute with respect to the Notice of Disagreement to the Independent Accounting Firm (each a “Disputed Item”). At the time of the submission of the Disputed Items to the Independent Accounting Firm, each of Seller and Buyer shall submit to the Independent Accounting Firm a written statement setting forth in reasonable detail their respective positions with respect to the Disputed Items. Seller and Buyer shall also have the opportunity to submit a written response to the other party’s written statement to the Independent Accounting Firm, no later than twenty (20) days following the date of receipt of such other party’s initial written statement. The failure of either such party to timely deliver its initial written statement or response to such other party’s initial written statement shall constitute a waiver of such party’s right to submit the same, unless the Independent Accounting Firm determines otherwise. During the review by the Independent Accounting Firm, each of Buyer and Seller and their respective accountants will make available to the Independent Accounting Firm individuals, information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under this Section 2.7(c) and Section 2.7(d); provided, however, that Seller’s and Buyer’s respective accountants and auditors shall not be obligated to make any work papers available to the Independent Accounting Firm or to the other party hereto except in accordance with such accountants’ or auditors’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or auditors. In acting under this Agreement, the Independent Accounting Firm shall act as experts in accounting and not as arbitrators. All written communications to or from the Independent Accounting Firm, on the one hand, and Seller or Buyer (or any of their respective Representatives), on the other hand, shall be delivered simultaneously to Seller and Buyer, as applicable. The parties hereto acknowledge and agree that (i) the review by and determinations of the Independent Accounting Firm shall be limited to, and only to, the Disputed Items specified in the Notice of Disagreement and (ii) the determinations by the Independent Accounting Firm shall be based solely on (A) such written statements submitted by Seller and Buyer and the information and documents (including work papers) provided to the Independent Accounting Firm which form the basis for Seller’s and Buyer’s respective positions and (B) the Permitted Factors, and not on the basis of an independent review.

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(d)    With respect to each Disputed Item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Notice of Disagreement or by Seller in the Initial Closing Statement, with respect to such Disputed Item, nor shall any adjustment to any item in the Initial Closing Statement be made unless such adjustment arises from a Permitted Factor. Seller and Buyer shall instruct the Independent Accounting Firm to (i) make a final determination only in respect of the Disputed Items and, after adjustment therefor, the resulting LPT Transfer Amount and Initial Payment (New Business) and the resulting value of the Transferred Investment Assets and (ii) deliver such determination to such parties within thirty (30) Business Days after such submission, which determination shall be binding on the parties hereto and shall not be subject to appeal (absent manifest or mathematical error); provided that the failure of the Independent Accounting Firm to deliver its written decision within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. The closing statement that is final and binding on the parties hereto, as determined either through (A) Buyer’s failure to timely submit a Notice of Disagreement pursuant to Section 2.7(a), (B) the mutual agreement of the parties hereto pursuant to Section 2.7(b) or (C) through the action of the Independent Accounting Firm pursuant to this Section 2.7(d), is referred to as the “Final Closing Statement”. The cost of, and expenses associated with, the Independent Accounting Firm’s review and determination arising in connection with this Section 2.7 shall be borne by Buyer and Seller in such proportion to reflect the relative amount of each party’s determination that has been modified pursuant to the Independent Accounting Firm’s report. For example, if Buyer claims in the Notice of Disagreement that it is entitled to an adjustment payment of $100,000, but the Independent Accounting Firm determines that Buyer has a valid claim for only $30,000, then Buyer shall bear 70% of the fees, costs and expenses of the Independent Accounting Firm, and Seller shall bear the other 30% of such fees, costs and expenses.
(e)    Not later than three (3) Business Days after the Final Closing Statement becomes final and binding on the parties hereto, as determined either through agreement of the parties hereto pursuant to Section 2.7(a) or Section 2.7(b) or through the action of the Independent Accounting Firm, pursuant to Section 2.7(d):
(i)    with respect to the LPT Reinsurance Agreement:
(1)    if the result of (x) the LPT Transfer Amount as finally determined, exceeds the aggregate Fair Market Value of the applicable Transferred Investment Assets (LPT) as of the Effective Time as finally determined, Seller shall transfer to the LPT Trust Accounts, by wire transfer of immediately available funds, an amount equal to such difference together with interest thereon from the Closing Date to the date of payment at the Interest Rate; or
(2)    if the result of (x) the LPT Transfer Amount as finally determined, is less than the aggregate Fair Market Value of the applicable Transferred Investment Assets (LPT) as of the Effective Time as finally determined, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the absolute value of such difference together with interest thereon from the Closing Date to the date of payment at the Interest Rate; and
(ii)    With respect to the New Business Reinsurance Agreement:

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(1)    if the Initial Payment (New Business) as finally determined exceeds the aggregate Fair Market Value of the applicable Transferred Investment Assets (New Business) as of the Effective Time as finally determined, Seller shall transfer to the New Business Trust Account, by wire transfer of immediately available funds, an amount equal to such difference together with interest thereon from the Closing Date to the date of payment at the Interest Rate; or
(2)    if the Initial Payment (New Business) as finally determined is less than the aggregate Fair Market Value of the applicable Transferred Investment Assets (New Business) as of the Effective Time as finally determined, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the absolute value of such difference together with interest thereon from the Closing Date to the date of payment at the Interest Rate.
It is being understood that, notwithstanding anything in this Agreement to the contrary, any refund or credit of Excise Taxes withheld from the payment of the Initial Reinsurance Premium (LPT) pursuant to this Agreement shall be the property of the LPT Reinsurer. To the extent the adjustments in Section 2.7(e)(i) result in a refund of the Initial Reinsurance Premium (LPT), in an overpayment of Excise Tax withheld from the payment of the Initial Reinsurance Premium (LPT), or otherwise result in Seller or its Affiliates being entitled to a refund or credit of Excise Tax, Seller shall, or shall cause its applicable Affiliate to, as soon as reasonably practicable but in no event later than fifteen (15) days after the Final Closing Statement becomes final and binding pursuant to this Section 2.7(a), file with the IRS a request for a refund of the portion of the Excise Tax withheld from the Initial Reinsurance Premium (LPT) pursuant to Section 2.3(a)(i) allocable to such adjustments or the portion of the Initial Reinsurance Premium (LPT) so refunded and shall cooperate with the Buyer and take all other actions necessary to obtain such refund. Seller shall or shall cause its applicable Affiliate to pay the Excise Tax refund to the LPT Reinsurer within ten (10) days of its receipt of such refund. Notwithstanding the foregoing, if Seller or any of its Affiliates can credit or offset any such Excise Taxes against other Excise Taxes payable by Seller or any of its Affiliates (to be determined by Seller in good faith), Seller shall promptly pay any such Excise Taxes to the LPT Reinsurer and only file a request for a refund for the balance of such Excise Taxes.
(f)    Notwithstanding anything to the contrary contained herein, any payments under this Section 2.7 shall be treated as adjustments to the Purchase Price for any Tax purposes, except as otherwise required by applicable Law.
Section 2.8    Tax Withholding. Notwithstanding any provision herein to the contrary, Buyer (and any of its Affiliates or agents) shall be entitled to deduct or withhold Taxes from the Purchase Price and any other payment pursuant to this Agreement only as required by applicable Law. If Buyer (or the applicable agent) determines that an amount is required to be deducted or withheld from any payment to Seller, Buyer shall use its reasonable best efforts to provide written notice to Seller prior to making any such deduction or withholding and provide Seller an opportunity to deliver any forms, certificates, or other documentation to reduce or eliminate any such deduction or withholding; provided that the foregoing sentence shall not apply in the case of any deduction or withholding from any compensatory payments under applicable Law or as a

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result of a failure to deliver the certificate described in Section 2.4(b)(ii). To the extent that any amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding section or subsections of the Seller Disclosure Letter (it being understood that any matter disclosed in the Seller Disclosure Letter shall be deemed disclosed with respect to any Section of this Article III to which the relevance of such matter is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be made only as of such specific date):
Section 3.1    Due Organization and Good Standing. Each of Seller and each of the Seller Parties (a) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) is duly qualified as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (c) has the requisite corporate or other entity power and authority to own, lease or otherwise hold its assets and to operate its business as now conducted, except, in the case of clause (b) where the failures to be in good standing or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authorization of Transaction.
(a)    Each of Seller and each Seller Party has all requisite corporate or other entity power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Seller Party of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by such parties of the transactions contemplated hereby and thereby, have been and, in the case of the Ancillary Agreements, will be at Closing, duly and validly authorized by all necessary corporate action on the part of Seller and the Seller Parties and no other corporate proceedings on the part of Seller or any such Seller Party are or, in the case of the Ancillary Agreements, will be, necessary to authorize the execution, delivery and performance by Seller or any Seller Party of this Agreement or the Ancillary Agreements to which it is or will be a party, or to consummate the transactions contemplated hereby or thereby.
(b)    This Agreement has been, and upon execution and delivery of the Ancillary Agreements to which Seller and each Seller Party is or will be a party, such Ancillary Agreements will be, duly executed and delivered by Seller and each Seller Party that is a party thereto, and this Agreement constitutes, and upon execution and delivery of the Ancillary

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Agreements to which Seller and each Seller Party is or will be a party, such Ancillary Agreements will constitute (assuming due authorization, execution and delivery by each party other than Seller and each Seller Party to this Agreement and such Ancillary Agreement), the legal, valid and binding obligation of Seller and each Seller Party, in each case enforceable against each party thereto in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors of insurance companies or of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Bankruptcy and Equity Exceptions”)).
Section 3.3    Purchased Assets; Sufficiency; Underwriting Guidelines; Seriatim File.
(a)    Seller and the applicable Seller Parties hold good and valid title to, or have valid leases, licenses or rights to use, as applicable, all of the tangible Purchased Assets, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances. Upon the Closing, and assuming that Buyer has the requisite power and authority to be the lawful owner of such Purchased Assets, upon the delivery of and payment for the tangible Purchased Assets at the Closing as herein provided, Buyer will be vested with good and valid title in and to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    Subject to the renewal rights and fronting structure contemplated by this Agreement, the Scheduled Services (as defined in the form of Transition Services Agreement attached hereto), and the other Ancillary Agreements (under which Buyer and its Affiliates do not as of the date hereof and will not as of Closing have the existing Business Entities’ approved rate and form filings), and except as set forth in Section 3.3(b) of the Seller Disclosure Letter, the Purchased Assets, the Transferred Investment Assets and the Transferred Employees and the other assets, rights, properties, employees and services made available to Buyer or its Affiliates pursuant to this Agreement or the Ancillary Agreements (but excluding any Additional Services (as defined in form of Transition Services Agreement attached hereto)) will, in the aggregate, as of Closing, comprise all of the assets, rights, properties, employees and services that are necessary to permit Buyer and its Affiliates to operate the Business immediately following the Closing Date in substantially the same manner as the Business is operated as of the date hereof.
(c)    Representative samples of the underwriting guidelines utilized by the applicable Business Entities with respect to the In-Scope Policies has been made available to Buyer prior, and no underwriting guidelines utilized by the applicable Business Entities with respect to the In-Scope Policies is inconsistent with such samples in any material respect. Seller and the Business Entities maintain procedures reasonably designed to provide reasonable assurance that the In-Scope Policies have been issued in compliance in all material respects with the underwriting guidelines utilized by the applicable Business Entity with respect to such In-Scope Policies. The Policies included in the Seriatim File were issued, renewed or assumed, as applicable, in all material respects in accordance with applicable Law. The Seriatim File contains substantially all of the LPT Policies as of December 31, 2023 and does not include any Policies with respect to any Excluded Lines of Business or Excluded Accounts. When delivered pursuant to Section 5.13, the Updated Seriatim File will include substantially all of the LPT Policies as of

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the Closing Date and will not include any Policies with respect to any Excluded Lines of Business or Excluded Accounts.
Section 3.4    Governmental Approvals. No filing or registration with, notification to, or authorization, consent, license or approval of, any Governmental Entity is required to be obtained or made by Seller, a Business Entity or a Seller Party in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, a Business Entity or a Seller Party (collectively, the “Seller Governmental Approvals”), except for (a) the Seller Governmental Approvals set forth in Section 3.4 of the Seller Disclosure Letter, (b) the Seller Governmental Approvals under applicable United States competition and antitrust Laws, including the HSR Act, (c) any Seller Governmental Approvals that become applicable solely as a result of matters specifically related to Buyer or its Affiliates (as opposed to any other Third Party) and (d) such other Seller Governmental Approvals that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect should Seller, a Business Entity or a Seller Party (as applicable) fail to make or obtain them. For the avoidance of doubt, this Section 3.4 does not address the Post-Division Stock Purchase Agreement or the transactions contemplated thereby.
Section 3.5    Financial Statements.
(a)    Seller has made available to Buyer true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the annual statutory statement of each of Business Entity as of and for the annual periods ended December 31, 2021 and 2022, in each case, as filed with the Insurance Regulator of the State of California, Illinois or Missouri, as applicable, and (ii) the quarterly statutory statement of each Business Entity as of and for the quarterly period ended June 30, 2023, as filed with the Insurance Regulator of the State of Illinois or Missouri, as applicable. The Financial Statements of each such Business Entity were derived from the books and records of the Business Entities, have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and fairly present, in all material respects, the statutory financial position, capital and surplus and the results of operations of the Business Entities as of the respective dates and for the respective periods referred to in the Financial Statements, subject, in the case of the quarterly financial statements as of June 30, 2023, to normal recurring year-end adjustments, and take into account the FFIC Pooling Agreement and the AGR US Pooling Agreement. Since January 1, 2021, each Business Entity has timely filed all annual and quarterly Financial Statements, each together with all exhibits, amendments, interrogatories, schedules and notes thereto and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Governmental Entity of each jurisdiction in which such Business Entity is licensed, authorized, domiciled, commercially domiciled or eligible on forms prescribed or permitted by such Governmental Entity. The Financial Statements complied in all material respects with all applicable Laws when filed or submitted, and no material deficiency or violation has been asserted by any Governmental Entity in regard to the Financial Statements that has not been cured or otherwise resolved to the material satisfaction of such Governmental Entity prior to the date hereof. Section 3.5(a) of the Seller Disclosure Letter sets forth a complete list of all permitted accounting practices used by the Business Entities with respect to the Business in the preparation of the Financial Statements.

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(b)    Section 3.5(b)(i) of the Seller Disclosure Letter sets forth a pro forma balance sheet with respect to the LPT Policies, specifically including the Transfer Balance Sheet Assets, as of June 30, 2023 (the “Pro Forma LPT Balance Sheet”), and Section 3.5(b)(ii) of the Seller Disclosure Letter sets forth the adjustments to the Pro Forma LPT Balance Sheet that would be necessary to make the representation and warranty in the immediately following sentence accurate with respect to the line items “Outstanding Reserves for Loss and ALAE, Net”, “Reserves for IBNR, Net” and “Reserves for ULAE, Net” in the Pro Forma LPT Balance Sheet. Except as set forth in Section 3.5(b)(ii) of the Seller Disclosure Letter, as of the date hereof the Pro Forma LPT Balance Sheet was, and as of the date of delivery of the Updated Pro Forma LPT Balance Sheet and as of the Closing Date, the Updated Pro Forma LPT Balance Sheet will have been, derived from the applicable books and records of the Business Entities and Seller and present fairly (i) (A) the Liabilities that would constitute “Reinsured Liabilities” under the LPT Reinsurance Agreement and (B) assets that would be included in the line items “receivables from policyholders”, “receivables from agents / intermediaries”, “receivables from assumed business”, “reinsurance receivables – recoverables” and “reinsurance receivables – XOL” on a balance sheet with respect to the LPT Policies, in each of clauses (A) and (B), as of June 30, 2023, in accordance with SAP and (ii) assets that would be included in the line item “deferred acquisition cost, net” on a balance sheet with respect to the LPT Policies, as of June 30, 2023, in accordance with GAAP.
(c)    Notwithstanding anything in this Agreement to the contrary, neither this Section 3.5 nor anything else in this Agreement shall constitute a representation or warranty to the effect that Reserves reflected in the Pro Forma LPT Balance Sheet will be sufficient or adequate for the purposes for which they were established.
(d)    Seller or the Business Entities have established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of the financial reporting of the Business Entities and the preparation of the statutory financial statements of the Business Entities (including the Financial Statements) for external purposes in accordance with SAP. There are no material weaknesses or significant deficiencies, and there have not been any such material weaknesses or significant deficiencies since December 21, 2022, in the internal controls over the financial reporting of Seller with respect to the Business Entities that remains unremediated.
(e)    Except (i) for Liabilities and obligations disclosed or reserved against in the against in the Pro Forma LPT Balance Sheet, (ii) for Liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2023, (iii) as set forth in Section 3.5(e) of the Seller Disclosure Letter, (iv) for Liabilities and obligations incurred in connection with the transactions contemplated hereby, since June 30, 2023, (v) for Liabilities that would not, individually or in the aggregate, be material to the Business, (vi) with respect to Reserves and (vii) for Liabilities comprising Excluded Liabilities, there are no liabilities or obligations of the Business that would be required to be disclosed, reflected or reserved for on any balance sheet of a Business Entity prepared in accordance with SAP with respect to the Business.
(f)    The books and records of Seller and the Business Entities relating to the Business have been maintained in all respects in accordance with applicable Law and are in

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material compliance with all applicable record keeping requirements set forth in the terms of the In-Scope Policies.
Section 3.6    No Conflict or Violation. Assuming all Governmental Approvals described in Section 3.4 or Section 4.3 or listed in Section 3.4 of the Seller Disclosure Letter or Section 4.3 of the Buyer Disclosure Letter have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Seller, any Business Entity and any Seller Party of, and the consummation by Seller, any Business Entity and any Seller Party of the transactions contemplated by, this Agreement and the Ancillary Agreements to which Seller, any Business Entity or any Seller Party is or will be a party do not and will not (immediately or with notice of lapse of time or both) (a) violate or conflict with any Law or agreement with, or condition imposed by, any Governmental Entity applicable to Seller, any Business Entity, any Seller Party or the Business, or by which any property, asset or right of Seller, any Business Entity, any Seller Part or the Business is bound or affected; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under (or event which, with the giving of notice or lapse of time or both would become a default), or result in the acceleration of, or create in any party the right to terminate, any Material Contract, Assumed Reinsurance Agreement, Ceded Reinsurance Agreement or Transferred Contract; (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any provision of any Contract to which Seller or any of its Affiliates is a party or by which its assets or properties are otherwise bound, in each case with respect to the Business, or any Law or Order applicable to Seller or its Affiliates; (d) violate the constituent organizational documents of Seller, any Business Entity or any Seller Party; or (e) result in the cancellation, modification, revocation or suspension of any Permit held by Seller, the Business Entities or any Seller Party or used in the Business; except, in the case of the foregoing clause (a), (b), (c) and (e), as would not, individually or in the aggregate, reasonably be expected to (x) be material to the Business or (y) materially impair or delay the ability of Seller, any Business Entity or any Seller Party to consummate the transactions contemplated by, or perform its obligations under, this Agreement or the Ancillary Agreements to which it is a party.
Section 3.7    Legal Proceedings. There are no (a) Actions (other than relating to claims under In-Scope Policies arising in the ordinary course of business and within applicable policy limits) pending or, to the Knowledge of Seller, threatened in writing against Seller or any of the Business Entities arising out of, relating to or in connection with the Business or (b) any Orders imposed upon Seller, any Business Entity or any Seller Party, in each case, that (i) would reasonably be expected to be material to the Business, (ii) would reasonably be expected to materially impair or delay the ability of Seller, any Business Entity or any Seller Party to consummate the transactions contemplated by, or perform its obligations under, this Agreement or the Ancillary Agreements to which it is a party or (iii) question the validity of, or seek injunctive relief with respect to, this Agreement or any Ancillary Agreement or the right of Seller, any Business Entity or any Seller Party to enter into, consummate the transactions contemplated by or perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.
Section 3.8    Absence of Certain Changes. Except as otherwise set forth on Section 3.8 of the Seller Disclosure Letter, since December 31, 2022 through the date of this Agreement,

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(a) the Business Entities (and, solely to the extent relating to the Business, Seller and its Affiliates, as applicable) have conducted the Business in the ordinary course consistent with past practice and (b) there has not occurred any event or event, change, circumstance, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2022 through the date of this Agreement, none of Seller, the Business Entities or any Seller Party has taken any action or failed to take any action that would have required Buyer’s consent under Section 5.1(a) had such action or omission occurred during the period from the date hereof to the Closing.
Section 3.9    Labor.
(a)    (i) No labor strike, lockout or material work stoppage is pending or, to the Knowledge of Seller, threatened against the Business, and Seller and its Affiliates have not experienced any labor strike, lockout or material work stoppage relating to the Business or any Business Employees; (ii) to the Knowledge of Seller, no Business Employee has filed any pending arbitration, lawsuit or administrative proceeding against Seller or any of its Affiliates; (iii) none of Seller or its Affiliates is a party to or bound by a collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization, in each case, with respect to the Business Employees; (iv) no labor union represents any Business Employees with respect to their employment in the Business; and (v) to the Knowledge of Seller, no union organizing activities or proceedings of any labor union, works council or similar employee or labor organization are directed at Seller or any of its Affiliates with respect to Business Employees are pending or threatened.
(b)    There is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Business, any Business Employee or any former employee of the Business, and there are no charges with respect to or relating to the Business or any Business Employee pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.
(c)    Section 3.9(c)(i) of the Seller Disclosure Letter sets forth a true and correct list of each Business Employee as of the date of this Agreement (the “Business Employee List”), and for each such Business Employee, as applicable, each of the following: name or unique identifier, title or position and number of years (or months) in such position since April 30, 2021, employing entity, work location, full-time or part-time status, whether such individual is classified as exempt or nonexempt under applicable wage and hour Laws, accrued vacation, hire date (and adjusted service date), current rate of hourly wage or salary and hourly wage or salary rate for the past two (2) years, current target cash and equity bonus, commission, or other incentive opportunity, and actual cash, equity bonus, commission or other incentive actually paid or granted during the past two (2) years. Section 3.9(c)(ii) of the Seller Disclosure Letter sets forth (i) a true and correct list of each individual independent contractor who provides services to the Business, and (ii) a description of the services (other than services provided under the Transition Services Agreement) currently provided to the Business by employees of Seller or its Affiliates who are not Business Employees. No Business Employee, other than, to the extent applicable, any employee employed by Allianz Services (India) resides or is working outside of the United States. For the avoidance of doubt, the Business Employee List includes each employee of Seller or its Affiliates in a managerial position who devotes (or has devoted at any

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time in the last twelve (12) months) substantially all of their working time to the Business (other than any individual employed by Allianz Services (India) and Allianz Technology of America, Inc.).
(d)     Seller and its Affiliates are and have been, with respect to the Business Employees and any former employees of the Business, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration and Form I-9 verification, and the collection and payment of withholding and/or social security Taxes. No Business Employee or former employee of the Business has a pending claim for unpaid compensation or employee benefits, including overtime amounts.
(e)    Since January 1, 2021, (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination with respect to any Business Employee, any former employee of the Business or otherwise relating to the Business have been made known to Seller or its Affiliates, initiated, filed or, to the Knowledge of Seller, threatened against Seller or its Affiliates or any Business Employee, former employee of the Business or other service provider of the Business, (ii) to the Knowledge of Seller, no incidents of any such sexual harassment or illegal retaliation or discrimination have occurred, and (iii) none of Seller or its Affiliates has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Business Employee, any former employee of the Business or otherwise relating to the Business.
(f)    To the Knowledge of Seller, no current Business Employee is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Business Employee’s best efforts to promote the interests of the Business or that would materially conflict with the Business as currently conducted. Except as otherwise disclosed on Section 3.9(f) of the Seller Disclosure Letter, to the Knowledge of Seller, as of the date of this Agreement, no current Business Employee, or group of Business Employees, intends to terminate his, her or their employment or engagement with Seller or its Affiliates, and as of the date of this Agreement, Seller and its Affiliates do not have a present intention to terminate the employment or engagement of any of the foregoing.
Section 3.10    Taxes.
(a)    All Tax Returns required to be filed by, on behalf of or with respect to the Purchased Assets and the Business have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable with respect to the Business and the Purchased Assets, whether or not shown on any Tax Return, have been duly and timely paid in full.
(b)    There are no Encumbrances for Taxes on any of the Purchased Assets, other than Permitted Encumbrances.

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(c)    Seller and the Seller Parties have complied with all applicable Laws relating to withholding of Taxes and Tax information reporting with respect to the Business and Purchased Assets, and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over with respect to the Business.
(d)    No Taxes with respect to the Purchased Assets or the Business are under audit, suit, proceeding, claim, investigation, examination or other proceeding by any Tax Authority, and no Tax Authority has asserted, proposed, assessed, claimed or threatened in writing any deficiency or adjustment with respect to Taxes relating to the Purchased Assets or the Business, which has not been fully resolved.
(e)    No claim has been made by a Tax Authority in a jurisdiction where Seller or the Seller Parties do not file Tax Returns with respect to Business or the Purchased Assets that Seller or the Seller Parties are or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(f)    None of the Purchased Assets is a “United States real property interest” as defined in Section 897(c) of the Code.
(g)    No waiver or extension of any statute of limitations relating to Taxes with respect to the Business or the Purchased Assets that remains in effect has been granted or requested.
Section 3.11    Compliance With Law.
(a)    Since January 1, 2021, the Business has been operated, and each of Seller, the Business Entities and each Seller Party, in each case, solely with respect to the Business, has been, in compliance with all applicable Laws in all material respects. Since January 1, 2021, none of Seller or any of its Affiliates nor, to the Knowledge of Seller, any of the Business Entities’ Representatives, or other Persons associated with or acting on behalf of the Business Entities has (i) received any written or, to the Knowledge of Seller, oral notice from any Governmental Entity or (ii) filed with, or otherwise provided to, any Governmental Entity any written or oral notice regarding, in each case, any material violation of applicable Law by Seller or any Affiliate of Seller with respect to the Business.
(b)    Except as set forth on Section 3.11(b) of the Seller Disclosure Letter, there are no written material agreements, memoranda of understanding, commitment letters or similar material undertakings that relate to the Business binding on a Business Entity or to which a Business Entity is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, nor any material Orders by, or material supervisory letters or cease-and-desist Orders that relate to the Business from, any Governmental Entity, nor has any Business Entity (i) been required by any Governmental Entity to adopt any policy, procedure or board or stockholder resolution that relates to the Business other than any such policy, procedure or resolution that is generally required under applicable Law or (ii) been advised in writing or, to the Knowledge of Seller, orally by any Governmental Entity that it is contemplating issuing or requesting any of the foregoing with regard to the Business.
Section 3.12    Privacy and Data Protection.
(a)    The operation of the Business complies and, since January 1, 2021, has complied with Privacy Requirements.

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(b)    The Business has implemented and maintains physical, technical, and administrative safeguards, compliant with Privacy Requirements, that are reasonably designed to (i) protect the operation, confidentiality, integrity, accessibility, and security of Personal Information stored, collected, or otherwise processed by or on behalf of the Business and the Information Technology on which such Personal Information is Processed, and (ii) identify and alert the Business to, and permit response to, any Data Breach experienced by the Business.
(c)    Since January 1, 2021, the Business has not experienced a Data Breach that would require notification to regulators, law enforcement, Governmental Entity, customers, consumers, or other affected parties under Privacy Laws.
(d)    The Business has made all required registrations and notifications in accordance with Privacy Requirements, and all such registrations and notifications are current, complete, and accurate in all material respects.
(e)    Since January 1, 2021, the Business has not received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Requirement, and the Business is not, to the Knowledge of Seller, under investigation by any Governmental Entity, law enforcement, or other party for any actual or potential violation of any Privacy Requirement. Since January 1, 2021, the Business has not been served or threatened with any notice, complaint, claim, inquiry, audit, enforcement action, or litigation related to any alleged potential or actual violation of a Privacy Requirement.
(f)    The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein shall not cause, constitute, or result in any breach or violation of a Privacy Requirement.
Section 3.13    Employee Benefit Plans.
(a)    Section 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of all material Employee Benefit Plans. Seller has provided or made available to Buyer, with respect to each material Employee Benefit Plan, as applicable, (i) a copy or summary of all of the material terms of the applicable plan document, and (ii) the most recent determination letter or opinion letter from the IRS.
(b)    Except as would not reasonably be expected to result in any Liability to Buyer or its Affiliates, each Employee Benefit Plan has been established, operated and funded in compliance with applicable Law and the terms of such Employee Benefit Plan, in each case, as it relates to Business Employees. There are no material pending or, to the Knowledge of Seller, threatened actions, claims or lawsuits against or relating to the Employee Benefit Plans as they relate to the Business Employees (other than routine benefits claims). There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any Lien on the assets of the Business under ERISA or the Code.
(c)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current determination letter from the IRS that it is so qualified and, to

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the Knowledge of Seller, no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
(d)    Except as would not reasonably be expected to result in any Liability to Buyer or its Affiliates, no (i) Liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has been incurred by Seller or any of its ERISA Affiliates that has not been satisfied in full, (ii) condition exists that would reasonably be expected to result in any such Liability for Seller or any of its Affiliates and (iii) none of Seller or its ERISA Affiliates in the past six (6) years has ever contributed to or been required to contribute, or otherwise had any Liability in respect of, a “multiemployer plan” within the meaning of Section 3(37) or 4001(A)(3) of ERISA or Section 414(f) of the Code (or any similar plan under non-U.S. Law) (each, a “Multiemployer Plan”).
(e)    Except as would not reasonably be expected to result in any Liability to Buyer or its Affiliates, no event has occurred and no condition exists that would subject any of Seller or any of its Affiliates by reason of their affiliation with any ERISA Affiliate to any material penalty, fine, or Lien, imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate.
(f)    Except as set forth in Section 3.13(f) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) shall not (i) entitle any Business Employee to any payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Business Employee, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan. No Business Employee is entitled to receive any additional payment (including any Tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(g)    Except as set forth in Section 3.13(g) of the Seller Disclosure Letter, none of the Employee Benefit Plans provide, and none of Seller or its Affiliates has any current or potential obligation to provide, medical, health, life or other welfare benefits after the termination of a Business Employee’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.
(h)    The transactions contemplated by this Agreement will not result in a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation, in each case, as defined in Section 280G of the Code.
Section 3.14    Intellectual Property; Information Technology.
(a)    Seller or one of its Affiliates exclusively owns the Business Owned IP or has a valid, subsisting and enforceable license to use the Business Licensed IP, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Except as would not be material and adverse to the Business, all Business Owned IP shall be owned or available for use by the Buyer or Buyer Party immediately after the Closing on terms and conditions substantially

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the same as those under which Seller and its Affiliates owned or used such Intellectual Property immediately prior to the Closing.
(b)    Section 3.14(b) of the Seller Disclosure Letter sets forth a true, complete and accurate list of (i) all registered or applied for Business Owned IP (expressly including any issued patents, patent applications, registered Trademarks or Trademark applications, copyrights or copyright applications, Internet domain names and social media accounts) including, as applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made (the “Registered IP”), and (ii) all material Business Software. All registration, maintenance and renewal fees currently due in connection with the Registered IP have been paid and all documents, recordations and certificates in connection with such registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property and recording Seller’s or its applicable Affiliate’s ownership interests therein. The Registered IP is valid, subsisting and enforceable.
(c)    (i) Neither the Business as conducted since January 1, 2021 nor as presently conducted, nor the use of the Business IP, infringes, misappropriates, dilutes or otherwise violates (and has not since January 1, 2021 infringed, misappropriated, diluted or otherwise violated) any Third Party’s Intellectual Property, (ii) to the Knowledge of Seller, there is not and has not been, since January 1, 2021, any infringement, misappropriation, dilution or other violation of any Business Owned IP by any Third Party and (iii) there is no claim pending, alleged or threatened in writing, or to the Knowledge of Seller, orally by or against Seller or any of its Affiliates (A) related to either of the foregoing or (B) challenging the validity or enforceability, or Seller’s or its Affiliates’ rights in, any Business Owned IP.
(d)    None of the material Business IP is subject to any proceeding or outstanding Order, Contract or stipulation restricting in any manner the use, transfer or licensing by Seller or any of its Affiliates of any material Business IP or that may affect the validity, use or enforceability of any such Business IP.
(e)    No license to any Business IP grants any Third Party exclusive rights in, to or under any Business IP.
(f)    Seller and its Affiliates have taken commercially reasonable actions to protect and maintain the confidentiality of material Trade Secrets and other material confidential information included in the Business IP. There has not been any disclosure of any material Trade Secret included in the Business IP to any Person in a manner that has resulted or is likely to result in the loss of Trade Secret rights in and to such information. All current and former employees, officers, directors, consultants, and independent contractors of Seller or its Affiliates have been subject to a reasonable policy or code of conduct, consistent with standard industry practices, or executed an agreement prohibiting disclosure of any Trade Secrets and material confidential information included in the Business IP. No current or former employee, officer, director, consultant, or independent contractor of Seller or its Affiliates has misappropriated any

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Trade Secrets or other confidential information of any other Person, in each case, relating to the Business, in the course of his or her duties.
(g)    No current or former employee, officer, director, consultant, or independent contractor of Seller or its Affiliates has any right, license, claim, or interest whatsoever in or with respect to any Business IP and, except as would not be material and adverse to the Business, Seller and its Affiliates have secured from all current and all former employees, officers, directors, consultants, and independent contractors thereof who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Business Owned IP (each such consultant, employee, officer, director and independent contractor a “Company Contributor”) unencumbered, non-terminable, present, unrestricted, and exclusive ownership of all such Company Contributor’s Intellectual Property in such contribution which Seller or its Affiliates do not already own by operation of law and no such Company Contributor has retained any rights or licenses with respect thereto. No (i) funding, facilities, or personnel of any Governmental Entity, or (ii) funding, facilities, or personnel of a university, college, or other educational institution or research center was used in the development of any Business Owned IP.
(h)    The manner in which any Open Source Software is incorporated into, used in, linked to, called by, or otherwise combined or distributed with, any material Business Software does not, according to the terms of the license applicable to such Open Source Software, obligate Seller or any of its Affiliates to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such Business Software or any component thereof, or any other material Business Owned IP, to any third party, other than the applicable Open Source Software, or (ii) create obligations for Seller or any of its Affiliates to grant, or purport to grant, to any third party any rights or immunities under any material Intellectual Property (including any agreement not to assert patents), or impose any limitations, restrictions, waiver of rights or conditions on Seller’s or any of its Affiliates’ use, distribution or exploitation thereof, other than with respect to the applicable Open Source Software itself, including, in each case, by conditioning the use or distribution of such Business Software or Business Owned IP on any of the foregoing.
(i)    Except as would not reasonably be expected to be materially adverse to the Business, Seller and its Affiliates, as applicable, maintain (A) machine readable copies of all Business Software, and (B) Seller and its Affiliates possess at least one copy of the source code for all Business Software that is owned by Seller and its Affiliates (but may not possess copies of related source code for Software that is licensed by Seller or its Affiliates), and such owned source code is maintained in confidentiality and in accordance with at least industry standard safekeeping for proprietary source code.
(j)    Neither Seller nor any of its Affiliates has disclosed, delivered, licensed or made available to any escrow agent or other Person any source code for, or other material confidential information related to, any material Business Software except for disclosures to employees, consultants, agents and independent contractors for Seller or one of its Affiliates that are subject to written confidentiality obligations to maintain the confidentiality of such source code or other material confidential information and who have had such access only during the term of their employment by or provision of services to Seller or its Affiliates. Neither Seller nor

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any of its Affiliates has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any material source code for, or other material confidential information related to, any material Business Software to any escrow agent or other Person which any is the beneficiary of any escrow agreement pursuant to which the source code for the material Business Software has been deposited.
(k)    The Business IT is adequate and suitable for the purpose for which it is currently being used except as would not reasonably be expected to be materially adverse to the Business. Seller and its Affiliates, with respect to the Business have implemented or caused to be implemented, and have used commercially reasonable efforts to maintain and comply with, a reasonable written information security program, a reasonable business continuity plan, and reasonable backup and disaster recovery arrangements with respect to the Business IT that are consistent with standard industry practices, in compliance with applicable Law and are designed to ensure the continued operation of the Business in the event of a disaster or business interruption and have taken commercially reasonable steps to test such programs, plans and procedures on no less than an annual basis, and, since January 1, 2021, such programs, plans and procedures have not revealed any deficiencies, failures, security breaches, vulnerabilities or any other adverse event materially affecting the Business IT, or which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. To the Knowledge of Seller, except as set forth on Section 3.14(j) of the Seller Disclosure Letter, none of the material Business IT is in the process of being phased out, retired or “sunset”. Seller and its Affiliates use and, since January 1, 2021, have used commercially reasonable efforts to protect the information of the Business stored in the Business IT from unauthorized use, access or modification by any Person. Neither the material Business Software nor the material Business IT, contains any computer code or any other mechanisms which would be reasonably expected to (A) disrupt, disable, erase or harm in any way any of the foregoing’s operation or cause any of the foregoing to damage or corrupt any data, hardware, storage media, programs, equipment or communications or (B) permit any Person to access without authorization any of the foregoing or any product or system containing or used in conjunction with any of the foregoing. As of the date hereof, Seller and its Affiliates have sufficient seat licenses for the material Business IT and other material Business Licensed IP as currently used in the operation of the Business. To the Knowledge of Seller, the material Business IT operates in accordance with their respective documentation in all material respects.
Section 3.15    Material Contracts.
(a)    Section 3.15(a) of the Seller Disclosure Letter sets forth a complete and correct list of each Contract in the following categories that is in force as of the date hereof to which (x) Seller or any of its Affiliates is a party and that relates the Business or (y) constitutes a Transferred Contract (in each case, other than In-Scope Policies, Business Reinsurance Agreements, or any Contracts that relate to the acquisition, disposition or custody of any Investment Assets or any Excluded Assets) (such Contracts, subject to the foregoing exclusions, “Material Contracts”):
(i)    any Contract involving aggregate payments by Seller or its Affiliates with respect to the Business to any Person (other than an Insurance Producer) in excess of $2,000,000 during the consecutive twelve (12)-month period ended

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December 31, 2023, or the delivery by Seller or its Affiliates of goods or services with respect to the Business with a fair market value in excess of $2,000,000 during the consecutive twelve (12)-month period ended December 31, 2023;
(ii)    any Contract that is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any Person or any other Liability in respect of indebtedness for borrowed money of any Person, in each case, involving Liabilities with respect to the Business in excess of $2,000,000;
(iii)    any Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, or limited liability company or other similar agreement or arrangement in respect of the Business;
(iv)    any Contract that limits, or purports to limit, in any material respect (or, in the case of any Transferred Contract, any non-de minimis respect), the ability of Seller or its Affiliates to engage in any business with any Person or to compete in any line of business or with any Person or in any geographic area or during any period of time, to solicit customers or which grants any Person “most favored nation” status or similar rights, in each case, except for Contracts that (A) limit the ability of a Business Entity to solicit the employment of, or hire individuals employed by, other Persons, (B) were entered into the ordinary course of business consistent with past practice, (C) are not otherwise implicated by this Section 3.15(a)(iv) and (D) will not restrict Buyer, any of its Affiliates or the operation of the Business from and after the Closing;
(v)    any Contract that obligates Seller or its Affiliates to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;
(vi)    any Contract creating or granting any Encumbrance (other than Permitted Encumbrances) on any assets, properties or rights of a Business Entity or on a Purchased Asset, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice which do not exceed $500,000, individually or in the aggregate;
(vii)    any Contract that provides (A) for the license to a Third Party of any Business IP or (B) the license to Seller or one of its Affiliates (primarily for the benefit of the Business) of any Intellectual Property, but excluding (1) in the cases of (A) and (B), (w) non-exclusive licenses, commercially available “shrink wrap” or “click through” licenses or licenses of “off the shelf” computer software or databases, (x) non-exclusive licenses granted to customers or resellers in the ordinary course of business, (y) licenses which are merely incidental to the main transactions contemplated by the Contract, or (z) licenses for Open Source Software, and (2) in the case of (B), any non-exclusive license for which Seller or any of its Affiliates received or made payments in an amount in which did not exceed $500,000 during the consecutive twelve (12)-month period ended December 31, 2023, and (C) for the grant of a covenant not to sue or

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covenant not to assert with respect to Business IP or pursuant to which Seller or one of its Affiliates are party (primarily for the benefit of the Business);
(viii)    any Contract pursuant to which Seller or its Affiliates (including any Business Entities) (A) transfers a right or obligation to provide insurance underwriting services to a Third Party (including a Third Party Administrator), (B) engages a Third Party to supervise and administer an insurance program (including a Third Party Administrator) or (C) engages any Third Party (including a Third Party Administrator) to provide business or claims administration, in each case, with respect to In-Scope Policies;
(ix)    any Contract between Seller or its Affiliates, on the one hand, and a Material Insurance Producer, on the other hand, pursuant to which such Insurance Producer writes, markets, sells or produces In-Scope Policies;
(x)    any Contract with a Governmental Entity; and
(xi)    any intercompany agreements (i.e., Contracts between one or more Affiliates of Seller) involving aggregate payments by Seller or its Affiliates with respect to the Business to any Affiliate in excess of $500,000 during the consecutive twelve (12)-month period ended December 31, 2023.
(b)    Seller has delivered or made available to Buyer true and complete copies of each Material Contract in force as of the date hereof (except amendments, supplements, exhibits, schedules, and ancillary documents relating to a particular Material Contract, where the contents of such amendment, supplement, exhibit, schedule or ancillary document do not materially affect such Material Contract). Each Material Contract is a legal, valid and binding obligation of Seller or its applicable Affiliates and, to the Knowledge of Seller, each other party to such Material Contract, and each Material Contract is in full force and effect and enforceable against Seller or its applicable Affiliate and, to the Knowledge of Seller, each such other party in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exceptions. None Seller or its Affiliates nor, to the Knowledge of Seller, any other Person that is party to a Material Contract, is in material default or material breach of or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of Seller or any of its Affiliates has received any written or, to the Knowledge of Seller, oral notice or other communication of the termination, cancellation, intent not to renew or materially downgrade the level of services purchased under any Material Contract that is a Transferred Contract.
Section 3.16    Governmental Licenses and Permits.
(a)    Each of the Business Entities and each other Affiliate of Seller that provided services to the Business owns, holds or possesses and maintains in full force and effect all material Permits that are necessary for the performance of its obligations under this Agreement and the Ancillary Agreements to which it is a party and for it to conduct the Business and to own or use its assets and properties (other than Excluded Assets), as such Business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Business

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Permits”). Seller has made available to Buyer complete and correct copies of all Business Permits.
(b)    Except as set forth in Section 3.16(b) of the Seller Disclosure Letter, (i) all Business Permits are valid and in full force and effect, (ii) none of the Business Entities is in default or violation, in any material respect, of any of the Business Permits, (iii) none of the Business Entities is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Business Permit and (iv) since January 1, 2021, no Business Entity or other Affiliate of Seller has received any written notice or, to the Knowledge of Seller, any other communication from any Governmental Entity regarding any actual, alleged, proposed, threatened or potential revocation, withdrawal, suspension, termination, modification, non-renewal or impairment of any such Business Permit. To the Knowledge of Seller, subject to obtaining the consents set forth in Section 3.4 of the Seller Disclosure Letter, none of the Business Permits will be subject to revocation, withdrawal, suspension, cancellation, modification, or termination as the result of the Closing.
Section 3.17    Regulatory Filings.
(a)    Since January 1, 2021, each Business Entity and, solely with respect to the Business, Seller, has filed all material reports, statements, applications, registrations, filings, notices or submissions required to be filed with any Governmental Entity. All such reports, statements, applications, registrations, filings, notices or submissions were in material compliance with applicable Laws when filed and, to the Knowledge of Seller, did not contain any material misstatements or omissions and no material deficiencies have been asserted by any such Governmental Entity with respect to such reports, statements, applications, registrations, filings, notices, or submissions that have not been addressed or satisfied.
(b)    Seller has made available to Buyer true and correct copies of all material examination reports and market conduct reports of any Governmental Entity in the United States, to the extent relating to the Business, received by Seller or any of its Affiliates, on or after January 1, 2021 to the date hereof. To the Knowledge of Seller, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Entity. Except as set forth on Section 3.17(b) of the Seller Disclosure Letter, none of the Business Entities are subject to any pending or, to the Knowledge of Seller, threatened regulatory examinations or reviews, including any financial or market conduct examination relating to the Business by any Governmental Entity. Section 3.17(b) of the Seller Disclosure Letter sets forth a list of all material fines, censures, and cease-and-desist orders imposed since January 1, 2021 by any Governmental Entity on any Business Entity in regard to the Business. Since January 1, 2021, no Governmental Entity has threatened in writing or, to the Knowledge of Seller, orally, to impose any material fine, censure or cease-and-desist order with respect to the Business.
Section 3.18    Insurance Producers; Third Party Administrators(a)    .
(a)    To the Knowledge of Seller, since January 1, 2021, each Insurance Producer, who wrote, marketed, sold, solicited, negotiated, produced, serviced, administered or managed In-Scope Policies with respect to the Business, at the time such Person wrote, marketed

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sold, solicited, negotiated, produced, serviced, administered or managed the In-Scope Policies, was duly and appropriately appointed by the relevant Business Entity to act as an Insurance Producer and was duly licensed as required by applicable Law (for the type of business written, marketed, sold, solicited, negotiated, produced, serviced, administered or managed) and, to the Knowledge of Seller, as of the date hereof, no Insurance Producer is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, marketing, sale, soliciting, negotiating, production or servicing of such business, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Entities, are barred by an applicable statute of limitations or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Except as set forth on Section 3.18(b) of the Seller Disclosure Letter, as of the date hereof, no Business Entity is engaged in any material dispute with any Material Insurance Producer relating to the Business and no Material Insurance Producer has notified any Business Entity in writing or, to the Knowledge of Seller, orally, that it intends to terminate or materially reduce its business relations relating to the Business with such Business Entity. No Business Entity has received written or, to the Knowledge of Seller, oral notice that any Material Insurance Producer intends not to perform fully under any such Contract relating to the Business or that any amount recoverable by a Business Entity from such Insurance Producer relating to the Business will be uncollectible or otherwise defaulted upon.
(c)    To the Knowledge of Seller, since January 1, 2021, each Third-Party Administrator has held, at the time such Person managed or administered claims or other insurance business with respect to the Business on behalf of the Business Entities, all Permits required by applicable Law (for the type of business managed or administered by such Third-Party Administrator). To the Knowledge of Seller, no such Third-Party Administrator is in violation of (or with or without notice or the lapse of time or both, would have violated), and at all times since January 1, 2021 has not been in violation of (or with or without notice or the lapse of time or both, would have violated), in any material respect any term or provision of any applicable Law with respect to the management or administration of the Business.
Section 3.19    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all current property and liability insurance policies covering the Business are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis). To the Knowledge of Seller, as of the date of this Agreement, no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by Seller or its Affiliates.
Section 3.20    Actuarial Appraisal. Seller has made available to Buyer a true and correct copy of (a) the carried reserves of the Business Entities with respect to the Business prepared by Milliman, as of June 30, 2023 and titled “Project Sunflower Review of AGCS NA unpaid claim liabilities as of June 30, 2023 for both in scope and all company codes” (the “Actuarial Appraisal”) and (b) the addendum to the Actuarial Appraisal titled “Project Sunflower AGCS NA Review Update as of December 31, 2023 Reserve Margin/(Shortage)” dated as of

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March 4, 2024. As of the date hereof, Milliman has not (a) notified Seller or any of its Affiliates in writing or, to the Knowledge of Seller, orally, that the Actuarial Appraisal is inaccurate in any material respect or (b) issued to Seller any new report or errata with respect to the Actuarial Appraisal that has not also been made available to Buyer. The factual information and data provided by Seller and its Affiliates to Milliman in connection with the preparation of the Actuarial Appraisal were (i) accurate in all material respects as of the date so provided and (ii) obtained from the books and records of Seller and its Affiliates (which books and records are subject to Seller’s internal controls with respect to accounting and financial reporting), subject, in each case, to any limitations and qualifications contained in the Actuarial Appraisal. Seller provided Milliman with factual information and data that was complete from an actuarial standpoint with respect to the portions of the Business included in the Actuarial Appraisal for purposes of the preparation of the Actuarial Appraisal. As of the date hereof, neither Seller nor any of its Affiliates has any pending request to Milliman for any new report with respect to the Actuarial Appraisal. Notwithstanding the foregoing, Seller does not guarantee the projected results included in the Actuarial Report.
Section 3.21    Available Portfolio.
(a)    Section 3.21(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of Investment Assets that are available to transfer to the applicable Trust Account hereunder and that are held by Seller or the Business Entities as of December 31, 2023 (such Investment Assets, as modified to reflect any maturities, redemptions, sales, reinvestments, additions and substitutions in accordance with Section 5.18, the “Available Portfolio”) including the fair market value thereof based on the accounting data included in the annual statutory statement of Seller or the Business Entities, as applicable, as of and for the annual period ended December 31, 2023.
(b)    As of the Closing Date, Seller or the applicable Business Entity will hold, good and marketable title to all Transferred Investment Assets, free and clear of all Encumbrances, other than Permitted Encumbrances (solely with respect to clauses (b), (c) and (i) of the definition thereof).
(c)    Neither Seller nor any of its Affiliates has received written notice that any of the Investment Assets in the Available Portfolio is in default of payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder. To the Knowledge of Seller, there is no breach or default under any covenants of any of the Investment Assets in the Available Portfolio. Except as set forth in Section 3.21(c) of the Seller Disclosure Letter, and except to the extent that such actions are inherent in the nature of the underlying investment, none of the Investment Assets in the Available Portfolio is subject to any obligation to fund any capital calls or capital commitments or similar obligations (including any obligation relating to any currency or interest rate swap, hedge or similar instrument).
Section 3.22    Reinsurance.
(a)    Section 3.22(a)(i) of the Seller Disclosure Letter sets forth a true, complete and correct list of each Business Reinsurance Agreement with open case reserves to which any Business Entity is a party and has assumed or reinsured risks arising under the In-Scope Policies

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as a reinsurer (other than with respect to Multinational and International Business) and Section 3.22(a)(ii) of the Seller Disclosure Letter sets forth a true, complete and correct list of each Business Reinsurance Agreement without open case reserves to which any Business Entity is a party and has assumed or reinsured risks arising under the In-Scope Policies as a reinsurer (other than with respect to Multinational and International Business) with an annual premium in excess of $1,000,000 on a single policy ((i) and (ii) collectively, the “Assumed Reinsurance Agreements”).
(b)    Section 3.22(b)(i) of the Seller Disclosure Letter sets forth a true, complete and correct list of each Business Reinsurance Agreement to which any Business Entity is a party and has ceded liabilities arising under the In-Scope Policies as a ceding company (other than the AGR US Pooling Agreement and any facultative certificates) and Section 3.22(b)(ii) of the Seller Disclosure Letter sets forth a true, complete and correct list of each Business Reinsurance Agreement that is a facultative certificate to which any Business Entity is a party and has ceded liabilities arising under the In-Scope Policies as a ceding company (other than the AGR US Pooling Agreement and other than with respect to Multinational and International Business) with an annual premium in excess of $1,000,000 on a single policy ((i) and (ii) collectively, the “Ceded Reinsurance Agreements”)
(c)    Section 3.22(c) of the Seller Disclosure Letter sets forth a list of each Business Reinsurance Agreement pursuant to which Seller or an Affiliate of Seller (other than the Business Entities) has retroceded material risks arising under the In-Scope Policies (and only to the extent of the coverage of the In-Scope-Policies, “Additional Reinsurance Agreements” and together with the Assumed Reinsurance Agreements and Ceded Reinsurance Agreements, the “Material Reinsurance Agreements”).
(d)    Except as set forth in Section 3.22(d) of the Seller Disclosure Letter, each Material Reinsurance Agreement is a legal, valid and binding obligation of the applicable Business Entity, Seller or Affiliate of Seller, as applicable, and, to the Knowledge of Seller, each other party thereto, and is enforceable against the applicable Business Entity, Seller or Affiliate of Seller, as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exceptions). All reinsurance premiums due under each of the Material Reinsurance Agreements have been paid in full when due. None of the applicable Business Entity, Seller or Affiliate of Seller, as applicable, nor, to the Knowledge of Seller, any of the other parties to any Material Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such reinsurance treaty or agreement, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both) or that would permit the termination, cancellation, rescission or acceleration of performance of any material obligation of the applicable Business Entity, Seller or Affiliate of Seller, as applicable, nor, to the Knowledge of Seller, any of the other parties thereto. There are no pending or, to the Knowledge of Seller, threatened Actions with respect to any Material Reinsurance Agreement. Seller has made available to Buyer a true, correct and complete copy of each Material Reinsurance Agreement, except for facultative certificates listed in Section 3.22(b)(ii) of the Seller Disclosure Letter, true, correct and complete copies of which will be delivered to Buyer pursuant to Section 5.13(d).
Section 3.23    Policy Forms.

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(a)    Since January 1, 2021, all In-Scope Policies, and all endorsements and riders pertaining thereto, are, to the extent required under applicable insurance Laws, on forms and at premium rates approved by the applicable Governmental Entities or, to the extent required by applicable Laws, have been filed with and approved or not objected to, as applicable, by such Governmental Entity within the period provided for objection, except as is not, or would not reasonably be expected to be, material to the Business taken as a whole. All premium rates, application forms, brochures and marketing materials pertaining to the In-Scope Policies have been, where required by applicable Law, in all material respects, approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the time period provided by applicable Law for objection, other than such objections that would not be materially adverse to the Business. Since January 1, 2021, no material deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved. The In-Scope Policies that are in force or have been in force since January 1, 2021 have been or currently are marketed, sold, issued, maintained and administered in compliance, in all material respects, with applicable Law and all consent Orders resulting from market conduct or other examinations or audits by any Governmental Entity.
(b)    Since January 1, 2021, except for such benefits for which Seller or any of its Affiliates believes there is a reasonable basis to contest payment, all In-Scope Policy benefits due and payable by or on behalf of Seller or any of its Affiliates have been paid in accordance with the terms of the applicable In-Scope Policy under which they arose and in compliance with all applicable Laws except to the extent that any failure to pay, either individually or in the aggregate, would not be reasonably be expected to cause the relevant issuer or any of its Affiliates to incur material Liability.
Section 3.24    Brokers’ Fees. No broker, investment banker, financial advisor or other Person acting in a similar capacity, other than Morgan Stanley (the fees and expenses of which shall be paid by Seller and its Affiliates), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.
Section 3.25    Disclaimer of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLER DISCLOSURE LETTER) AND THE CERTIFICATE DELIVERED UNDER SECTION 2.4(b), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE BUSINESS ENTITIES, THE PURCHASED ASSETS OR THE TRANSFERRED INVESTMENT ASSETS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, PRODUCERS OR OTHER REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS, DELIVERED OR MADE AVAILABLE

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TO BUYER OR ANY OTHER PERSON OR THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE EXCLUDED BUSINESS. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE A REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO THE ADEQUACY OR SUFFICIENCY OF THE RESERVES.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the corresponding section or subsections of the Buyer Disclosure Letter (it being understood that any matter disclosed in the Buyer Disclosure Letter shall be deemed disclosed with respect to any Section of this Article IV to which the relevance of such matter is reasonably apparent on its face), Buyer hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be made only as of such specific date):
Section 4.1    Due Organization and Good Standing. Buyer and each Buyer Party is duly incorporated, validly existing as a corporation or other legal entity and in good standing under the Laws of its jurisdiction of incorporation or domicile.
Section 4.2    Authorization of Transaction. Buyer and each Buyer Party has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and each Buyer Party of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by such parties of the transactions contemplated hereby and thereby have been and, in the case of the Ancillary Agreements, will be at Closing, duly and validly authorized by all necessary corporate or other organizational action on the part of Buyer and the Buyer Parties, and no other corporate or other organizational proceedings on the part of Buyer or any Buyer Party are or, in the case of the Ancillary Agreements, will be, necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon execution and delivery of the Ancillary Agreements to which Buyer and each Buyer Party is or will be a party, such Ancillary Agreements will be, duly executed and delivered by Buyer and each Buyer Party that is a party hereto and thereto, and this Agreement constitutes, and upon execution and delivery of the Ancillary Agreements to which Buyer and each Buyer Party is or will be a party, such Ancillary Agreements will constitute (assuming due authorization, execution and delivery by each party other than Buyer and each Buyer Party to such Ancillary Agreement), the legal, valid and binding obligation of Buyer and each Buyer Party, in each case, enforceable against each party thereto in accordance with its terms (except as may be limited by Bankruptcy and Equity Exceptions).
Section 4.3    Governmental Approvals. No filing or registration with, notification to, or authorization, consent, license or approval of, any Governmental Entity is required to be obtained or made by Buyer or a Buyer Party in connection with the execution, delivery and

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performance of this Agreement or the Ancillary Agreements by Buyer or a Buyer Party or the operation of the Business by Buyer and its Affiliates from and after the Closing (collectively, the “Buyer Governmental Approvals” and, together with the Seller Governmental Approvals, the “Governmental Approvals”), except for (a) the Buyer Governmental Approvals set forth in Section 4.3 of the Buyer Disclosure Letter, (b) the Buyer Governmental Approvals under applicable United States competition and antitrust Laws, including the HSR Act, (c) the Buyer Governmental Approvals that become applicable solely as a result of matters specifically related to Seller or its Affiliates or (d) such other Buyer Governmental Approvals that would not reasonably be expected to, individually or in the aggregate, materially impair or delay Buyer’s or a Buyer Party’s ability to execute or perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, including consummation of the transactions contemplated hereby and thereby, on a timely basis should Buyer or a Buyer Party (as applicable) fail to make or obtain them. If a Negative HSR Notice is delivered pursuant to Section 5.7(a), Buyer’s board of directors and/or its duly authorized designee has determined in good faith that the fair market value of the portion of the Purchased Assets that are non-exempt for purposes of the HSR Act is $119,500,000 or less in the aggregate.
Section 4.4    Compliance With Law. Buyer and its Affiliates have operated their business in compliance with all applicable Laws, except to the extent any non-compliance therewith would not reasonably be expected to materially impair or delay Buyer’s or a Buyer Party’s ability to execute or perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, including consummation of the transactions contemplated hereby and thereby, on a timely basis. Without limiting the generality of the foregoing, (a) each of Buyer and its Affiliates has implemented and maintains in effect policies and procedures designed to ensure compliance by it with Anti-Corruption Laws and AML Measures, (b) since January 1, 2021, Buyer, its Affiliates, and, to the Knowledge of Buyer, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws, AML Measures, and all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administered by the Office of Foreign Assets Control) and (c) none of Buyer or its Affiliates or, to the Knowledge of Buyer, their respective directors, officers, employees and agents is owned by or controlled by, or is acting on behalf of, a sanctioned party.
Section 4.5    No Conflict or Violation. Assuming all Governmental Approvals described in Section 3.4 or Section 4.3, or set forth in Section 3.4 of the Seller Disclosure Letter or Section 4.3 of the Buyer Disclosure Letter, have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Buyer and any Buyer Party of, and the consummation by Buyer and any Buyer Party of the transactions contemplated by, this Agreement and the Ancillary Agreements to which Buyer or any Buyer Party is or will be a party do not and will not (a) violate any Law to which Buyer, any Buyer Party or the Business is (or the operation of the Business by Buyer and its Affiliates (immediately following the Closing) will be) subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to terminate any contract to which Buyer is a party; or (c) violate the constituent documents of Buyer or any Buyer Party, except with respect to the foregoing clauses (a) and (b), as would not reasonably be expected to materially impair or delay Buyer’s or a Buyer Party’s ability to execute or perform its obligations under this Agreement or

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the Ancillary Agreements to which it is a party, including consummation of the transactions contemplated hereby and thereby, on a timely basis.
Section 4.6    Legal Proceedings; Orders. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any Affiliate of Buyer that would reasonably be expected, if adversely determined, to prohibit the consummation of the transactions contemplated hereby or by the Ancillary Agreements. None of Buyer or any Buyer Party is subject to any Order which would materially impair or delay Buyer’s or a Buyer Party’s ability to execute or perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, including consummation of the transactions contemplated hereby and thereby, on a timely basis. With respect to Buyer and its Affiliates, there is no pending or, to the Knowledge of Buyer, threatened, and there has not been in the past, any Action, Order, or disclosure by Buyer or any of its Affiliates to a Governmental Entity regarding legal noncompliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer.
Section 4.7    Buyer Permits. Buyer and its Subsidiaries hold all material Permits necessary to conduct its business and to own or use their respective assets and properties, as such business, assets and properties are conducted, owned and used, respectively, on the date hereof. All such Permits are valid and in full force and effect. Neither Buyer nor any of its Subsidiaries, as of the date hereof is the subject of any pending or, to the Knowledge of Buyer, threatened Action seeking the revocation, suspension, termination, modification or impairment of any such Permits in any material respects.
Section 4.8    Investigation by Buyer. Buyer has conducted its own evaluation of the Business and the Purchased Assets and an independent investigation of the financial condition, liabilities and results of operations of the Business, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Assets and of its assumption of the Assumed Liabilities. Buyer confirms Seller has made available to Buyer, in the VDR, (a) the opportunity to ask questions of the officers and management employees of Seller and its Affiliates and to obtain additional information about the business and financial condition of the Business, and (b) information and copies of documents relating to the Business, the Purchased Assets and the Assumed Liabilities.
Section 4.9    Funding. Buyer has, as of the date of this Agreement, and at the Closing will have, sufficient immediately available funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy all of its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.10    Financial Statements.
(a)    Buyer has made available to Seller true, correct and complete copies of (including, in the case of clauses (i) and (ii) below, via the SEC’s EDGAR system), (i) the

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audited financial statement of Buyer as of and for the annual period ended December 31, 2022, (ii) the quarterly unaudited financial statement of Buyer as of and for the quarterly period ended September 30, 2023 (clauses (i) and (ii), the “Buyer Financial Statements”), (iii) the consolidated audited financial statement of the LPT Reinsurer as of and for the annual periods ended December 31, 2021 and December 31, 2022 (the “LPT Reinsurer Financial Statement”), (iv) the audited financial statement of the New Business Reinsurer as of and for the annual periods ended December 31, 2021 and December 31, 2022, and (v) the unaudited statutory statement of the New Business Reinsurer as of and for the annual period ended December 31, 2023, as filed with the insurance Governmental Entity of the jurisdiction of domicile of the New Business Reinsurer (clauses (iv) and (v), the “New Business Reinsurer Financial Statements”). The Buyer Financial Statements and the LPT Reinsurer Financial Statement have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, assets, liabilities, results of operations and changes in cash flows of Buyer and the LPT Reinsurer, as applicable, as of their respective dates and for the respective periods indicated thereby. The New Business Reinsurer Financial Statements have been prepared in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the statutory financial position, admitted assets, liabilities, capital and surplus and results of operations of the New Business Reinsurer as of their respective dates and for the respective periods indicated thereby.
(b)    Immediately following the Closing, and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and the payment of Purchase Price and related fees and expenses required to be paid hereunder or thereunder, LPT Reinsurer’s ECR Ratio (as defined in the LPT Reinsurance Agreement) will be at least 200% and Fronted Business Reinsurer’s RBC Ratio (as defined in the Fronted Business Reinsurance Agreement) will be at least 200%.
(c)    Assuming (w) the accuracy of the representations and warranties of Seller in Article III (disregarding any references to material, Material Adverse Effect or similar qualifiers), (x) the satisfaction of the conditions precedent set forth in Section 6.1, (y) the performance by Seller of its obligations under this Agreement and each applicable Seller Party under the Ancillary Agreements, and (z) that, immediately prior to the Closing, clauses (i) and (ii) below, as if they were made in respect of the Business at such time, are true, then immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Buyer will be Solvent. For purposes of this Section 4.10, “Solvent” means, with respect to any Person, that:
(i)    the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with Reinsurer SAP or GAAP, as applicable, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); and
(ii)    such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due.

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Section 4.11    No Buyer Stockholder Vote Required. No vote or other action of the stockholders of Buyer or its Affiliates is required pursuant to any requirement of applicable Law, the organizational documents of Buyer or its Affiliates or otherwise in order for Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.12    Brokers’ Fees. No broker, investment banker, financial advisor or other Person acting in a similar capacity, other than Goldman Sachs & Co. LLC and J.P. Morgan Securities (the fees and expenses of which shall be paid by Buyer and its Affiliates), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 4.13    Disclaimer of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE BUYER DISCLOSURE LETTER), THE GENERAL AGENCY AGREEMENT, THE BINDING AUTHORITY AGREEMENT, AND THE CERTIFICATE DELIVERED UNDER SECTION 2.4(c), NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY BUYER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER REPRESENTATIVES.
ARTICLE V

COVENANTS
Section 5.1    Conduct of Business.
(a)    Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, except as (1) expressly required or prohibited by applicable Law (including in connection with a Contagion Event), (2) set forth in Section 5.1(a) of the Seller Disclosure Letter, (3) expressly required or prohibited by this Agreement or (4) consented to in advance by Buyer in writing (which consent, other than as otherwise specified in clauses (II)(i), (II)(ii), (II)(vii), (II)(xv) and (II)(xvii) below or clause (II)(xviii) below with respect to the foregoing clauses, shall not be unreasonably withheld, delayed or conditioned; provided, that Buyer shall respond in a substantive manner to a written request from Seller for either consent or consultation pursuant to this Section 5.1(a) within three (3) Business Days following such request), (I) Seller shall, and shall cause its Affiliates to, (x) conduct the Business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to preserve substantially intact the Business as a whole, as conducted on the date hereof, and to maintain its existing relations and goodwill with policyholders and other customers, reinsurers, producers, suppliers and service providers and employees of and to the Business and to preserve intact its relationship with

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Governmental Entities with respect to the Business and (II) Seller shall not, and shall cause its Affiliates not to:
(i)    purchase, sell, lease, exchange, transfer or otherwise dispose of or acquire any material property, assets or rights that presently constitute, or at the Closing would constitute, part of the Purchased Assets, other than (A) Investment Assets, except as contemplated by Section 5.18, or (B) any acquisition or sale of assets, property or rights in any individual transaction not in excess of $400,000 or in the aggregate not in excess of $4,000,000; provided, that Buyer’s consent, in its sole discretion, after reasonable consultation with Seller, is required under clause (II)(i) with respect to sales, exchanges, transfers or other dispositions of Systems, policy forms or Renewal Rights (other than Renewal Rights that pass to Insurance Producers in the ordinary course of business consistent with past practice);
(ii)    subject to Section 5.19 (A) enter into any contract which, if entered into prior to the date hereof, would have been a Material Contract, Material Reinsurance Agreement or Transferred Contract, (B) amend (in any material respect), assign, commute, renew or extend or terminate any existing Material Contract, Material Reinsurance Agreement or, subject to complying with Section 5.9, any Transferred Contract or (C) waive, release or assign any material rights or claims under any existing Material Contract, Material Reinsurance Agreement or, subject to complying with Section 5.9, any Transferred Contract, in each of clauses (A) through (C), other than in the ordinary course of business consistent with past practice; provided, that Buyer’s consent, in its sole discretion, after reasonable consultation with Seller, is required under this clause (II)(ii) with respect to Material Reinsurance Agreements;
(iii)    fail to pay or satisfy when due any material amount that, after the Closing Date, would constitute a Reinsured Liability (as defined in the Reinsurance Agreements), other than any such Reinsured Liability that is being contested in good faith or is adequately reserved on the Estimated Closing Statement, Initial Closing Statement or Final Closing Statement;
(iv)    take any action that would violate (A) Sections 2.6 or 2.7 of the LPT Reinsurance Agreement or (B) Sections 2.7 or 2.8 of the New Business Reinsurance Agreement, in each case, as if the Reinsurance Agreements were in effect from and after the date of this Agreement and through the Closing;
(v)    except in the ordinary course of business consistent with past practice, sell, lease, transfer, mortgage, pledge or otherwise permit any Purchased Asset (other than Business IP) to become subject to any Encumbrance (other than Permitted Encumbrances);
(vi)    (A) post a position that would be filled by an individual that would be a Business Employee if employed on the date hereof without the prior approval of Buyer (which approval or denial shall be provided by Buyer within three (3) Business Days of the receipt of a request to post a position and shall not be unreasonably withheld), except with respect to those certain vacant positions as of the date hereof set forth on Section 5.1(a)(vi) of the Seller Disclosure Letter; (B) terminate the employment

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of any Business Employee (other than for cause or as a result of the resignation of such Business Employee); (C) promote, change the title of any Business Employee or hire or make an offer to hire any person who would be a Business Employee if employed on the date hereof, or (D) make an offer to any individual who has indicated that they previously worked for Buyer or one of its Affiliates in their job application, except (1) with respect to (B) and (C) above, in the ordinary course of business consistent with past practice with respect to employees earning or eligible to earn a base salary of $150,000 or below, or to fill those certain positions vacant as of the date hereof set forth on Section 5.1(a)(vi) of the Seller Disclosure Letter, and (2) with respect to (C) above, in connection with any promotions or changes in title that are scheduled to take effect April 1, 2024, implemented in a manner consistent with the process described on Section 5.1(a)(ix)(1) of the Seller Disclosure Letter; provided, that, notwithstanding anything herein to the contrary, Seller shall not and shall cause its Affiliates not to fill any vacancy that Seller determines in good faith is not necessary to operate the Business following the Closing;
(vii)    transfer, sell, assign, license, sublicense, permit to be abandoned or dedicated to the public domain, pledge, encumber, cancel, grant or otherwise dispose of any Business Owned IP, except non-exclusive licenses granted in the ordinary course of business; provided, that Buyer’s consent, in its sole discretion, after reasonable consultation with Seller, is required under this clause (II)(vii);
(viii)    disclose to any Third Party any Trade Secrets or proprietary source code included in the Business IP, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality to Seller or its Affiliates entered into in the ordinary course of business;
(ix)    except (A) as required by the terms of any Employee Benefit Plan set forth on Section 3.13 of the Seller Disclosure Letter, or (B) as would not reasonably be expected to result in any Liability to Buyer or its Affiliates, (1) adopt, enter into, amend or terminate any Employee Benefit Plan (or any plan or agreement that would be an Employee Benefit Plan if in effect on the date hereof) or grant, amend or terminate any award to a Business Employee thereunder, in each case, other than (x) the adoption, entry into, amendment or termination of any broad-based Employee Benefit Plan that is generally applicable to employees of Seller and its Affiliates or a subset thereof that is not specific to Business Employees, or (y) the grant of incentive awards to Business Employees as part of Seller’s 2024 annual incentive process, as reflected in the Business Employee List, (2) other than (x) ordinary course merit increases and related increases to target annual and equity incentive opportunities that take effect April 1, 2024 and are consistent with the process described on Section 5.1(a)(ix)(1) of the Seller Disclosure Letter, or (y) increases to salary or wages and related increases to target annual and equity incentive opportunities made in connection with a promotion that takes effect April 1, 2024 that are consistent with the process described on Section 5.1(a)(ix)(1) of the Seller Disclosure Letter, grant any increase in the wages, salary, bonus opportunity or other compensation or remuneration of any Business Employee; or (3) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any

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compensation payable to or benefits of a Business Employee under an Employee Benefit Plan;
(x)    reassign the duties of (A) a Business Employee such that he or she is no longer a Business Employee or (B) any other employee or service provider such that he or she would be a Business Employee (other than a transfer to fill a vacant position in accordance with Section 5.1(a)(vi) or as specified in Section 5.1(a)(x) of the Seller Disclosure Letter);
(xi)    commence, compromise, settle or agree to settle, release or forgive any claim or Action related to the Business (other than claims under In-Scope Policies in the ordinary course of business consistent with past practice) except if such settlement is solely a monetary settlement that requires payment of less than $1,000,000; provided that Seller shall as promptly as reasonably practicable provide Buyer with written notice of any such settlements if permitted under applicable Law;
(xii)    abandon, modify, waive, surrender, withdraw, terminate or allow to lapse any Business Permit;
(xiii)    cease providing or materially modify (including as to timing, form and amount) any material services to the Business that are provided to the Business as of the date hereof in a manner that is materially adverse to the Business;
(xiv)    make any material changes in the terms or policies with respect to the payment of compensation to any Insurance Producers with respect to the Business, other than in the ordinary course of business consistent with past practice
(xv)    materially change any underwriting, reinsurance, investment, claims handling, actuarial, reserving or accounting policies, practices or principles to the extent affecting the Business in effect on the date hereof, except (A) insofar as may be necessary due to a change in applicable Law, GAAP, IFRS or SAP (or the interpretation or enforcement thereof) or (B) as may be required by any Governmental Entity; provided, that Buyer’s consent, in its sole discretion, after reasonable consultation with Seller, is required under this clause (II)(xv);
(xvi)    make or change any Tax election related to the Purchased Assets or the Business, adopt or change any method of Tax accounting employed in respect of the Business, amend any Tax Returns with respect to the Purchased Assets or the Business, settle any Tax claim, audit or assessment with respect to the Purchased Assets or the Business, fail to pay Taxes that were due and payable (including estimated Tax payments) related to the Purchased Assets or the Business, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment related to the Purchased Assets or the Business, in each case except to the extent such action would not result in an increase in the Tax liability of Buyer or any of its Affiliates for any taxable period (or portion thereof) ending after the Closing Date;
(xvii)    adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, division, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization of Seller or any Business Entity; provided, that Buyer’s consent, in its sole discretion, after reasonable consultation with Seller, is required under this clause (II)(xvii);

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(xviii)    (A) enter into any severance, retention, change in control, transaction bonus or similar agreement or arrangement with any Business Employee, in each case, other than arrangements that are described on Section 5.1(a)(ix)(2) of the Seller Disclosure Letter, to the extent made at the sole cost and expense of Seller or its Affiliates, which shall not be factored into any determination of comparability for purposes of the definition of Comparable Job Terms, (B) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing) relating to the Business or any Business Employee, (C) recognize or certify any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Business Employee, or (D) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee; or
(xix)    agree or resolve to take any of the actions prohibited by the foregoing.
(b)    Other than Buyer’s right to consent or withhold consent with respect to the foregoing matters in accordance with Section 5.1(a), nothing contained in this Agreement shall give to Buyer or its Affiliates, directly or indirectly, any right to control or direct the operation of the Business or Seller or its Affiliates prior to the Closing. Subject to the terms of this Agreement (including Section 5.1(a)), prior to the Closing, Seller and its Affiliates shall exercise complete control and supervision of the operation of the Business and the Business Entities.
Section 5.2    Employment Matters.
(a)    Within five (5) Business Days following April 1, 2024, Seller shall update the Business Employee List to reflect any changes (or, with respect to any incentive awards, payments or grants) made to any of the Business Employees in connection with annual merit increases or annual incentive plan determinations or otherwise, in compliance with the terms of Section 5.1(a)(ix) (such updated Business Employee List, the “Updated Closing Census”) provided that such updated information with respect to the top twenty-five (25) highest paid employees shall be provided within five (5) Business Days following the date hereof. Thereafter, on a monthly basis prior to the Closing, Seller shall update the Business Employee List to reflect any changes to the Business Employee population, including changes to compensation or employment status, and provide a final Business Employees List no less than three (3) Business Days prior to Closing; provided, that, any such changes may be made solely in compliance with the terms of Section 5.1(a)(vi), 5.1(a)(ix) or 5.1(a)(x). Between the date hereof and Closing, Seller shall promptly (and in no event later than five (5) Business Days following the date Seller or any of its Affiliates were provided with or have given notice of any employment termination or engagement) notify Buyer of any termination of employment or engagement of a Business Employee. During the period between the date hereof and the Closing Date, if requested by the Buyer, Seller and its Affiliates shall use commercially reasonable efforts to find a reasonable suitable replacement of any Business Employee who terminates employment with Seller or its Affiliates.
(b)    Buyer shall, or shall cause one of its Affiliates to, make a Comparable Job Offer to each Business Employee, other than any Business Employees who (x) are on Leave or

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(y) do not meet the conditions contemplated by clause (v) of the definition of “Employment Conditions” set forth below, no later than sixty (60) days following the date the Updated Closing Census is delivered, which offer shall be irrevocable for no less than ten (10) days after delivery (after which Buyer may provide that such offer expires or may be retracted) and provide that employment shall be contingent upon the occurrence of the Closing and effective as of the Closing Date. For Business Employees who are on Leave, Buyer shall, or shall cause one of its Affiliates to, make a Comparable Job Offer to each such Business Employee five (5) Business Days following the date that Seller provides Buyer with written notice of the Business Employee’s scheduled return to active employment, provided that such return to active employment is within six (6) months of the Closing (or, if longer, the period under which the Business Employee is on a job-protected leave under the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”)). Such offer shall be irrevocable for no less than ten (10) days after delivery (after which Buyer may provide that such offer expires or may be retracted) and shall provide that employment shall be effective as of the date that such Business Employee returns to active employment or as soon as practicable thereafter. Each Comparable Job Offer shall provide that, if any Business Employee who has been offered and accepted employment with Buyer or one of its Affiliates in accordance with the foregoing and goes on Leave after such acceptance but prior to the Closing Date, such Business Employee shall remain an employee of Seller or its Affiliate and shall continue to receive compensation and benefits from Seller or its Affiliate until such Business Employee is able to return to regularly scheduled work. If such Business Employee who goes on Leave after accepting a Comparable Job Offer is cleared to return to work within six (6) months following the Closing (or, if longer, the period under which the Business Employee is on a job-protected leave under USERRA), the Business Employee will commence employment with Buyer or its Affiliate. For purposes of this Agreement, the Closing Date or such later date that a Transferred Employee commences employment with Buyer or one of its Affiliates, as applicable, is herein referred to as the “Hire Date”. Prior to the date any Comparable Job Offer is provided to any Business Employee pursuant to this Section 5.2(b), Buyer shall provide Seller each template offer of employment to be used for purposes of the Comparable Job Offers and a schedule setting forth the compensation (including cash and equity incentives) being offered to each Business Employee as of the Hire Date. Seller shall provide any comments within five (5) Business Days of receipt and Buyer shall consider in good faith any changes reasonably requested by Seller. Prior to the date any Comparable Job Offer is provided to any Business Employee pursuant to this Section 5.2(b), Buyer shall provide Seller with a schedule indicating whether such Comparable Job Offer will provide for the employee’s classification as exempt or nonexempt under applicable wage and hour Laws. Further, upon receipt of a request from Seller, Buyer shall or shall cause its Affiliate (as applicable) to provide Seller information related to the specific terms of any Business Employee’s offer of employment to the extent necessary for purposes of determining the validity of any such Business Employee’s claim for severance benefits following any potential claim from a Business Employee that the Buyer (or its Affiliate, as applicable) has failed to make a Comparable Job Offer to such Business Employee. Each Comparable Job Offer made to a Business Employee may only be conditioned on (collectively, the “Employment Conditions”) a Business Employee’s submission to (i) a background check, (ii) a drug test, but only to the extent such drug test is required by Law or a self-regulatory body in connection with such offer and proposed transfer of employment, (iii) reasonable and customary contingencies concerning

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immigration compliance, (iv) the execution of reasonable forms and/or policy acknowledgments that are consistent with the practices of Buyer or its Affiliates for similarly-situated new hires of Buyer or its Affiliates and (v) that certain condition set forth on Section 5.2(b)(v) of the Seller Disclosure Letter. As of the applicable Hire Date, each Transferred Employee shall have a “separation from service” as that term is defined by Section 409A of the Code and the regulations promulgated thereunder with respect to each nonqualified deferred compensation plan subject to Section 409A of the Code that is sponsored or maintained by Seller or its Affiliates and in which such Transferred Employee participates.
(c)    Effective as of the applicable Hire Date, each Business Employee who accepts an offer of employment from Buyer or its Affiliate in accordance with Section 5.2(b) shall commence his or her employment with Buyer or its Affiliate, and for a period of twelve (12) months following the Hire Date, while employed by Buyer or any of its Affiliates, each Transferred Employee shall be employed on terms no less favorable than the applicable Comparable Job Terms, it being agreed and understood that any adjustments to a Transferred Employee’s compensation by Buyer or any of its Affiliates resulting from a reclassification from exempt to nonexempt under applicable wage and hour Laws shall not constitute a breach of Buyer and its Affiliates’ obligations under this Section 5.2(c); provided that such adjustment does not result in a decrease in such Transferred Employee’s annual base compensation. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law.
(d)    Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee whose employment terminates within twelve (12) months following the Closing Date with severance payments and benefits that are no less than the severance payments and benefits set forth on Section 5.2(d) of the Buyer Disclosure Letter (subject to the eligibility and other terms and conditions set forth therein), taking into account (A) the Transferred Employee’s service with (x) Seller and its Affiliates prior to the applicable Hire Date and (y) Buyer and its Affiliates after the applicable Hire Date and (B) any increase (but not decrease) in compensation and benefits applicable to the Transferred Employee after the applicable Hire Date, in each case, subject to the Transferred Employee’s execution of a release of claims in favor of Buyer and its Affiliates. For the avoidance of doubt, such severance payments and benefits shall be provided only to the extent that the Transferred Employee’s termination of employment constitutes a termination that would have qualified for severance payments and benefits set forth on Section 5.2(d) of the Buyer Disclosure Letter.
(e)    For purposes of determining eligibility to participate in, benefit accrual, vesting, and retirement eligibility under any employee benefit plan, program, agreement or arrangement of Buyer or any of its Affiliates in which a Transferred Employee is eligible to participate following the Hire Date (including any welfare plan, defined contribution retirement plan, vacation program or severance program but not for purposes of determining benefit accruals under a defined benefit plan, eligibility for benefits under a retiree health or welfare arrangement or vesting of any long-term incentive awards), each Transferred Employee shall be credited with the Transferred Employee’s service with Seller and its Affiliates prior to the applicable Hire Date to the extent such service was taken into account under the analogous employee benefit plan, program, agreement or arrangement maintained or contributed to by

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Seller and its Affiliates immediately prior to the Closing Date, and with Buyer and its Affiliates after the applicable Hire Date; provided that such service shall not be recognized to the extent it would result in a duplication of benefits or if comparable service would not be recognized for similarly situated employees of Buyer or its Affiliates. Buyer shall, or shall cause one of its Affiliates to use commercially reasonable efforts to, (I) waive any preexisting conditions, proof of insurability, actively at work requirements and waiting periods under the employee benefit plans, programs, agreements and arrangements of Buyer and its Affiliates in which the Transferred Employees are eligible to participate, to the same extent that such conditions and waiting periods were waived or previously satisfied under the comparable Employee Benefit Plan prior to the applicable Hire Date, and (II) cause such plans, programs, agreements and arrangements to honor any expenses incurred by such Transferred Employees and their eligible dependents under Employee Benefit Plans that are healthcare benefit plans during the portion of the calendar year in which he or she becomes a Transferred Employee for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses, to the same extent that such expenses were recognized under the comparable Employee Benefit Plan.
(f)    Buyer shall, or shall cause one of its Affiliates to, have in effect a tax-qualified defined contribution retirement plan as of the Closing Date that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which each Transferred Employee shall be eligible to participate as of the applicable Hire Date (the “Buyer 401(k) Plan”), subject to the terms of such plan taking into account Section 5.2(e). Each Transferred Employee who is a participant in the Seller 401(k) Plan shall cease to be an active participant under each such plan effective as of as of the applicable Hire Date. Buyer shall, or shall cause one of its Affiliates to, permit each Transferred Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code, but excluding the in-kind rollover of notes evidencing loans) of such Transferred Employee’s balance under the Seller 401(k) Plan to the Buyer 401(k) Plan at any time after the Hire Date if such direct rollover is elected in accordance with Law by such Transferred Employee. Prior to the Hire Date or as soon as practicable following the Hire Date (but with respect to the Seller 401(k) Plan in any event, before each Transferred Employee receives a distribution of his or her account balance from the Seller 401(k) Plan), Seller shall (i) cause each Transferred Employee to become fully vested in his or her account balances under any Seller 401(k) Plan, the Allianz Supplemental Asset Accumulation Plan, the Allianz Global Corporate & Specialty, North America Enhanced Compensation Plan, and any other defined benefit or defined contribution plan providing for post-employment benefits (each a “Retirement Plan”) as of the Hire Date, and (ii) make or cause to be made to the applicable Retirement Plan all employer contributions that would have been made on behalf of the Transferred Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements for the year of the Hire Date, with respect to eligible compensation paid by Seller or its Affiliates prior to the Hire Date.
(g)    Buyer shall, or shall cause one of its Affiliates to, have in effect a flexible spending account plan as of the Closing Date, in which the Transferred Employees shall be eligible to participate as of the applicable Hire Date.
(h)    Buyer and its Affiliates, as applicable, shall timely execute and deliver to Seller a HIPAA non-disclosure agreement in the form and substance reasonably determined to be necessary by Seller and Buyer to comply with HIPAA. Subject to Buyer’s and its Affiliates’

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compliance with the previous sentence, Seller shall provide, or shall cause the applicable Employee Benefit Plan provider(s) to provide, to Buyer, its Affiliates or the applicable plan provider(s) the information reasonably required by Buyer in a format useable by Buyer’s providers to ensure healthcare benefit plan administration and continuation in compliance with this Section 5.2 as promptly as practicable on or after, but in no event later than thirty (30) Business Days following, the Hire Date.
(i)    Each Transferred Employee who participates in the Annual Bonus Program for Allianz Commercial North America as in effect immediately prior to the Hire Date (the “Seller Compensation Plan”) shall be entitled to a bonus in respect of the calendar year in which the Hire Date occurs (the “Annual Bonus”) on the terms and conditions set forth in this Section 5.2(i). The Annual Bonus in respect of the period commencing on January 1 of the year in which the Hire Date occurs and ending on the date immediately preceding the Hire Date (the “Pro Rated Bonus Period”) shall be determined as follows: an amount that is equal to the product obtained by multiplying (A) 100% of the target amount for the Annual Bonus opportunity for such Transferred Employee in respect of the calendar year in which the Hire Date occurs, as determined in accordance with the Seller Compensation Plan and the target bonus opportunities set forth on the Updated Closing Census, and (B) the quotient determined by dividing (I) the number of days in the Pro Rated Bonus Period by (II) 365, in each case, as adjusted in good faith as may be mutually agreed amongst the Buyer and Seller to reflect any applicable long-term disability Leave. Such amount shall be paid by Buyer or one of its Affiliates at such time as Annual Bonuses with respect to the year of the Hire Date are generally paid by Buyer, subject to the Transferred Employee’s continued employment with Buyer and its Affiliates through such payment date, unless, but solely to the extent such payments would have been payable in accordance with Seller’s policies with respect to the Seller Compensation Plan, the Transferred Employee’s employment is terminated before such date due to death or involuntary termination without cause, or upon reaching retirement eligibility (defined as the earlier of (A) age fifty-five (55) with ten (10) years of service, or (B) age sixty–five (65)), in which case, the Transferred Employee will remain eligible to receive such bonus, subject to the Transferred Employee’s execution of a release of claims in favor of Buyer and its Affiliates. Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee eligible to receive an annual cash bonus with an incentive compensation plan for the period beginning on the Hire Date and ending on December 31 of the calendar year in which the Hire Date occurs, as required by Section 5.2(c). Buyer or its applicable Affiliates shall determine the amount payable under such incentive compensation plan for this period in good faith. Buyer shall, or shall cause one of its Affiliates to, pay such incentive to each eligible Transferred Employee at such time as Annual Bonuses with respect to the year of the applicable Hire Date are generally paid by Buyer, subject to the terms and conditions of the applicable compensation plan, including the achievement of the applicable performance metrics and any applicable continued employment requirements.
(j)    Seller and its Affiliates shall be responsible for all payments and obligations with respect to any Business Employee under the terms of any long-term incentive plan of Seller or its Affiliates in which the Business Employee participates prior to the Closing Date, in accordance with the terms of such long-term incentive plan and, with respect to each Business Employee who receives a Comparable Job Offer from the Buyer or its Affiliates, upon

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reasonable request from the Buyer (and in all events no later than five (5) Business Days following such request), Seller shall provide Buyer with the value of the awards, the terms of such long-term incentive awards held by any Business Employees and their treatment in connection with the transactions contemplated by this Agreement. Further, if following such communication (if any) between Buyer and Seller relating to the long-term incentive awards, Seller or one of its Affiliates determines that the treatment of the long-term incentive award will be modified, Seller or its applicable Affiliate will provide Buyer and its Affiliates notice and reasonable detail of such modification as soon as practicable following, and in all events no later than five (5) Business Days following, such determination.
(k)    Seller or its applicable Affiliate shall pay directly to each Transferred Employee all accrued but unused annual leave days or other paid time off owed to such Transferred Employee as of the applicable Hire Date.
(l)    Effective as of the applicable Hire Date (or, if later, the end of coverage under the terms of the applicable Employee Benefit Plan), to the extent not effectuated through the ordinary operations of an Employee Benefit Plan, Seller shall, or shall cause its Affiliates to, terminate the participation of each Transferred Employee in each Employee Benefit Plan (other than with respect to any rights available to a former employee under an Employee Benefit Plan), and in no event shall any Transferred Employee be entitled to accrue any benefits under the Employee Benefit Plans with respect to services rendered or compensation paid by Buyer on or after the Hire Date, except as provided by the Transition Service Agreement or as otherwise required to comply with applicable Law.
(m)    Prior to the Hire Date, and to the extent required by Law, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain consent from each Business Employee who is expected to transfer employment to provide Buyer or its Affiliate copies of such Business Employees’ Personnel File. Subject to and in accordance with applicable Law, Seller shall, and shall cause its Affiliates to, cooperate in good faith to grant access to or transfer copies of all Transferred Employees’ Personnel Files to Buyer at or promptly following the applicable Hire Date of each Transferred Employee; provided, however, that neither Seller nor any of its Affiliates will grant access to or transfer a copy of any Business Employee’s Personnel File to Buyer or any of its Affiliates (A) to the extent required by applicable Law, prior to the receipt by Seller or any of its Affiliates of such Business Employee’s consent to such access or transfer and (B) unless such employee is a Transferred Employee. For the avoidance of doubt, if no consent is required under applicable law, Buyer will provide the Personnel Files of the Transferred Employees at or promptly following the Hire Date to the Buyer and its Affiliates without any request for consent from the applicable Transferred Employee.
(n)    Any communications by each of Seller and Buyer or any of their respective Affiliates with the Business Employees prior to the applicable Hire Date shall be subject to and in compliance with the terms of this Agreement. Written and any pre-recorded oral communications from Buyer or any of its Affiliates to Business Employees following the date hereof must be scheduled in advance with Seller (such schedule not to be unreasonably delayed, conditioned, or withheld), and such communications shall be subject to Seller’s prior review, comment (which comments Buyer shall consider implementing in good faith and which comments shall be provided promptly and in all events within five (5) Business Days of delivery

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to Seller), and consent (such consent not to be unreasonably delayed, conditioned, or withheld). Written and any pre-recorded oral communications from Seller or any of its Affiliates to Business Employees following the date hereof relating to the terms and conditions of employment of such Business Employees with Buyer and its Affiliates shall be subject to Buyer’s prior review and approval. Seller agrees that it will, and will cause its Affiliates to, provide Buyer, its Affiliates and their respective service providers with (i) reasonable access, on a schedule to be mutually agreed in good faith and during regular business hours in a manner intended to minimize disruption, to the Business Employees for purposes of (A) communicating with such Business Employees regarding Buyer’s offers of employment, conditions related to the offers of employment, benefits programs and arrangements and (B) completing benefit enrollment and other employee onboarding, and (ii) reasonable assistance in the distribution of communications prepared in accordance with the above related to such offers of employment. Seller agrees that it will, and will cause its Affiliates to cooperate in good faith with Buyer to provide Buyer, its Affiliates and their respective service providers with access, on a schedule to be mutually agreed in good faith, to information relating to the Business Employees, as reasonably requested by Buyer and its service providers in order to comply with the obligations of Buyer or any of its Affiliates under this Section 5.2; provided, that such information is reasonably available to Seller and its service providers; provided, further, that in the event Seller and its Affiliates do not provide the information required to be provided by Seller and its Affiliates to the Buyer and its Affiliates under Sections 5.2(a), 5.2(b), 5.2(h), 5.2(j) and 5.2(m), making it impracticable for Buyer and its Affiliates to comply with the relevant provisions of this Section 5.2, Buyer shall have no obligation to comply with the corresponding covenants under this Section 5.2 to which such information relates unless and until Seller and its Affiliates provide such information.
(o)    With respect to any Transferred Employee, (i) Seller or one of its Affiliates shall be solely responsible for workers’ compensation claims by or with respect to such Transferred Employee based on injuries or illnesses that occurred prior to the applicable Hire Date and (ii) Buyer or one of its Affiliates shall be solely responsible for workers’ compensation claims by or with respect to any Transferred Employee based on injuries or illnesses that occur on or after the applicable Hire Date. For purposes of this Section 5.2(o), the date an injury or illness resulting in a workers’ compensation claim occurred shall be determined in accordance with the terms of applicable Law in respect of workers’ compensation. The parties hereto agree that they will cooperate fully with such other party and with the applicable insurers and/or third-party claims administrators by providing needed information to determine the date of the injury or illness.
(p)    Seller and its Affiliates shall retain Liability and responsibility for and shall indemnify and hold Buyer and its Affiliates harmless to the fullest extent permitted under applicable Law from and against all Liabilities that relate to (collectively, the “Excluded HR Liabilities”) (i) any Employee Benefit Plan, except in each case with respect to Liabilities that Buyer, its Affiliates or an employee benefit plan of Buyer or its Affiliates expressly assumes pursuant to the terms of Section 5.2(i), and (ii) except (x) as provided in Section 5.2(r) and Section 5.2(v) regarding the reimbursement of Severance Costs, and (y) for Liabilities arising solely as a result of Buyer’s determination that any Business Employee will not receive a Comparable Job Offer from Buyer or its Affiliates, other than as a result of such Business Employee not meeting any of the Employment Conditions set forth in clauses (i) through (iv) of

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the definition thereof, the employment or termination of employment of any employee of Seller or its Affiliates (including all Business Employees and all former employees of Seller and its Affiliates).
(q)    Effective as of the Hire Date in respect of any Transferred Employee, Buyer and its Affiliates shall assume and be solely responsible for and shall indemnify and hold Seller and its Affiliates harmless to the fullest extent permitted under applicable Law from and against all employment and employee benefits related Liabilities that (i) relate to any Transferred Employee’s employment with Buyer or its Affiliate, (ii) are otherwise expressly assumed by Buyer or its Affiliates pursuant to Section 5.2(i) of this Agreement, or (iii) arise solely as a result of Buyer’s determination that any Business Employee will not receive a Comparable Job Offer from Buyer or its Affiliates other than as a result of such Business Employee not meeting any of the Employment Conditions set forth in clauses (i) through (iv) of the definition thereof.
(r)    In the event that Buyer or one of its Affiliates either (i) fails to make a Comparable Job Offer to a Business Employee in accordance with Section 5.2(b) other than as a result of the Business Employee not meeting any of the Employment Conditions set forth in clauses (i) through (iv) of the definition thereof, or (ii) revokes a Comparable Job Offer that has been accepted by a Business Employee, other than as a result of the Business Employee not meeting any of the Employment Conditions set forth in clauses (i) through (iv) of the definition thereof, and such Business Employee’s employment is terminated by Seller and its Affiliates no more than sixty (60) Business Days following the Closing Date, or, if such Business Employee is on a Leave, no more than sixty (60) Business Days following such Business Employee’s return to active employment, then Buyer or its Affiliates shall reimburse Seller and its Affiliates for all severance payments and benefits which are required to be provided to such Business Employee pursuant to the terms of the applicable Employee Benefit Plan set forth on Section 5.2(r) of the Seller Disclosure Letter as a result of such Business Employee’s termination of employment by Seller and its Affiliates, inclusive of the employer portion of any employment taxes due on such amounts (collectively, the “Severance Costs”). Within one hundred twenty (120) days following the Closing Date (or, with respect to any Business Employee on a Leave, following such employee’s return to active employment) Seller or one of its Affiliates shall provide Buyer with a written invoice stating in reasonable detail the aggregate value of all Severance Costs incurred and/or to be paid by Seller or any of its Affiliates. Buyer shall reimburse Seller or its applicable Affiliates for such Severance Costs within sixty (60) Business Days of receipt of such invoice, and, following Buyer’s reasonable verification of such Severance Costs. Seller shall, or shall cause one of its Affiliates to terminate the employment of each Business Employee who receives and does not accept a Comparable Job Offer no later than five (5) Business Days following the later of (x) the Closing Date, and (y) the date such Business Employee rejects (or is deemed to reject) the Comparable Job Offer. Seller and its Affiliates shall be solely responsible for any and all Severance Costs payable to such Business Employees who receive, but do not accept, a Comparable Job Offer or to any of the Business Employees who do not meet any of the Employment Conditions set forth in clauses (i) through (iv) of the definition thereof.
(s)    Seller, for and on behalf of itself and each of its Affiliates, hereby waives, with effect from and after the Closing, any and all covenants that would otherwise prohibit or restrict a Transferred Employee from engaging in certain activities or taking certain actions during, or for a period of time following a termination of, his or her employment or service with

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Seller or any of its Affiliates, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality covenants, in each case, to the extent necessary for each Transferred Employee to be permitted to commence or continue employment with Buyer or any of its Affiliates, successors and assigns and for such Transferred Employee to provide such services as may be requested from time to time by the Buyer or any of its Affiliates, successors and assigns (whether as an employee or otherwise).
(t)    During the period prior to the Closing, Seller shall use commercially reasonable best efforts to make introductions between the Buyer and individual natural person independent contractors set forth on Section 3.9(c)(ii) of the Seller Disclosure Letter.
(u)    Following the date hereof and prior to the expiration of the term of the Transition Services Agreement, the Buyer may or may cause one of its Affiliates or a third-party employer of record or similar staffing agency (such employer or agency a “Partner Employer”) to make offers of employment to each of the employees then employed by Allianz Services (India), to the extent permitted by applicable law.  Seller will or will cause its applicable Affiliates to cooperate in good faith with Buyer and its Affiliates to facilitate (i) the delivery of such offers of employment from Buyer, its Affiliates or a Partner Employer to the employees of Allianz Services (India), and (ii) for each such employee who accepts such offer of employment, the termination of such employee’s employment with Allianz Services (India), in each case to the extent permitted by applicable Law. The parties acknowledge that any such “carve out” acquisition and the activities contemplated by this Section 5.2(u) will be structured in a manner that complies with applicable Law and standard industry practices in India.
(v)    The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state and local Law (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Any notice or severance pay actually paid to a Business Employee (inclusive of the employer portion of any employment taxes due on such amounts) under the WARN Act as a result of Buyer not making a Comparable Job Offer to any Business Employee that would cause the termination of employment of any Business Employee that occurs on or during the 90-day period following the Closing to constitute a “plant closing” or “mass layoff” under the WARN Act shall constitute a “Severance Cost” as described in Section 5.2(r) and Buyer shall reimburse Seller for any such Severance Costs; provided, that, any such incremental notice or severance costs shall not constitute Severance Costs that are borne by the Buyer if the WARN Act is triggered as a result of the termination of employment of the Business Employees being aggregated with terminations of employment by Seller or its Affiliates of employees other than the Business Employees. Buyer shall be responsible for any obligation with respect to the Transferred Employees under the WARN Act arising or accruing on or after the Closing. Seller shall be responsible for any such obligation arising or accruing before the Closing.
(w)    Effective as of the Closing, Seller has taken all actions reasonably required to terminate for no consideration that certain Employee Benefit Plan set forth on Section 5.2(w) of the Seller Disclosure Letter, subject to the terms and conditions set forth in Section 5.2(w) of the Seller Disclosure Letter.

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(x)    Nothing contained in this Agreement is intended to, or does, (i) constitute an amendment, waiver or modification of any Employee Benefit Plan (or the terms thereof), (ii) prevent Seller, Buyer or any of their respective Affiliates from amending or terminating any of their respective benefit plans in accordance with the applicable terms therein, (iii) constitute a contract of employment (or guarantee any particular term or condition of employment) or prevent Buyer or any of its Affiliates, after the applicable Hire Date, from terminating the employment of any Transferred Employee, or (iv) create any third-party beneficiary rights, claims or causes of action in favor of any Business Employee, or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Business Employee by Seller, Buyer or any of their respective Affiliates or under any benefit plan that Seller, Buyer or any of their respective Affiliates may maintain.
Section 5.3    Publicity. Except as otherwise provided herein or in any Ancillary Agreement, Buyer and Seller agree, and shall cause their respective Affiliates, to cooperate with each other with respect to any public disclosure of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby prior to such public disclosure. Buyer and Seller agree that they shall not issue any press release or make any public statement with respect to such matters without the advance approval (not to be unreasonably withheld, conditioned or delayed) of the other party following such consultation, except for any such release or announcement as may be required by applicable Law or the rules and regulations of any applicable stock exchange or the requirements of any self-regulatory body, in which case, to the extent permitted by applicable Law, the party hereto required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and will consider any reasonable comments of the other party in good faith and not unreasonably refuse to incorporate such comments. In addition, after the initial public disclosure regarding the transactions contemplated by this Agreement, each of the parties may make (a) internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions, (b) announcements to the investment community and communications with agents of rating agencies that are consistent with the parties’ prior public disclosures regarding the transactions and (c) other public communications in accordance with the terms of this Agreement. To the extent the filing of this Agreement or the Ancillary Agreements with a securities regulator is required by applicable Law or the rules and regulations of any applicable stock exchange or the requirements of any self-regulatory body, each party shall allow the other party reasonable time to comment on the form of agreement to be filed, including any redactions thereto (and will consider any such comments in good faith), in advance of such filing.
Section 5.4    Confidentiality.
(a)    Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, dated as of October 6, 2023, by and between Allianz SE and Buyer, as amended by that certain Addendum dated as of November 11, 2023 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect in accordance with the terms and conditions thereof.

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Notwithstanding the foregoing, at the Closing such Confidentiality Agreement shall terminate; provided, that Seller’s and its Affiliates’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 in accordance with its terms.
(b)    From and after the Closing, Buyer shall, and shall cause its Affiliates and direct its and its Affiliates’ Representatives who receive Seller Confidential Information to, (i) maintain the confidentiality of, (ii) not disclose to any other Person (other than Buyer’s Affiliates) and (iii) not use, any Seller Confidential Information, except that Buyer or its Affiliates may disclose Seller Confidential Information (A) to the extent required by applicable Law, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Buyer or its Affiliates, as applicable, (B) in order to comply with any Law applicable to Buyer or its Affiliates, as applicable, (C) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Buyer or its Affiliates, as applicable, in the course of any litigation, investigation or administrative proceeding or (D) to the extent such information is required to be made available to financing banks and the respective advisors of Buyer or its Affiliates in the context of, or to facilitate, the issuance of a bond or other capital market measures, all on a need to know basis and subject to appropriate confidentiality undertakings or obligations. If Buyer or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Seller Confidential Information, Buyer shall, to the extent permitted by applicable Law and reasonably practicable, (I) provide Seller with prompt prior written notice of such requirement in as far in advance of such release or disclosure as is reasonably practicable and (II) cooperate with Seller and Seller’s Affiliates (at Seller’s expense) to obtain a protective order or similar remedy to cause such Seller Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, Buyer or its applicable Affiliates shall furnish only that portion of Seller Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Seller Confidential Information. Notwithstanding the foregoing, Buyer and its Affiliates may make disclosures of Seller Confidential Information in connection with ordinary course examinations, audits or filings with or by regulatory or self-regulatory authorities (including any Tax Authority), without requirement to notify Seller or otherwise comply with the foregoing terms and conditions of this Section 5.4(b), provided that such examination, audit or filing does not specifically target Seller or its Affiliates or the transactions contemplated by this Agreement. Buyer hereby agrees, and shall cause its Affiliates and direct its and its Affiliates’ Representatives who receive Seller Confidential Information, to protect Seller Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Seller Confidential Information as Buyer uses to protect its own confidential information of a like nature.
(c)    From and after the Closing, Seller shall, and shall cause its Affiliates and direct its and their Representatives who receive Buyer Confidential Information to, (i) maintain the confidentiality of, (ii) not disclose to any other Person (other than Seller’s Affiliates) and (iii)

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not use, any Buyer Confidential Information, except that Seller and its Affiliates may disclose Business Confidential Information (A) to the extent required by applicable Law, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Seller or its Affiliates, as applicable, (B) as may be reasonably necessary or advisable in connection with any Tax Returns, accounting records, financial reporting obligations or any audit, (C) in order to comply with any Law applicable to Seller or its Affiliates, as applicable, (D) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Seller or its Affiliates, as applicable, in the course of any litigation, investigation or administrative proceeding or (E) to the extent such information is required to be made available to financing banks and the respective advisors of Seller or its Affiliates in the context of, or to facilitate, the issuance of a bond or other capital market measures, all on a need to know basis and subject to appropriate confidentiality undertakings or obligations. If Seller or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Buyer Confidential Information, Seller shall, to the extent permitted by applicable Law and reasonably practicable, (I) provide Buyer with prompt prior written notice of such requirement in as far in advance of such release or disclosure as is reasonably practicable and (II) cooperate with Buyer and Buyer’s Affiliates (at Buyer’s expense) to obtain a protective order or similar remedy to cause Business Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, Seller or its applicable Affiliates shall furnish only that portion of Buyer Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Buyer Confidential Information. Notwithstanding the foregoing, Seller and its Affiliates may make disclosures of Business Confidential Information in connection with ordinary course examinations, audits or filings with or by regulatory or self-regulatory authorities (including any Tax Authority), without requirement to notify Buyer or otherwise comply with the foregoing terms and conditions of this Section 5.4(c), provided that such examination, audit or filing does not specifically target Buyer or its Affiliates or the transactions contemplated by this Agreement. Seller hereby agrees, and shall cause its Affiliates and direct its and their Representatives who receive Buyer Confidential Information, to protect the Buyer Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Buyer Confidential Information as Seller or its applicable Affiliate uses to protect its own confidential information of a like nature.
(d)    None of Seller or any of its Affiliates shall, from and after the date hereof or as promptly thereafter as is reasonably practicable, include any information relating to the In-Scope Policies in any “data mining” program or process that is designed or intended to identify any holder of a Policy for targeted marketing or solicitation of other products offered, distributed or administered by such Person; provided that the foregoing shall not prohibit Seller or any of its Affiliates from including information relating to insurance or annuity Contracts not included in the Business, and any holder thereof, in any such “data mining” program or process even though such holder of such insurance or annuity Contract that is not included in the Business is also a holder of an In-Scope Policy.

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(e)    The parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Agreement would cause immediate, extensive and irreparable damage for which no adequate remedy at law would exist and that, upon any such breach or threatened breach, the disclosing party will be entitled to injunctive relief in accordance with Section 10.13. Nothing in this Section 5.4(d) will limit any other remedy available to either party hereto.
(f)    “Seller Confidential Information” means, (i) other than Business Confidential Information, all information made available to Buyer either prior to the Closing or after the Closing pursuant to this Agreement or any Ancillary Agreement by Seller or its Affiliates or their respective Representatives (including information disclosed in the course of negotiation of this Agreement or the Ancillary Agreements) regarding Seller or its Affiliates (including the Business Entities), whether any such information is in written, electronic, digital, oral or other form and (ii) the terms and conditions of this Agreement and any Ancillary Agreement, except that “Seller Confidential Information” shall not include, except with respect to Personal Information, information that (A) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.4(b) above), (B) was already known to Buyer or its Affiliates (other than by previous disclosure by Seller or its Affiliates or their respective Representatives) as of the date hereof and not subject to any duty of confidentiality to Seller or its Affiliates or their Representatives, (C) is independently developed by Buyer or its Affiliates without reference to any Seller Confidential Information or (D) after the Closing Date, is lawfully made available or known to Buyer or its Affiliates by a Person not subject to any duty of confidentiality to Seller or its Affiliates or their respective Representatives.
(g)    “Business Confidential Information” means all information to the extent related to the Business, including all such information contained in the Transferred Books and Records and all other information made available to Buyer either prior to the Closing or after the Closing by Seller or its Affiliates or their respective Representatives (including information disclosed in the course of negotiation of this Agreement or the Ancillary Agreements) regarding the Business, but in each case excluding any portion of such information to the extent related to any Excluded Assets, Excluded Liabilities or the Excluded Business, whether any such information is in written, electronic, digital, oral or other form, except that “Business Confidential Information” shall not include, except with respect to Personal Information, information that (A) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.4(c) above), (B) is independently developed by Seller or its Affiliates following the third (3rd) anniversary of the Closing Date without reference to any Business Confidential Information or (C) is lawfully made available or known to Seller or its Affiliates following the third (3rd) anniversary of the Closing Date (other than pursuant to any Ancillary Agreement or in connection with the transactions contemplated by Section 5.20) by a Person not subject to any duty of confidentiality to Buyer or its Affiliates or their respective Representatives.
(h)    “Buyer Confidential Information” means (i) all information made available to Seller either prior to or after the Closing pursuant to this Agreement or any Ancillary Agreement by Buyer or its Affiliates or their respective Representatives (including information disclosed in the course of negotiation of this Agreement or the Ancillary Agreements) regarding Buyer or its Affiliates, whether any of the foregoing information is in written, electronic, digital,

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oral or other form, (ii) the terms and conditions of this Agreement and any Ancillary Agreement and (iii) from and after the Closing, the Business Confidential Information, except that (with respect to clauses (i) and (ii)) “Buyer Confidential Information” described in clauses (i) and (ii) above shall not include information that (A) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.4(c) above), (B) is independently developed by Seller or its Affiliates without reference to any Buyer Confidential Information or (C) after the Closing Date, is lawfully made available or known to Seller or its Affiliates by a Person not subject to any duty of confidentiality to Buyer or its Affiliates or their respective Representatives.
Section 5.5    Access to Information. Subject to Section 5.4 and applicable Law, prior to the earlier of the Closing or termination of this Agreement pursuant to Article VII, upon reasonable prior written notice, Seller shall cause its Representatives to afford the Representatives of Buyer reasonable access during normal business hours to the Representatives, books and records, properties, offices and other facilities of the Business Entities relating to the Business, it being understood that Seller and its Affiliates shall be permitted to make reasonable redactions to any applicable books and records with respect to any information to the extent relating to the Excluded Assets, the Excluded Liabilities, the Excluded Business or, other than with respect to the Business, otherwise to the extent relating to Seller or its Affiliates; provided that such access shall be provided and received in a manner so as to not unreasonably interfere in the conduct of the Business or the other businesses of Seller or its Affiliates prior to the Closing. Buyer acknowledges and agrees that any access pursuant to this Section 5.5 shall be conducted at Buyer’s expense, may be, at Seller’s discretion, under the supervision of Seller’s or its Affiliates’ personnel, and any contact by Buyer, its Affiliates and/or their Representatives with Representatives of Seller or its Affiliates hereunder shall be arranged by Representatives of Seller and may be, at Seller’s discretion, supervised by Representatives of Seller. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose to Buyer, its Affiliates or any Representative thereof any (a) medical file or related records of any Business Employee, (b) books and records that are inextricably commingled with the books and records of Seller and its Affiliates (other than with respect to the Business), or any income Tax Return or any income Tax-related work papers of Seller or any of its Affiliates, (c) Personal Information or (d) other information, if doing so would (i) violate applicable Law, or fiduciary obligation to which Seller or its Affiliates is bound, (ii) reasonably be expected to result in the disclosure of any competitively sensitive information of Seller or any of its Affiliates unrelated to the Business, or (iii) reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) in the reasonable judgment of Seller; provided, however, that in the case of any information that would otherwise be disclosed pursuant to this Section 5.5 but is withheld pursuant to clauses (b) or (d), Seller shall (A) inform Buyer of the fact that Seller has made such determination and provide a description of the general nature of what is being withheld, (B) reasonably cooperate with any requests from Buyer for, and use commercially reasonable efforts to obtain any, waivers related thereto and (C) use its commercially reasonable efforts to make other arrangements (including, if applicable, redacting information or entering into joint defense agreements), in each case that would enable any otherwise required disclosure to Buyer to occur without violating any such applicable Law or

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fiduciary obligation, disclosing such competitively sensitive information or jeopardizing any such privilege.
Section 5.6    Post-Closing Access.
(a)    Subject to the last sentence of this Section 5.6(a) and to Section 5.6(d), after the Closing, each of Seller and Buyer shall, and shall cause any of its respective Affiliates (as applicable) to, preserve and keep all pre-Closing books and records and all information to the extent relating to the accounting, legal, regulatory, business and financial affairs of the Business that are retained by Seller or any of its Affiliates, or are obtained by Buyer hereunder, as the case may be, for a period of seven (7) years after the Closing Date, or such longer period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Entity or (ii) reasonably necessary with respect to the investigation, prosecution or defense of any legal or regulatory Action that is then pending or threatened or under audit and with respect to which the requesting party has notified the other party. Each of Seller and Buyer shall provide the other with written notice at least thirty (30) Business Days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials, and the other party shall have the right, at its expense, to reproduce or take any such materials, if such other party provides written notice stating its intent to reproduce or take such materials no later than twenty (20) Business Days after having received notice that such materials are to be transferred, destroyed, or discarded. Prior to the date hereof, each of Buyer and Seller has provided the other with a true and correct summary of its business-as-usual document retention and destruction policies, procedures and schedules that are generally applicable to such party’s businesses (the “Document Retention Policies”). Notwithstanding anything to the contrary in this Section 5.6(a), so long as its Document Retention Policies are consistent with applicable Law, neither Buyer nor Seller shall be obligated to alter or suspend its Document Retention Policies in order to meet the requirements in this Section 5.6(a), and neither shall be obligated to notify the other prior to destroying or discarding the last copy of any such books, records or information if destruction is consistent with such party’s Document Retention Policies; provided, that (i) neither party shall modify its Document Retention Policies in a way that results in the books, records and information that are the subject of Section 5.6(a) being destroyed or discarded sooner than other books, records and information of such party without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) if either party has notified the other party of any books, records or information that are the subject of Section 5.6(a) that are in the possession, custody or control of the non-requesting party and that are reasonably necessary to be preserved for a longer period with respect to the investigation, prosecution or defense of any legal or regulatory action that is then pending or threatened or under audit, then the provisions of this Section 5.6 apply to the retention and destruction of such books, records and information without regard to the Document Retention Policies.
(b)    Following the Closing, for so long as such information is retained by Buyer in accordance with Section 5.6(a), Buyer and any applicable Affiliates shall permit Seller or its Affiliates and their authorized Representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to Buyer or such Affiliates, to be provided and received in a manner that does not unreasonably interfere with the

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conduct of the Business or other businesses of Buyer or its Affiliates following the Closing, the information described in Section 5.6(a) and reasonable access to relevant employees to the extent that such access may be reasonably required in connection with (i) preparation of any accounting records or with any audits or similar proceedings, (ii) any Action relating to Seller or its Affiliates or the operation of the Business Entities or any of their businesses prior to the Closing, or (iii) any Governmental Approvals or regulatory matter.
(c)    Following the Closing, for so long as such information is retained by Seller in accordance with Section 5.6(a), Seller shall permit Buyer and its authorized Representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to Seller, to the information described in Section 5.6(a) and reasonable access to relevant employees to be provided and received in a manner that does not unreasonably interfere with the conduct of the businesses of Seller or its Affiliates following the Closing, to the extent that such access may be reasonably required in connection with (i) preparation of any accounting records or with any audits or similar proceedings, (ii) any Action relating to the Business, (iii) any Governmental Approval or regulatory matter or (iv) any other valid legal or business purpose.
(d)    From and after the date hereof and until the Closing Date, Seller shall use commercially reasonable efforts to remove and/or redact any information and books and records of Seller or any of its Affiliates described in clauses (a)-(k) of the definition of Excluded Books and Records from the emails (including all archived or historical emails) retained in the email accounts maintained by Seller or its Affiliates for all Transferred Employees (such emails, as so redacted and modified, the “Transferred Emails” and such redacted or removed information and books and records, the “Excluded Emails”). At the Closing, Seller shall provide or shall cause to be provided to Buyer one copy of the Transferred Emails, in a form and format reasonably acceptable to Buyer.  From the Closing Date and for a period of ninety (90) days thereafter, Seller and/or its Affiliates, as applicable, shall continue to maintain the email accounts of all Transferred Employees and provide such Transferred Employees with access to such email accounts, consistent with the manner in which such accounts have been maintained and accessed during the period in which the Transferred Emails have been retained in accordance with Seller’s Document Retention Policies (which for emails is generally a three-year period).  Prior to the end of such ninety (90) day access period, Buyer shall determine, in its sole discretion, a subset of market-facing Transferred Employees, for whom, notwithstanding the foregoing, such email accounts will continue to be provided and maintained by Seller and/or its Affiliates, as applicable, in accordance with the foregoing sentence for a period of one (1) year after the Closing Date.  Following the one (1) year anniversary of the Closing Date, all access by Buyer and the Transferred Employees to email accounts maintained by Seller or its Affiliates shall be terminated and Seller and its Affiliates may, notwithstanding anything to the contrary in this Section 5.6, delete such email accounts and all emails contained therein (including archived or historical emails and including any emails sent to such accounts from and after the Closing Date), unless and only to the extent otherwise required by applicable Law, and Seller and its Affiliates shall have no further obligation to hold, maintain or transfer such email accounts or the emails contained therein. For the avoidance of doubt, for so long as Transferred Emails are retained by Seller or any of its Affiliates, they shall be Confidential Information of Buyer and subject to the confidentiality terms set forth in this Agreement. Further, prior to the Closing, the

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parties shall mutually agree upon an automatic outbound message to be provided from the Closing Date and for ninety (90) days, or one (1) year, as applicable, thereafter, in response to inbound emails received in the email accounts maintained by Seller or its Affiliates for the Transferred Employees.
Section 5.7    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements to occur at the Closing, including (i) preparing and filing with any Governmental Entity all consents, approvals, waivers, authorizations, notices and filings necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to occur at the Closing, (ii) using reasonable best efforts to provide, and causing its respective Affiliates to use reasonable best efforts to provide, such information and documents to Governmental Entities as such Governmental Entities may request in connection with such consents, approvals, waivers, authorizations, notices and filings, (iii) using reasonable best efforts to obtain all consents, approvals, non-disapprovals, waivers, authorizations or confirmations of any Governmental Entity necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to occur at the Closing, (iv) if required, using reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act, in each case, including the Buyer Governmental Approvals and the Seller Governmental Approvals; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement to occur at the Closing and any other transactions to be performed or consummated by such party or its Affiliates at the Closing in accordance with, and to carry out fully the purposes of, this Agreement and the Ancillary Agreements, as applicable. Within ten (10) Business Days following the date hereof, Buyer’s board of directors and/or its duly authorized designee shall make a determination in good faith as to whether the fair market value of the portion of the Purchased Assets that are non-exempt for purposes of the HSR Act is equal to, less than or greater than $119,500,000 in the aggregate and Buyer, no later than ten (10) days following the date hereof, shall deliver to Seller written notice of such determination (such notice, in the event of a determination of a fair market value of $119,500,000 or less, a “Negative HSR Notice” and in the event of a determination of a fair market value greater than $119,500,000, an “Affirmative HSR Notice”). If Buyer delivers an Affirmative HSR Notice, then a filing under the HSR Act to secure the expiration or termination of any applicable waiting period under the HSR Act shall be deemed to be required hereunder, and if Buyer delivers a Negative HSR Notice, then such a filing shall be deemed to not be required hereunder.
(b)    In furtherance of the provisions set forth in Section 5.7(a), each of Buyer and Seller, as applicable, shall file or cause to be filed as promptly as practicable, but in no event later than thirty (30) Business Days following the date of this Agreement, with the United States Federal Trade Commission, the United States Department of Justice and any other applicable Governmental Entity exercising jurisdiction over Seller, Buyer, their Affiliates or the Business

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under applicable Law, all filings, submissions, applications, notifications and report forms, including any filings required pursuant to the HSR Act, any bulk reinsurance filings, and any Form D filings (with respect to Seller and its Affiliates) that may be required of such party or its Affiliates for the transactions contemplated hereby by any applicable Law or any regulations promulgated by any such Governmental Entity or requested by any such Governmental Entity, and Buyer and Seller, as applicable, shall thereafter provide as promptly as practicable any supplemental information requested of such party and its Affiliates in connection with the prosecution of such filings, submissions, applications, notifications and report forms. Each of Buyer and Seller shall include in each such filing, submission, application, notification and report form referred to in the immediately preceding sentence a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under applicable Law, and otherwise seek to receive any required approvals from Governmental Entities as promptly as practicable.
(c)    In connection with the filings, submissions, applications, notifications and report forms described in Section 5.7(a) and Section 5.7(b), each of Seller and Buyer shall use reasonable best efforts to (i) promptly notify the other party of any oral or written communication from any Governmental Entity and, subject to applicable Law and subject to redaction of Sensitive Information (as defined below), provide the other party a reasonable opportunity to review in advance any proposed written communication to such Governmental Entity (and consider in good faith the views of such other party in connection therewith), (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement unless it first consults with the other party in advance and, to the extent permitted by such Governmental Entity and applicable Law, give the other party or its designated Representative a reasonable opportunity to attend and participate; (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity or members of its staff with respect to this Agreement; (iv) promptly provide the other party with any information or documentation reasonably required by such party in order to prepare any filings required by any Governmental Entity or in order to respond to any inquiry from any Governmental Entity and (v) promptly inform such other parties of any material developments and keep such other parties reasonably informed of the progress. Seller shall have primary responsibility for directing and implementing the general strategy under this Section 5.7 for obtaining the Seller Governmental Approvals, and Buyer shall have primary responsibility for directing and implementing the general strategy under this Section 5.7 for obtaining the Buyer Governmental Approvals or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement. Notwithstanding any requirement in this Section 5.7 or any other related provision in this Agreement to the contrary, neither party shall be required to disclose to the other party any of its or its Affiliates’ information or materials (including information or materials that may be shared prior to or during telephone calls or conferences with Insurance Regulators) that (x) are commercially or competitively sensitive, (y) contain Personal Information (including personal financial statements or other financial information or tax-related information or other personally identifiable information) about an officer, director or control person of such party or (z) are legally privileged (collectively, “Sensitive Information”).

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(d)    Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take any and all steps to resolve objections, if any, asserted by any Governmental Entity with respect to this Agreement so as to enable the transactions contemplated the Agreement to be completed by the Outside Date. Notwithstanding anything in this Agreement to the contrary, including this Section 5.7, neither Buyer nor Seller, nor any of their respective Affiliates, shall be required to (x) commence or defend any Action against any Governmental Entity or other Person or (y) take, or refrain from taking, any action or suffer to exist any condition, limitation, restriction, requirement or arrangement imposed by a Governmental Entity on its grant of any authorization, consent, license, order, approval, non-disapproval, or exemption in connection with any Governmental Approvals that that, individually or in the aggregate with any other such condition, limitation, restriction, requirement or arrangement, would, or would reasonably be expected to:
(i)    with respect to Buyer:
(1)    materially and adversely restrict the ability of Buyer and its Affiliates, taken as a whole, to conduct their businesses (including the Business) after the Closing Date;
(2)    result in a material impairment of the aggregate net economic benefits reasonably expected by Buyer to be obtained by Buyer and its Affiliates from the transactions contemplated by this Agreement and the Ancillary Agreements;
(3)    require Buyer or any of its Affiliates to sell, lease, license or otherwise dispose of, hold separate (whether pending any such disposition or otherwise) or encumber any rights in, to or under, any material assets, business, divisions, leases, rights, securities, product lines, categories of assets or businesses or other operations or interests of Buyer and its Affiliates, taken as a whole, or of the Business (including the Purchased Assets), taken as a whole; or
(4)    require Buyer to take or refrain from taking any action that would, or would reasonably be expected to, individually or together with all other conditions, restrictions, requirements or arrangements, have a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of Buyer and its Subsidiaries, taken as a whole; or
(ii)    with respect to Seller, require Seller or any of its Affiliates to:
(1)    materially and adversely restrict the ability of Seller and its Affiliates, taken as a whole, to conduct their businesses after the Closing Date;
(2)    sell, lease, license or otherwise dispose of, hold separate (whether pending any such disposition or otherwise) or encumber any rights in, to or under, any material assets, business, divisions, leases, rights, securities, product lines, categories of assets or businesses or other operations or interests of Seller and its Affiliates, taken as a whole; or
(3)    take or refrain from taking any action that would, or would reasonably be expected to, individually or together with all other conditions, restrictions,

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requirements or arrangements, have a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations Seller and its Subsidiaries, taken as a whole; provided, that, for the avoidance of doubt, the failure to obtain prospective accounting treatment shall not be deemed to constitute or contribute to a Burdensome Condition;
(any such condition, restriction or requirement, a “Burdensome Condition”). Prior to either party being entitled to invoke a Burdensome Condition, each of the parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Entity regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, and the applicable party shall use its reasonable best efforts to take, or cause to be taken, any such actions in respect thereof which may mitigate a Burdensome Condition (other than any actions which themselves, individually or in the aggregate with other items, would constitute a Burdensome Condition).
(e)    Notwithstanding anything in this Agreement to the contrary, each party shall bear its own filing fees payable in connection with all filings made in connection with this Section 5.7; provided, that any filing fees payable for filings pursuant to the HSR Act made in connection with this Section 5.7 shall be borne by Buyer.
Section 5.8    Non-Competition and Non-Solicitation.
(a)    As used herein, “Competing Business” means issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing or administering: (i) any commercial multiperil Policies, ISO Business Owners Policies, workers’ compensation Policies, or commercial auto Policies, in each case, providing insurance coverage for similar types of risks as the risks covered by those types of Reinsured Policies, on an admitted basis covering business and liabilities in the United States or its territories for clients with an annual revenue between $25,000,000 and $500,000,000 (based on annual revenue provided by the client either (x) with respect to new clients, in connection with the first issuance or (y) with respect to existing clients, in connection with the most recent submission or renewal prior to the date hereof), (ii) Entertainment Policies providing insurance coverage for similar types of risks as the risks covered by those types of Reinsured Policies, covering business and liabilities in the United States or its territories, or (iii) Policies in replacement of Policies comprising the program business or excess casualty business within the Business at Closing if Buyer or its Affiliate is the incumbent insurer or fronting reinsurer.
(b)    During the period following the Closing until the five (5)-year anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates (each, subject to Section 5.8(b)(ii), a “Restricted Person”) not to, directly or indirectly, engage (as a principal or jointly with others) in any Competing Business; provided, however, that, notwithstanding anything in this Agreement to the contrary:
(i)    Without implication that the following activities otherwise would be subject to the provisions of Section 5.8(b), the Restricted Persons shall not be restricted, limited or prohibited in any respect from:

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(A)    engaging in any Excluded Business;
(B)    issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing or administering Policies that are not described within the definition of Competing Business;
(C)    carrying out any obligations or exercising its or their respective rights under this Agreement, the Ancillary Agreements, or the Business Reinsurance Agreements (as such agreements may be amended from time to time following the Closing);
(D)    issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing or administering (either directly or in partnership with a third-party carrier, including any carrier domiciled in the United States or its territories) Policies covering business and liabilities in the United States or its territories to existing or potential multinational clients if such coverage is placed outside the United States or its territories (with placement determined in reference to the broker of record on the master Policy) as a part of such existing or potential clients’ multinational insurance coverage or international insurance program;
(E)    except for issuing Policies in replacement of Entertainment Policies or Policies comprising program business or excess casualty business in each case within the Business at Closing if Buyer or its Affiliate is the incumbent insurer or fronting reinsurer, issuing, selling, marketing, underwriting, insuring, renewing, reinsuring, managing or administering Policies on a non-admitted basis, whether placed within or outside the United States;
(F)    acquiring, owning or holding any debt securities or other debt instruments (in each case, which are bona fide debt securities or other debt instruments and are not convertible or exchangeable into any equity interests of such Person that would not be an equity investment that meets the requirements of Section 5.8(b)(i)(G) below) of any Person engaged, directly or indirectly, in any Competing Business if such securities are acquired, owned or held (1) in a fiduciary, agency, nominee, custodial or similar capacity, including in connection with the management or operation of a pension plan, (2) in connection with any asset management, private banking, merchant banking, private equity or securities trading, underwriting or brokerage activities or services conducted by a Person other than Seller or its Affiliates, or (3) as passive investments in the general account or separate account of an insurance company;
(G)    either (A) acquiring, managing, controlling, sponsoring, investing in or owning (either directly or indirectly through an investment fund or other investment vehicle) not more than 15% of the outstanding Equity Interests of a Person that, directly or indirectly, engages in a Competing Business; provided, that, with respect to this clause (A), (x) such Competing Business is not conducted under the “Allianz” name and (y) a Restricted Person does not have the right to appoint or designate a controlling number of the members of the board of directors (or similar governing body) of such Person or (B) acquiring, controlling, sponsoring, investing in or owning (either directly or indirectly through an investment fund or other investment vehicle), not more

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than forty-nine and ninety-nine one-hundredths percent (49.99%) of the outstanding Equity Interests of a Person that, directly or indirectly, engages in a Competing Business; provided, that, with respect to this clause (B), (x) such activities are conducted through Allianz Strategic Investments SARL or its subsidiaries in cooperation with Allianz X GmbH and Allianz X North America LLC or any of their respective subsidiaries, (y) such investment is made and held in a manner consistent with the focus on digital and growth ecosystems relevant to insurance and asset management with particular focus on insuretech and fintech and any other characteristics of typical investments based on past practices and (z) such investment is made, held and structured in good faith in a manner not designed to circumvent the other restrictions of this Section 5.8 (including this clause (G));
(H)    selling out-of-scope products (including out-of-scope products to be repackaged, repurposed or bundled by the purchaser, white labeling, outsourcings and other technology-based solutions) to, distributing, marketing, underwriting, lending, servicing, soliciting, or receiving products or services from or otherwise engaging in any commercial activities with, a Person engaged in a Competing Business, or any customer, supplier, licensor or licensee of a Person engaged in a Competing Business, or Buyer or any of its Affiliates; provided that no Restricted Person directly or indirectly engages in the operation of the Competing Business operated by such Person or operates a Competing Business on behalf of such Person;
(I)    selling any of its or their assets or businesses to a Person engaged in a Competing Business;
(J)    purchasing or otherwise obtaining any products or services in the ordinary course of business from a Person engaged in a Competing Business;
(K)    (1) providing reinsurance or retrocession coverage to any third-party Person engaging in a Competing Business, so long as the Restricted Persons are not responsible for the marketing or production of such reinsured business and do not hold more than 60% gross interest in the third party’s gross Competing Business when combining the percentage reinsured or retroceded by the Restricted Person and the ownership of Equity Interests of such third party Person, in each case, on a look-through basis without double-counting (so, for example, (A) if a third party cedant reinsures 50% of its Competing Business to various reinsurers, including 50% of such amount to a Restricted Person, then the Restricted Person is deemed under this clause to reinsure 25% of the Competing Business, (B) if the Restricted Person also owns 20% of the Equity Interests of the third party cedant, then the Restricted Person is deemed under this clause to own 10% of the Competing Business retained by the third party cedant, and (C) combining the interests in (A) and (B), the Restricted Person is deemed under this clause to hold a 35% gross interest in the third party Person’s gross Competing Business), and the involvement of the Restricted Persons in such Competing Business does not exceed that which is customary and incidental to the reinsurance or retrocession coverage being provided, (2) administering any business (other than the Business) reinsured to a third-party reinsurer as of the date of this Agreement, or (3) otherwise complying with the terms of the applicable reinsurance agreement and any other related contracts or agreements with such third-party reinsurer; provided, that with respect to each of clauses

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(1), (2) and (3), (x) the Restricted Persons are not providing what would customarily be viewed as a fronting arrangement to any third party and (y) the applicable third party Person is not a managing general agent of the Business as of the date hereof or as of the Closing Date (disregarding, for purposes of this clause (y), excess of loss reinsurance);
(L)    foreclosing on (or effecting any transaction in lieu of foreclosure that has substantially the same effect, such as a debt for equity swap or deed or transfer in lieu of foreclosure) any collateral securing any bona fide financing or other transaction with a Person in which all or any portion of the collateral represents the equity interests or assets of any Person that operates a Competing Business, or exercising or otherwise asserting, preserving or enforcing, whether or not in a court-supervised proceeding, any rights and remedies under any Contracts or applicable Law in connection with any debt, equity or other interest in which such rights or remedies involve a Competing Business, and thereafter operating or exercising rights with respect to such Competing Business so long as such Competing Business is, upon acquisition, bound by the non-solicitation provisions of Section 5.8(c) for the remaining duration thereof;
(M)    engaging in reinsurance pools or schemes covering catastrophe, terrorism, earthquake, flood or other risks that are supported, administered, funded or required to be entered into by Governmental Entities;
(N)    engaging in the activities set forth in Section 5.8(b)(i)(N) of the Seller Disclosure Letter; or
(O)    selling any products to or performing any services for the Excluded Accounts or with respect to any Discovered Policies (as defined in the LPT Reinsurance Agreement) not reinsured under the LPT Reinsurance Agreement.
(ii)    Seller shall not have any obligation under this Section 5.7(e) with respect to any Restricted Person from and after such time as such Restricted Person ceases to be an Affiliate of Seller, and a “Restricted Person” shall not include (A) any Person (including its Affiliates) that purchases or receives assets, operations or a business from Seller or any of its Affiliates, if such Person is not an Affiliate of Seller after such transaction is consummated, or (B) upon the consummation of a change in control of Seller (whether through Stock sale, merger, or other similar transaction), any Affiliate of Seller following such consummation that is not a Subsidiary of Seller or an Affiliate of Allianz SE.
(c)    During the period following the Closing until the five (5)-year anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, induce or provide any incentive (financial or otherwise) to or otherwise target or solicit (on a systematic basis or otherwise and including by providing a quote or proposal, whether or not such quote or proposal was requested by a broker or other intermediary) any entity that holds an In-Scope Policy or a similar replacement or renewal Policy written on Buyer’s paper, in each case, that is in force at the time of such activity, to replace all or any portion of the coverage provided by any such In-Scope Policy or replacement or renewal Policy with an insurance Policy or coverage written or sold by Seller or its Affiliates; provided, that this Section 5.8(c) will not apply to any Multinational and International Business.

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(d)    During the period following the Closing until the fourth (4th) anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment, employ or attempt to employ or divert any Person who is a Business Employee or any Person who at the Closing Date is a key or senior employee of Buyer or any of Buyer’s Affiliates, and in each case with whom Seller or its Affiliates has had material contact in the course of the evaluation, completion or performance of the transactions contemplated hereby and by the Ancillary Agreements (any such employee, a “Covered Buyer Employee”); provided that, Seller and its Subsidiaries may (i) solicit for employment or employ or attempt to employ (x) any Business Employee whom Buyer has failed to extend a Comparable Job Offer in accordance with Section 5.2 or (y) from and after the date that is six (6) months following the Closing Date, any Covered Buyer Employees who are no longer employed by Buyer or its Affiliates and have not been so employed for at least three (3) months prior to the time of Seller’s or its Affiliates’ first contact with them with respect to post-Closing employment or (ii) make general solicitations not directed at any Covered Buyer Employees (provided, however, that nothing in this clause (ii) shall be deemed to permit any hiring of any Covered Buyer Employee).
(e)    During the period following the Closing until the fourth (4th) anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, employ or attempt to employ or divert any Person who at the Closing Date is a key or senior employee of Seller or any of Seller’s Affiliates, and in each case with whom Buyer or its Affiliates has had material contact in the course of the evaluation, completion or performance of the transactions contemplated hereby and by the Ancillary Agreements, including any employee who provides services under the Transition Services Agreement (any such employee, a “Covered Seller Employee”); provided that, Buyer and its Affiliates may (i) from and after the date that is six (6) months following the Closing Date, solicit for employment or employ or attempt to employ any Covered Seller Employees who are no longer employed by Seller or its Affiliates and have not been so employed for at least three (3) months prior to the time of Buyer’s or its Affiliates’ first contact with them with respect to post-Closing employment or (ii) make general solicitations not directed at any Covered Seller Employees (provided, however, that nothing in this clause (ii) shall be deemed to permit any hiring of any Covered Seller Employee).
Section 5.9    Third Party Consents.
(a)    Prior to the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other in connection with, and use commercially reasonable efforts to make, obtain or deliver (as applicable) the consents, waivers and approvals of, or notices to, Third Parties (other than Governmental Entities) that are reasonably necessary to be made, obtained or delivered (as applicable) in order to consummate and perform the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth on Section 3.6 of the Seller Disclosure Letter or Section 4.5 of the Buyer Disclosure Letter (collectively, the “Third Party Consents”). The aggregate costs (including consent fees except in accordance with the immediately following sentence, any incremental costs charged by such Third Parties in connection with Services) of (i) making, obtaining or delivering the Third Party Consents, including those Third Party Consents relating to services under the Transition Services Agreement (the “Services”), and (ii) notwithstanding the foregoing, the Separation, shall be

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borne by Seller; provided, however, that the prior written consent of Buyer shall be required for Seller to compromise any right, asset or benefit, incur any Liabilities or make any accommodation that adversely affects any right, asset or benefit included in the Purchased Assets or the Business or that would constitute an Assumed Liability or a Reinsured Liability at the Closing (such consent not to be unreasonably withheld, conditioned or delayed). In the event that, in connection with any Third Party Consent for Services, the applicable Third Party does not impose a consent fee, but instead conditions its consent on an increase in the Third Party’s fees charged in connection with such Services, Seller will promptly inform Buyer in writing thereof, Seller and Buyer will discuss in good faith, and Buyer will have the right to consent to the increase (with such consent not to be unreasonably withheld, conditioned or delayed); provided that Seller shall use commercially reasonable efforts to structure the consent such that Seller pays the Third Party a consent fee rather than the Third Party conditioning the consent on an increase in the Third Party’s fees charged in connection with such Services. If Buyer reasonably withholds its consent, Seller shall either accept the Third Party’s terms and bear the incremental costs in connection with the increase or provide the Service through an alternative arrangement acceptable to Buyer (such acceptance not to be unreasonably withheld, conditioned or delayed) and bear the incremental costs in connection with such alternative arrangement. For the avoidance of doubt, Seller or an Affiliate of Seller shall be the sole party that contacts or communicates with any customer, policyholder, vendor, supplier, distributor, broker, independent contractor, services provider, agent, ceding company or reinsurer of the Business concerning Third Party Consents. Seller or its Affiliate, as applicable, shall keep Buyer reasonably apprised of the status of the foregoing.
(b)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Third Party Consents contemplated by Section 5.9(a) shall not have been obtained by the Closing, (i) Seller and its Affiliates shall not, unless otherwise instructed or consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), sell, transfer, assign or otherwise dispose of any such Purchased Asset for which a Third Party Consent has not been obtained and (ii) from and after the Closing until the expiration of the full potential term of the Transition Services Agreement, including each of the three (3) six- (6-) month extension periods, the parties shall continue to cooperate with each other and use their respective commercially reasonable efforts to obtain such Third Party Consents as promptly as reasonably practicable.
(c)    To the extent that any Purchased Asset may not be assigned, transferred, novated or conveyed to Buyer or an Affiliate of Buyer or any Service should not be provided under the Transition Services Agreement, in each case without a Third Party Consent that has not been obtained by the Closing, this Agreement shall not constitute an agreement to assign, transfer, novate or convey such Purchased Asset or provide such Service if an attempted assignment, transfer, novation, conveyance or provision would constitute a breach or other contravention thereof or would be ineffective or unlawful.
(d)    If, on the Closing Date, any Third Party Consent required to effect the assignment, transfer, novation or conveyance of any Purchased Asset to Buyer or to provide the relevant Service under the Transition Services Agreement, has not been obtained, or if an attempted assignment, transfer, novation or conveyance of any Purchased Asset or provision of any Service under the Transition Services Agreement would be ineffective or unlawful, then the

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parties shall, and shall cause their respective Affiliates to, cooperate with each other and use commercially reasonable efforts to effect mutually agreeable, reasonable and lawful alternative arrangements under which, from and after the Closing until the expiration of the full potential term of the Transition Services Agreement, including each of the three (3) six- (6-) month extension periods, or the expiration date of the then current term of any Transferred Contract, in the case of any Transferred Contract, (i) Buyer, on the one hand, or Seller or one of its Affiliates, on the other hand, would, in compliance with applicable Law and, subject to and without limiting Section 5.11, obtain the benefits, assume the obligations, make all payments and otherwise bear the economic burdens associated with such Purchased Asset or receive or provide the Services, as applicable, in accordance with this Agreement, and, as applicable, pursuant to the Transition Services Agreement, including by Seller or its Affiliates or Buyer and its Affiliates, as applicable, establishing an agency, subcontracting, sublicensing or subleasing arrangement (subject to Buyer or indemnifying the Seller Indemnified Persons for any and all Liabilities arising out of or resulting from the provision of such Purchased Asset to Buyer or its Affiliates), including, if applicable, providing the Purchased Asset as a Service, and (ii) Seller would, and would cause its applicable Affiliates to, enforce for the benefit (and at the expense) of Buyer any and all of their respective rights against any Third Party associated with such Purchased Asset or Service, and pay, or cause its Affiliates to pay, to Buyer all monies actually received by Seller or any of its Affiliates in respect of such Purchased Asset.
(e)    The failure to obtain any Third Party Consent shall not (i) constitute a failure to satisfy any condition set forth in Article VI or (ii) relieve Buyer from its obligation to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 5.10    Further Assurances.
(a)    Prior to the Closing, without limitation of the terms of Section 5.7, each of Seller and Buyer shall, and shall cause its respective Affiliates to, (i) execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and each of the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and each of the Ancillary Agreements, (ii) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (iii) without limiting the foregoing, use its commercially reasonable efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the Outside Date.
(b)    After the Closing, each of Seller and Buyer shall, and shall cause its respective Affiliates to, use its or their commercially reasonable efforts, from time to time, to (i) execute and deliver, at the reasonable request of the other party, such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required by this Agreement, as may be reasonably required to give effect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) provide any documents or other evidence of ownership as may be reasonably requested by Buyer to confirm Buyer’s ownership of the Purchased Assets and the assumption of the Assumed Liabilities, and (iii) take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party, including subject

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to Section 5.9, as applicable, transferring to Buyer or its designee any Purchased Asset or Assumed Liability which was not transferred to Buyer at or immediately prior to the Closing.
(c)    In furtherance of the foregoing, subject to Section 5.9, and without limitation to the allocation of Excluded Liabilities, Excluded Assets, Assumed Liabilities or Purchased Assets pursuant to the terms and conditions of this Agreement, in the event that, in settling suspense accounts at any time or from time to time after the Closing and prior to the third anniversary thereof, (i) Seller or any of its Affiliates receives or otherwise possesses any asset (including any payments or any mail (including electronic mail)) or is liable for any Liability that was reflected in the Final Closing Statement as belonging to Buyer or the Reinsurers pursuant to the terms of this Agreement or any Ancillary Agreement, Seller shall, as promptly as practicable, transfer, or cause to be transferred, such asset or Liability to the appropriate Affiliate of Buyer, as designated by Buyer (and, prior to any such transfer, Seller shall, or shall cause its Affiliates to, hold such asset in trust for the benefit of Buyer) or (ii) Buyer or any of its Affiliates, including any Reinsurer, receives or otherwise possesses any asset (including any payments or any mail (including electronic mail)) or Liability that relates to any Excluded Business, Buyer shall as promptly as practicable transfer, or cause to be transferred, such asset or Liability to Seller or any of its Affiliates, as designated by Seller (and prior to any such transfer, Buyer shall, or shall cause its respective Affiliates to, hold such asset in trust for the benefit of Seller), in each case of clause (i) and (ii), for no additional consideration. In the event that Seller or any of its Affiliates receive after the Effective Time any interest, dividends and other income with respect to any Transferred Investment Assets that are included in the determination of such Transferred Investment Assets’ Fair Market Value as of the Effective Time, Seller shall, or shall cause such Affiliates to, promptly transfer to the LPT Statutory Trust Account or LPT Supplemental Trust Account, as applicable.
Section 5.11    Transition Coordination.
(a)    Promptly after the date hereof, and in any event within thirty (30) days hereafter, each of Seller and Buyer shall establish a transition committee that shall meet to discuss any relevant matters related to the Transition Services Agreement, the Separation, the Migration, the New Business Administrative Services Agreement, the New Policies Book Roll and the Cashflow Diagram (the “Transition Committee”), including each party appointing one representative to co-lead such committee (each, a “Transition Representative”), each of whom shall act as the principal points of contact between the parties hereto in relation to matters arising under this Section 5.11, the Transition Services Agreement and the New Business Administrative Services Agreement. Each of the Transition Representatives shall be a vice president or more senior-level employee in order to facilitate productive meetings.
(b)    Each of Seller and Buyer shall be entitled to replace its respective Transition Representative at any time with a person of comparable seniority by written notice to the other party, but shall give the other party as much prior written notice as reasonably practicable of such replacement.
(c)    Commencing after the date hereof, and continuing until the Closing Date, the Transition Representatives shall meet at least twice monthly to discuss the matters described in this Section 5.11, and/or as otherwise agreed.

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(d)    Prior to the Closing, each party shall use, and cause its respective Affiliates to use, commercially reasonable efforts to cause the Transition Committee to develop a preliminary plan for the transition of the Business, which shall aim to include, among other things, an overview of the processes by which the Transition Committee (i) develops a decision making process and dispute resolution mechanism for the Transition Committee acceptable to the parties, (ii) develops a detailed outline of the parties’ plans to transition the performance of the Services (the “Preliminary Separation and Migration Plan”), which outline shall, among other things, identify material costs and expenses relating to the Separation and Migration of the Business (including Third-Party Consents and Permits required to effect the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements), (iii) reviews, revises and updates, where appropriate, the schedules to the Transition Services Agreement between the date hereof and Closing Date, with each party acting reasonably and in good faith, and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of the Transition Services Agreement and (iv) discusses the status of obtaining Third Party Consents with respect to Services pursuant to Section 5.9. Prior to Closing, the Transition Committee shall (A) discuss in good faith (1) the matters described in the preceding sentence, (2) the electronic or intangible embodiments of the Transferred Books and Records to be transferred to Buyer at or after the Closing and (3) the efforts contemplated by Section 5.11(f), (B) commence development of a detailed plan for the Separation and Migration, based on the Preliminary Separation and Migration Plan, to be finalized and implemented under the Transition Services Agreement in accordance with the terms thereof and (B) finalize any unresolved items in the schedules to the Transition Services Agreement in accordance with the standards relating to such schedules in the preceding sentence. Prior to Closing, the parties shall cooperate in good faith with one another in connection with the foregoing, including by, in accordance with applicable Law, (I) making reasonably available appropriate knowledgeable business, operations, administration and technology personnel reasonably needed for the planning for the Separation and Migration of the Business, (II) developing reasonably detailed project plans for the Separation and Migration of the Business, (III) collaborating with a goal of an efficient start-up and continuation of Services (as defined in the Transition Services Agreement) under the Transition Services Agreement following the Closing, and (IV) allocating commercially reasonable resources to accomplish the foregoing; provided that, notwithstanding the foregoing, the performance of the Services and the commencement of Separation and Migration under the Transition Services Agreement shall take place after Closing in accordance with the terms thereof. Each party shall use, and cause its respective Affiliates to use, commercially reasonable efforts to cooperate with and assist the Transition Committee in connection with the Separation and Migration of the Business in accordance with the Preliminary Separation and Migration Plan, taking into account the need to minimize the disruption to the ongoing business activities of the parties and their respective Affiliates.
(e)    Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to transfer any Transferred Books or Records that: (i) are necessary for Seller to provide services under the Transition Services Agreement; provided that Seller shall transfer and shall cause its applicable Affiliates to transfer, such books and records that constitute Transferred Books and Records to Buyer upon termination of the relevant Service; or (ii) Seller or its Affiliates are required to retain under applicable Law; provided that, in the case of (i) and (ii), to

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the extent such books and records would otherwise have been transferred, copies of such books and records will be transferred to Buyer. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates shall be entitled to retain copies of any Transferred Books and Records transferred to Buyer for accounting, Tax and regulatory purposes.
(f)    New Policies Book Roll.
(i)    From the date hereof and for a period ending on the forty-two (42) month anniversary of the Closing Date (it being acknowledged and agreed that the Parties expect that almost all of the efforts of Seller required pursuant to this Section 5.11(f) are expected to be completed prior to Closing and during the first twelve (12) months following the Closing Date), Seller shall use commercially reasonable efforts to, and shall cause the Business Entities to, use commercially reasonable efforts to reasonably cooperate with Buyer in good faith and in all reasonable respects to facilitate the New Policies Book Roll as soon as reasonably practicable following Closing as reasonably directed by Buyer, including:
(1)    provision of necessary information in Seller’s possession or reasonable control to permit the New Business Reinsurer to make similar rate and form filings with respect to the Business as applicable; provided, that prior to the Closing the activities in this clause (i) shall be limited to preparatory work;
(2)    to the extent within Seller’s reasonable control, provision of all information in Seller’s possession or control and reasonably necessary to appoint the relevant brokers-of-record and other Insurance Producers for the Business in order to transition the relevant Business to Arch Agency and otherwise facilitating, (with any pre-Closing facilitation in accordance with the agreed communications plan described below), the appointment of such Insurance Producers with Arch Agency subject to the Closing;
(3)    prior to Closing and pursuant to an agreed communications plan as contemplated below, reasonably facilitating conversations with such Insurance Producers via phone call, email, or, with respect to certain material Insurance Producers as reasonably agreed by Buyer and Seller, in-person visits on an Insurance Producer-by-Insurance Producer basis as reasonably requested by Buyer;
(4)    modification of relevant materials (quotes, binders, etc., but not policy forms or, unless Seller and Buyer otherwise agree, claims materials) to facilitate Buyer branding of the Business during the New Business Period (at Buyer’s cost); provided, that prior to the Closing the activities in this clause (iv) shall be limited to preparatory work;
(5)    prior to Closing, reporting on such efforts in the Transition Committee at each meeting thereof contemplated by Section 5.11 above; and
(6)    following Closing appointing one employee of Seller who was a member of the Transition Committee, is proficient in insurance terminology and processes and is comfortable reporting at the executive level who will serve as Buyer’s primary point of contact with respect to Seller’s cooperation with respect to the New Policies Book Roll.

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(ii)    All out-of-pocket travel costs and expenses incurred by Seller with respect to the New Policies Book Roll shall be “Migration Services” under the Transition Services Agreement:
(iii)    Notwithstanding anything contained in this Section 5.11(f), Buyer acknowledges and agrees that:
(1)    following Closing, the obligations of Seller under this Section 5.11(f) shall expressly (i) exclude functions performed by any of the Transferred Employees in the 12-months prior to the date hereof, (ii) take into account the transfer of Transferred Books and Records and access provisions otherwise contemplated by this Agreement, (iii) take into account that the closest relationships with Insurance Producers are held by Transferred Employees, (iv) take into account the transfer of Purchased Assets and other transactions expressly contemplated hereby, and (v) not create any undue burden on Seller’s remaining employees and resources;
(2)    prior to Closing, such activity shall be limited to the items described under subsections (i)-(v) above, provided that, and Buyer shall not file any rate and form filings with respect to the Business prior to Closing;
(3)    Buyer shall not, and shall not permit any of its Affiliates or any of their respective Representatives to, use any of the information provided in a manner that would (i) cause Seller or any of its Affiliates to be in breach of any Contract with any Person or applicable Law, or (ii) be in violation of any applicable Law (including applicable Privacy Laws);
(4)    except as expressly set forth in Article III, Seller and its Affiliates shall have no Liability for the accuracy of the data provided and shall be indemnified for any Losses incurred by any Seller Indemnified Party in connection with its action relating to the New Policies Book Roll as directed or consented to by Buyer or its Affiliates;
(5)    none of Seller, any Business Entity or any of their respective Affiliates has the power or ability to require any policyholder or Insurance Producer (other than an Insurer Producer Affiliate of Buyer) to renew, cancel or rewrite any Policies, to offer to renew, cancel or rewrite any Policies through Arch Agency or its Affiliates upon expiration or otherwise, or to cause the appointment of any Insurance Producers with Arch Agency;
(6)    nothing contained in this Section 5.11(f) shall impair any rights that the Insurance Producers have to renewal rights or expirations with respect to the Policies or the In-Scope Policies by applicable Law or Contract;
(7)    nothing contained in this Section 5.11(f) shall override the economics otherwise agreed to between the parties under the Transition Services Agreements or the terms of the New Business Administrative Services Agreement;
(8)    if this Agreement is terminated, Buyer shall and shall cause Arch Agency to promptly withdraw any Insurance Producer appointments with Governmental Entities that have been completed or are pending at the time of such termination;

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(9)    prior to the Closing, all communications with Insurance Producers by Seller, Buyer or any of their Affiliates or Representatives relating specifically to the transactions contemplated by this Agreement and the Ancillary Agreements (other than communications by Seller or its Affiliates or Representatives regarding ongoing servicing of the Business) shall be in such form as shall be mutually agreed upon as contemplated by this clause (ix), and as promptly as reasonably practicable following the date hereof, Seller and Buyer shall prepare a mutually agreeable (which agreement shall not be unreasonably withheld, delayed or conditioned by either party) communications plan for pre-Closing communications and outreach to the Insurance Producers relating specifically to the transactions contemplated by this Agreement and the Ancillary Agreements, which plan shall, among other things, afford Buyer and its Affiliates and Representatives with reasonable access to such Insurance Producers to make introductions, explain the benefits of the transaction and address any Insurance Producer concerns with the transaction, in each case as permitted by applicable Law, and Seller and Buyer shall reasonably cooperate with each other regarding the development and implementation of such plan;
(10)    neither Seller nor Buyer, nor any of their Affiliates or Representatives, shall be required to take any actions that would violate applicable Law.
(g)    As promptly as practicable following the date of this Agreement, the Transition Committee shall work together in good faith to prepare a diagram showing the illustrative cashflows of the Business following Closing using as a starting point for such diagram Schedule 5.11(g); provided, that the final form of which must be mutually agreed by the Transition Representatives (such diagram, once in such final form, the “Cashflow Diagram”).
Section 5.12    Other Transactions. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, Seller shall not and shall not permit its Affiliates or their respective Representatives to, directly or indirectly: (a) solicit, initiate, continue or knowingly take any action to facilitate or encourage any inquiry, proposal or offer from any Person (other than Buyer and its Affiliates) relating to an acquisition or reinsurance of the Business or any portion thereof (excluding sales of Investment Assets in the ordinary course of business consistent with past practice) or involving the merger, consolidation, other business combination or, or sale of equity interest in all or a portion of the Business or the Business Entities, excluding, in all cases, any actions taken in compliance with Section 5.1 (each, an “Acquisition Transaction”); (b) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Buyer and its Affiliates) relating to or in connection with a possible Acquisition Transaction by such Person; or (c) accept any proposal or offer from any Person (other than Buyer and its Affiliates) relating to a possible Acquisition Transaction. Promptly upon execution of this Agreement, Seller shall and shall cause its Affiliates and shall direct their respective Representatives to suspend any and all existing discussions or negotiations with any Person or group of Persons (other than Buyer and its Affiliates) regarding an Acquisition Transaction.
Section 5.13    Notice; Supplemental Disclosures.
(a)    Until the Closing, subject to Section 5.4, Buyer and Seller shall promptly notify each other in writing of any fact, change, condition, circumstance or occurrence or

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nonoccurrence of any event of which it is aware that is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied.
(b)    At or prior to Closing, for informational purposes only, Seller shall deliver to Buyer files containing an updated Seriatim File in the same form, and including the same categories of information, as the Seriatim File, updated to provide such information as of March 31, 2024 and, to Seller’s Knowledge, all In-Scope Policies as of March 31, 2024 (collectively, the “Interim Seriatim File”). No later than ninety (90) days following the Closing Date, Seller shall deliver to Buyer files containing an updated Seriatim File in the same form, and including the same categories of information, as the Seriatim File, updated to provide such information as of the Effective Time and, to Seller’s Knowledge, all In-Scope Policies as of the Effective Time (collectively, the “Updated Seriatim File”). For any LPT Policy included in the Updated Seriatim File that (i) was issued prior to July 1, 2023 but was not included in the original Seriatim File, Seller shall provide reasonable evidence to demonstrate to Buyer that such Policy was taken into account in the Actuarial Appraisal or (ii) was issued on or after July 1, 2023 but prior to January 1, 2024, Seller shall provide reasonable evidence to demonstrate to Buyer that such Policy was taken into account in the premium or reserve in the Final Closing Statement.  If such evidence is not provided with respect to any such Policy, such Policy will be excluded from the Updated Seriatim File and instead treated as a “Discovered Policy” pursuant to Section 2.12 of the LPT Reinsurance Agreement.
(c)    No later than thirty (30) days following the date hereof, Seller shall deliver to Buyer an updated version of the Pro Forma LPT Balance Sheet, updating (i) for line item L1 (“unearned premium reserve, net”) and (ii) the line items A6-A9 for the items ‘adjusted for accounting principles’ in the Pro Forma Closing Statement based on the balances reflected in the Pro Forma LPT Balance Sheet (before adjustments), and corresponding changes to total liabilities and assets, in each case, as of June 30, 2023 (the “Updated Pro Forma LPT Balance Sheet”).
(d)    No later than thirty (30) days following the date hereof, Seller shall deliver to Buyer copies the facultative certificates listed in Section 3.22(b)(ii) of the Seller Disclosure Letter to the extent not previously provided.
Section 5.14    Intellectual Property Matters.
(a)    Buyer hereby acknowledges and agrees that, except as expressly set forth in this Agreement or the Ancillary Agreements (i) neither Buyer nor its Affiliates are acquiring, and the Purchased Assets do not include any right, title or interest in or to, or right to use, any (A) Seller Marks or (B) Seller Retained IP and (ii) prior to and following the Closing, none of Buyer or any of its Affiliates shall have any right, title or interest in or to, or right to use, and Buyer covenants that, except as expressly set forth in this Agreement or any Ancillary Agreements, it and its Affiliates (including, after the Closing, in its use of the Purchased Assets or otherwise) will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Seller Marks or Seller Retained IP.
(b)    Seller hereby acknowledges and agrees that, except as expressly set forth in this Agreement or the Ancillary Agreements, following the Closing, none of Seller or any of its Affiliates shall have any right, title or interest in or to, or right to use, and Seller covenants that, except as expressly set forth in this Agreement or any Ancillary Agreements, it and its

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Affiliates will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Business Owned IP, expressly including all Trademarks included therein.
(c)    Except as otherwise set forth in this Agreement or an Ancillary Agreement, Seller and its Affiliates may, in its or their operation of the Excluded Business, utilize materials and assets (including stationery, forms and business cards) that bear the registered Trademarks in the Business Owned IP (the “Buyer Marks”) for up to one hundred and eighty (180) calendar days following the Closing Date. As soon as practicable following the Closing, but in no event later than one hundred and eighty (180) calendar days following the Closing Date, except as otherwise set forth in this Agreement or an Ancillary Agreement, Seller shall, and shall cause its Affiliates to, remove, strike over, or otherwise obliterate any Buyer Marks from all assets and materials owned or used by Seller or its Affiliates. Any use by Seller or any of its Affiliates under this Section 5.14(c) of any materials and assets that bear the Buyer Marks is subject to the use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and Buyer Marks as of the Closing Date, and all goodwill arising therefrom shall inure to the benefit of Buyer and its Affiliates. None of Seller or any of its Affiliates shall use the Buyer Marks in a manner that would reasonably be expected to reflect negatively on the Buyer Marks or on Buyer or its Affiliates or contest the ownership or validity of the Buyer Marks; provided that notwithstanding the foregoing, (i) Seller’s use of Buyer Marks in a manner substantially consistent with the use of the Buyer Marks by Seller or its Affiliates prior to the Closing Date, (ii) any event which originated prior to the Closing Date which becomes public following the Closing Date, and (iii) any negative publicity arising from Buyer’s or its Affiliates’ breach of any of this Agreement or any Ancillary Agreement shall, in each case, not be deemed to negatively reflect on the Buyer Marks or on Buyer or its Affiliates. Except for historical references permitted pursuant to Section 5.14(e), following the Effective Time, Seller shall, and shall cause its Affiliates to, not hold itself out as having any affiliation with Buyer or any of its Affiliates. Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.14(c) would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Buyer and its Affiliates shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further hereby agree to waive any requirement for the securing or posting of bond or other undertaking, in any action which may be brought to enforce any of the provisions of this Section 5.14(c). To the extent Seller or its Affiliates is granted a license to any Buyer Mark pursuant to the terms of an Ancillary Agreement, the terms of such license within such Ancillary Agreement shall control over the terms of this Section 5.14. Notwithstanding anything to the contrary herein, for the avoidance of doubt, Seller and its applicable Affiliates shall be permitted to administer their Policies as of the Closing Date notwithstanding that such Policies contain any Buyer Marks, including referring to such Policies nominally in communications to the applicable policyholders, for so long as such Policies are required to bear the Buyer Marks by applicable Law.
(d)    Except as otherwise set forth in this Agreement or an Ancillary Agreement, Buyer and its Affiliates may, solely in its or their operation of the Business and use of the Purchased Assets, utilize materials and assets (including stationery, forms and business

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cards) that bear the Seller Marks that are used in the Business as of the Closing Date for up to one hundred and eighty (180) calendar days following the Closing Date, unless and solely to the extent a longer period of use is required under applicable Law, in which case, Buyer and its Affiliates shall use commercially reasonable efforts to make all necessary filings with all relevant Governmental Entities such that Buyer and its Affiliates are no longer required to use the Seller Marks and Buyer and its Affiliates may continue to use such Seller Marks until such necessary filings have been accepted by such Governmental Entities such that Buyer and its Affiliates are no longer required to use the Seller Marks. As soon as practicable following the Closing, but in no event later than one hundred and eighty (180) calendar days following the Closing Date, except as otherwise set forth in this Agreement or an Ancillary Agreement, Buyer shall, and shall cause its Affiliates to, remove, strike over, or otherwise obliterate any Seller Marks that are listed on Section 5.14(d) of the Seller Disclosure Letter from all assets and materials owned or used by Buyer or its Affiliates, unless and solely to the extent a longer period of use is required under applicable Law, in which case, Buyer and its Affiliates shall use commercially reasonable efforts to make all necessary filings with all relevant Governmental Entities such that Buyer and its Affiliates are no longer required to use the Seller Marks and Buyer and its Affiliates may continue to use such Seller Marks until such necessary filings have been accepted by such Governmental Entities such that Buyer and its Affiliates are no longer required to use the Seller Marks. Any use by Buyer or any of its Affiliates under this Section 5.14(d) of any materials and assets that bear the Seller Marks is subject to the use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and Seller Marks as of the Closing Date, and all goodwill arising therefrom shall inure to the benefit of Seller and its Affiliates. None of Buyer or any of its Affiliates shall use the Seller Marks in a manner that would reasonably be expected to reflect negatively on the Seller Marks or on Seller or its Affiliates or contest the ownership or validity of the Seller Marks; provided that notwithstanding the foregoing, (i) Buyer’s use of Seller Marks in a manner substantially consistent with the use of the Seller Marks by Seller or its Affiliates prior to the Closing Date, (ii) any event which originated prior to the Closing Date which becomes public following the Closing Date, and (iii) any negative publicity arising from Seller’s or its Affiliates’ breach of any of this Agreement or any Ancillary Agreement shall, in each case, not be deemed to negatively reflect on the Seller Marks or on Seller or its Affiliates. Except for historical references permitted pursuant to Section 5.14(e), following the Effective Time, Buyer shall, and shall cause its Affiliates to, not hold itself out as having any affiliation with Seller or any of its Affiliates. Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.14(d) would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Seller and its Affiliates shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further hereby agree to waive any requirement for the securing or posting of bond or other undertaking, in any action which may be brought to enforce any of the provisions of this Section 5.14(d). To the extent Buyer or its Affiliates is granted a license to any Seller Mark pursuant to the terms of an Ancillary Agreement, the terms of such license within such Ancillary Agreement shall control over the terms of this Section 5.14. Notwithstanding anything to the contrary herein, for the avoidance of doubt, Buyer and its applicable Affiliates shall be permitted to administer the In-Scope Policies as of the Closing Date in accordance with the Ancillary

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Agreements notwithstanding that such In-Scope Policies contain any Seller Marks, including referring to such In-Scope Policies nominally in communications to the applicable policyholders, for so long as such In-Scope Policies are required to bear the Seller Marks by applicable Law.
(e)    Nothing in this Section 5.14 shall preclude either party or their Affiliates from making, at any time, any reference to the Seller Marks or the Business Owned IP, as applicable, (i) in internal or archived historical, Tax, employment or similar records or in connection with offering memoranda, prospectuses, registration statements or similar documents circulated to prospective investors or financing sources (ii) as otherwise reasonably necessary or appropriate to describe the historical relationship of Seller and its Affiliates with the Business or as otherwise required by applicable Law, or (iii) as permitted by the principles of fair use under applicable Law.
(f)    Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for all Losses arising from or relating to the matters described in this Section 5.14, including the use by Buyer or any of its Affiliates of the Seller Marks (and materials and assets that bear the Seller Marks) pursuant to Section 5.14(d).
Section 5.15    Intellectual Property Cross License.
(a)    Effective as of the Closing Date, Seller does hereby, and shall cause its Affiliates to, grant to Buyer and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth in Section 5.15(c)), non-transferable (except as set forth within Section 5.15(d)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit the Excluded Intellectual Property solely in substantially the same manner and scope such Excluded Intellectual Property was used in connection with the Business as conducted during the twelve (12) months immediately preceding the date hereof, including any natural improvements and extensions to the Business, which license shall survive any transfer, whether in whole or in part, of any such licensed Excluded Intellectual Property. At any time during the six (6) months after the Closing Date, Buyer may request, and Seller shall provide, a workshop pursuant to which Seller shall provide Buyer with reasonably appropriate information and, to the extent reasonably available, documentation and source code, with respect to each material Information Technology system or Software owned by Seller or its Affiliates that is used in the Business and does not constitute Business Transferred IT, including information and copies of relevant documentation and source code owned by Seller or its Affiliates, to the extent reasonably available, with respect to any configurations and customizations of Information Technology in the Excluded Intellectual Property that (i) is specific to (and to the extent related to) the Business; (ii) is subject to the license granted to Buyer under this Section 5.15(a); (iii) has not already been provided to Buyer; and (iv) is not otherwise in the possession of Buyer or its Affiliates. Within one hundred eighty (180) days following such initial workshop with respect to any such Information Technology, Buyer may request, and Seller shall provide, one (1) additional follow-up workshop regarding such material Information Technology system or Software, customizations and configurations consistent with the foregoing terms. Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within such licensed Excluded Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than

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pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such licensed Excluded Intellectual Property made by or on behalf of Buyer or the Buyer or its Affiliates shall be owned by Buyer and its Affiliates.
(b)    Effective as of the Closing Date, Buyer does hereby, and shall cause its Affiliates to, grant to Seller and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 5.15(c)), non-transferable (except as set forth within Section 5.15(d)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit the Licensed-Back Intellectual Property solely in substantially the same manner and scope such Licensed-Back Intellectual Property was used in connection with the operation of the Excluded Businesses as conducted using the twelve (12) months immediately preceding the date hereof, including any natural improvements and extensions, specifically excluding the Business, which license shall survive any transfer, whether in whole or in part, of any such Licensed-Back Intellectual Property. Seller shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within the Licensed-Back Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such Licensed-Back Intellectual Property made by or on behalf of Seller or its Affiliates shall be owned by Seller and its Affiliates.
(c)    A party may sublicense the rights contained within Section 5.15(a) and Section 5.15(b), as applicable, without prior written consent of the other party only to any of their respective suppliers, contractors, consultants or representatives for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of such party or its Affiliates and in any event in a manner consistent with (i) how the Excluded Intellectual Property or Licensed-Back Intellectual Property was sublicensed in connection with the Business or the Excluded Business, respectively, during the twelve (12) months immediately preceding the date hereof, and (ii) how such party sublicenses its own comparable Intellectual Property.
(d)    No party may assign the rights contained within Section 5.15(a) and Section 5.15(b), as applicable, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that either party may assign or transfer such rights in whole or in part without the prior written consent of the other party in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of such party or its respective Affiliates or substantially all of the assets related to any such division, business, operating unit or portion.
Section 5.16    Insurance. Buyer acknowledges that all insurance coverage for the Business (excluding any reinsurance coverage) under policies of Seller and its Affiliates shall be terminated as of the Closing Date and, following the Closing, no claims may be brought against any insurance policy of Seller or its Affiliates by Buyer or its Affiliates (individually or on behalf of Seller or any of its Affiliates).
Section 5.17    Ancillary Agreements.

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(a)    As soon as reasonably practicable following the date hereof and prior to Closing, the parties shall negotiate in good faith and use commercially reasonable efforts to (x) prepare or, to the extent the form of such Ancillary Agreement is attached as an Exhibit hereto, finalize the Ancillary Agreements, and (y) prepare, supplement and finalize any Exhibits or Schedules to the Ancillary Agreements that have not been finalized as of the execution and delivery of this Agreement; provided, that the Ancillary Agreements and the Exhibits and Schedules thereto shall be in the forms attached as Exhibits hereto, if applicable, and consistent with the principles set forth on the Exhibits hereto, if applicable, and shall be subject to (i) negotiation in good faith and using commercially reasonable efforts to resolve all open items specified in the bracketed provisions and footnotes set forth therein, (ii) such changes as may be mutually agreed between Buyer and Seller, and (iii) negotiation in good faith and using commercially reasonable efforts to provide that the Ancillary Agreements and the Exhibits and the Schedules thereto are consistent with the mechanics of the cashflows reflected in the Cashflow Diagram. The finalized Exhibits or Schedules to the Ancillary Agreements shall be attached to the applicable forms of Ancillary Agreements and shall be incorporated in the Ancillary Agreements executed and delivered by the applicable parties pursuant to Section 2.4.
(b)    Once agreed and finalized in accordance with Section 5.17(a), the final form of each such Ancillary Agreement shall, to the extent applicable, replace the corresponding “form of” agreement as an Exhibit to this Agreement, and at Closing the agreements to be executed and delivered pursuant to Section 2.4 shall be executed and delivered by the applicable parties in the forms so agreed. For the avoidance of doubt, the phrase “substantially in the form attached hereto” when used in the definition of an Ancillary Agreement shall be interpreted to take into account the finalization contemplated by this Section 5.17.
Section 5.18    Investment Portfolio. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Seller shall not and shall cause its Affiliates not to sell, transfer or otherwise dispose of any Investment Assets in the Available Portfolio except (a) to manage the credit risk related to any such Investment Asset if Seller reasonably determines in good faith that such Investment Asset has or may be subject to credit-related impairments or credit-related losses in value, (b) to comply with any call rights, preemptive rights, rights of first offer, rights of first refusal or similar rights, in each case pursuant to the terms of such Investment Asset, (c) to cause the Investment Assets to be in compliance with the requirements of applicable Law or the Investment Guidelines of Seller, or (d) to provide liquidity for the payment of claims in the ordinary course of business. If reasonably practicable, Seller shall consult with Buyer for a reasonable period prior to selling any Investment Assets pursuant to the preceding sentence; provided, that Buyer shall substantively respond to Seller within two (2) Business Days of Seller’s notification to Buyer with respect to any such sale. To the extent the Available Portfolio (x) experiences any redemptions or maturities, or (y) has any sales allowed in accordance with the preceding sentence (other than as contemplated by clause (d)), any related proceeds shall become a part of the Available Portfolio and may, in the discretion of Seller, be reinvested in publicly traded fixed income Investment Assets in compliance with the provisions of the investment guidelines set forth on Section 5.18(b) of the Seller Disclosure Letter (the “Available Portfolio Guidelines”) applicable to adding assets to the Available Portfolio (and any such Investment Assets shall become part of the Available Portfolio), so long as (i) only up to nine percent (9%) of the

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Transferred Investment Assets may be invested in non-public private placement securities and (ii) no Excluded Investments (as defined in the Transferred Investment Asset Procedures) are included in the Transferred Investment Assets. For the avoidance of doubt, Seller or its Affiliates shall have the right to retain all interest, dividends and other income received by such entities prior to the Effective Time with respect to the Available Portfolio (noting that the Initial Payment (New Business) will include an agreed interest component). From the date hereof until the Closing, subject to the first sentence of this Section 5.18, Seller shall manage the Investment Assets in the Available Portfolio in accordance with the Investment Guidelines and no assets shall become part of the Available Portfolio (through acquisition, allocation or transfer) except in accordance with the Investment Guidelines. Seller shall, within twenty (20) Business Days following the end of each calendar month from the date hereof until the Closing, deliver to Buyer a list of the Investment Assets in the Available Portfolio as of the end of the preceding calendar month; provided, that, the first list delivered hereunder will only include Investment Assets that have been removed from or added to the Available Portfolio during the preceding calendar month, and not a list of all Investment Assets in the Available Portfolio as of the end of the preceding calendar month.
Section 5.19    Reinsurance.
(a)    Immediately prior to the Closing, Seller shall and shall cause its Affiliates (including FFIC) to partially commute the AGR US Pooling Agreement, solely with respect to In-Scope Policies (with such commutation effective as of immediately prior to the Effective Time), pursuant to the terms of the Commutation Agreement.
(b)    Prior to the Closing, Seller shall and shall cause its Affiliates to commute the Business Reinsurance Agreements listed on Section 5.19(b) of the Seller Disclosure Letter (the “Commuted XOL Agreements”) with respect to the In-Scope Policies or all Policies covered thereunder.
(c)    Seller shall not commute, and shall cause its Affiliates not to commute, any Business Reinsurance Agreements which are not listed on Section 5.19(b) of the Seller Disclosure Letter (the “Continuing XOL Agreements”), including all Business Reinsurance Agreements set forth on Section 5.19(c) of the Seller Disclosure Letter, without the prior written consent of Buyer.
(d)    Without limitation of Section 5.19(c), prior to the Closing, Seller and Buyer shall discuss in good faith potential commutations with respect to the Continuing XOL Agreements set forth on Section 5.19(d) of the Seller Disclosure Letter, and after such discussions, Buyer may make a written proposal to Seller regarding commutations of some or all of such Continuing XOL Agreements, which Seller may consider in good faith and may accept, in which case Seller shall and shall cause its Affiliates to commute the applicable Continuing XOL Agreements with respect to the In-Scope Policies or all Policies covered thereunder pursuant to a definitive written agreement mutually agreed between Buyer and Seller. For the avoidance of doubt, neither Buyer nor Seller shall have any obligation with respect to the commutation of any Continuing XOL Agreements pursuant to the foregoing sentence unless and until agreed to between Buyer and Seller and set forth in a definitive written agreement regarding such commutation.

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(e)    At Buyer’s request (to be delivered not later than thirty (30) days’ prior to Closing), (i) Seller shall, and shall cause the Business Entities to, at or prior to the Closing, cause each existing loss fund or settlement account maintained by a Third-Party Administrator (as defined in the Administrative Services Agreements) in connection with the Business (an “Existing Loss Fund”) to be bifurcated (or otherwise modified in a manner which bifurcates such loss fund or account) such that there is a separate loss fund or settlement account designated solely for use in connection with the Business which fund or account shall be a “Third-Party Loss Fund” (as defined in the Administrative Services Agreements) and/or (ii) to the extent Seller gets a credit for such balances allocated to the Third-Party Loss Fund in the Transferred Investment Assets, Seller shall cause the Business Entities to allocate amounts on deposit in each Existing Loss Fund between the resulting Third-Party Loss Fund and any other resulting fund, approximately in proportion to the losses paid from such Existing Loss Funds in respect of the Business and in respect of any Excluded Business over the consecutive twelve (12) month period prior to the date of bifurcation or otherwise in a commercially reasonable manner.
Section 5.20    Division.
(a)    At any time from the date of this Agreement until the second (2nd) anniversary of the Closing Date, upon written notice to Buyer, Seller may elect to commence the process of preparing for (i) a Division for the purpose of dividing any Division Entity into two insurance companies in accordance with the Plan of Division on the terms set forth in this Section 5.20, on Schedule 5.20(a) hereto (the “Division Allocation Schedules”) and in the Post-Division Stock Purchase Agreement hereto or (ii) a redomestication of AAIC to Illinois in order to achieve a Division in accordance with clause (i) of this Section 5.20(a). Upon such written notice, Buyer shall, and shall cause its Affiliates to, cooperate in good faith and use reasonable best efforts to assist Seller in structuring the proposed Division in accordance with this Agreement, including this Section 5.20, the Division Allocation Schedules and the Post-Division Stock Purchase Agreement hereto, including, among other things, conducting preliminary discussions with the applicable Governmental Entities regarding the proposed Division and related transactions and filings. As part of these preparations, Seller and Buyer shall jointly prepare the Plan of Division and the documents referenced therein, in coordination with the applicable Governmental Entities; provided, that in the structuring phase of the Division process commencing with Seller’s written notice contemplated by this Section 5.20(a), Seller will be primarily responsible for initiating contact with the applicable Governmental Entities to commence the preliminary discussions regarding the proposed Division and related transactions and filings; provided further that Buyer and Seller shall consult closely and cooperate in good faith in connection therewith and, to the extent not prohibited by applicable Law, Buyer shall (x) be provided copies of all material correspondence with the applicable Insurance Regulator to the extent related to the Division and (y) to the extent permitted by the applicable Insurance Regulator, afforded the opportunity to participate in any substantive discussions with such Insurance Regulator to the extent relating to the Division. Following an election by Seller pursuant to this Section 5.20(a) the parties shall cooperate in good faith and use reasonable best efforts to finalize the form of Post-Division Stock Purchase Agreement attached hereto, in accordance with any remaining footnotes therein and to complete any blanks or schedules, including the seller disclosure letter and buyer disclosure letter referenced therein, each of which must be reasonably acceptable to the other party.

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(b)    Following an election by Seller pursuant to Section 5.20(a) and the preparations contemplated by Section 5.20(a), and prior to the fourth (4th) anniversary of the Closing Date, Seller shall formally file the Plan of Division; provided, that, at any time following an election by Seller pursuant to Section 5.20(a) and prior to the execution of the Post-Division Stock Purchase Agreement by the parties thereto, Seller may elect, subject to the terms of Section 5.20(b)(i) of the Seller Disclosure Letter, to abandon a Division, in which case Seller and Buyer shall no longer have any obligations with respect to such Division. Upon such formal filing, (i) Seller shall submit the Plan of Division and the documents referenced therein for the approval of the applicable Governmental Entities, (ii) Seller and Buyer (or its applicable Affiliate) shall execute the Post-Division Stock Purchase Agreement, (iii) in accordance with the terms of the Post-Division Stock Purchase Agreement, Buyer shall file a “Form A” Acquisition of Control Statement with all exhibits, affidavits and certificates thereto with the applicable Governmental Entities, and (iv) Buyer and Seller and their respective Affiliates, as appropriate, shall file all other applications with applicable Governmental Entities as are necessary to consummate the transactions contemplated by the Post-Division Stock Purchase Agreement. Buyer and Seller shall consult closely and cooperate in good faith in connection with the preparation and implementation of the Plan of Division and related documentation, which is expected to include the documents set forth on Section 5.20(b)(ii) of the Seller Disclosure Letter. Upon request of Seller, Buyer will, and will cause its Affiliates to, cooperate in good faith and use reasonable best efforts to assist Seller to effectuate the Division in a timely manner in accordance with the terms set forth herein, on Schedule 5.20(a) and in the Post-Division Stock Purchase Agreement. The proposed allocation of assets and liabilities for the Division Entities will be set forth in the Plan of Division, which shall reflect the allocation set forth in the Division Allocation Schedules. Each party shall have the right to review in advance, and a reasonable opportunity to comment on, in each case subject to applicable Law, any material filing to be made with, or written materials submitted to, any Governmental Entity by the other party in connection with this Section 5.20, the Plan of Division and the Post-Division Stock Purchase Agreement. Each party agrees to reasonably consider in good faith the comments of the other party thereon. Each party shall promptly advise the other upon receiving any communication with any Governmental Entity whose consent, approval, waiver or authorization is required to consummate the transactions contemplated by this Section 5.20 of the Plan of Division or the Post-Division Stock Purchase Agreement, as applicable, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise the other when any such communication causes such party to believe there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be delayed or conditioned. Prior to the closing of the transactions contemplated by the Post-Division Stock Purchase Agreement, neither party shall, nor permit any of its Representatives to, participate in any live or telephonic meeting with any Governmental Entity in respect of any consent, approval, waiver or authorization or investigation or other inquiry (other than for routine ministerial matters) relating to the transactions contemplated by this Section 5.20, the Plan of Division or the Post-Division Stock Purchase Agreement, unless (1) it obtains the prior approval of the other party and (2) to the extent permitted by applicable Law and such Governmental Entity, provides such other party the opportunity to attend and participate in such meeting. To the extent permitted by the applicable Governmental Entity, Buyer shall have the right to participate in any hearing that relates to the

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Plan of Division. Notwithstanding the foregoing, Seller shall have no obligation under this Section 5.20(b) to disclose to Buyer any Sensitive Information of Seller or its Affiliates relating exclusively to the Excluded Business.
(c)    In connection with any Division, the Parties expect to take the steps set forth on Section 5.20(c) of the Seller Disclosure Letter.
(d)    During the five (5) year period following the Closing or such longer period as is mutually agreed in writing by Seller and Buyer (the “Division Period”), upon an election by Seller pursuant to Section 5.20(a), but subject to Section 5.20(e) and Seller’s right to abandon the Division in accordance with Section 5.20(b), each of Seller and Buyer, and their respective Affiliates, shall use their respective reasonable best efforts to implement, as promptly as practicable, the Plan of Division and the transactions contemplated thereby.
(e)    Notwithstanding anything to the contrary in this Agreement, in connection with the transactions contemplated by this Section 5.20, the Plan of Division and the Post-Division Stock Purchase Agreement, (i) neither Seller nor any of its Affiliates shall be obligated to accept any approval by a Governmental Entity of the Plan of Division that requires Seller or any of its Affiliates to take or refrain from taking, or to agree that it or any of its Affiliates will take or refrain from taking, any action, including any requirement or commitment to provide capital to the Resulting Insurer (without License), that would result in the Resulting Insurer (without License) or Seller or any of its Affiliates assuming any asset or Liability other than the assets and Liabilities designated to the Resulting Insurer (without License) in the filed Plan of Division (subject to de minimis exceptions), and (ii) neither Buyer nor any of its Affiliates (including for purposes of this clause (d) any Division Entity to be acquired by Buyer or any of its Affiliates) shall be obligated to (x) commence or defend any Action against any Governmental Entity or other Person or (y) take or refrain from taking, or to agree that it or any of its Affiliates will take or refrain from taking, any action, or to permit or suffer to exist any condition, limitation, restriction, requirement or arrangement which, individually or in the aggregate with any other such condition, limitation, restriction, requirement or arrangement, would, or would reasonably be expected to, result in a Division Burdensome Condition; provided, that from and after the execution of the Post-Division Stock Purchase Agreement, the terms of the Post-Division Stock Purchase Agreement shall control and this sentence shall no longer have any force or effect. For the avoidance of doubt, following Closing, Seller and its Affiliates shall not be restricted or prohibited from taking any action with respect to the Excluded Business, Excluded Assets or Excluded Liabilities, including any payments, transfers, novations, terminations or cancellations with the effect of transferring Excluded Business, Excluded Assets or Excluded Liabilities from the Business Entities to Seller or any of its Affiliates.
(f)    In the event Seller determines to pursue an Insurance Business Transfer instead of a Division (but in an any event in an effort to achieve a result which is the same, in all material respects, that would have been achieved in a Division as contemplated by this Section 5.20), Buyer will, to the extent requested by Seller, reasonably cooperate in good faith with Seller to pursue such Insurance Business Transfer.
(g)    Should Seller achieve the Division or Insurance Business Transfer with respect to any of the Business Entities within the Division Period in accordance with the Plan of Division (as may be modified in accordance with the terms of this Section 5.20), subject to the

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terms and following the satisfaction of the conditions set forth in the Post-Division Stock Purchase Agreement, Buyer shall purchase the Resulting Insurer (with License).
(h)    Except as set forth in Section 5.20(b), each party shall bear the fees and expenses of its legal counsel associated with its obligations in this Section 5.20, and all other out-of-pocket costs, fees and expenses with respect to the Division shall be borne by Seller. Notwithstanding anything to the contrary in this Section 5.20, effecting a Division or an Insurance Business Transfer shall not affect any of the obligations of the Parties pursuant to Article VIII or Article IX, or otherwise cause either party to assume any Liability that is not expressly allocated to the resulting insurer such party is acquiring under the Division (or to such party’s applicable assuming insurer or transferring insurer under an Insurance Business Transfer).
(i)    Following the completion of the Division or an Insurance Business Transfer in accordance with this Section 5.20, Seller and its Affiliates will have no further reinsurance relationship with Buyer and its Affiliates in respect of the Business written by the applicable Business Entity except as set forth in the Post-Division Stock Purchase Agreement. To the extent that the Division or an Insurance Business Transfer is achieved with respect to fewer than all of the Business Entities, there will be a pro rata reduction in the Limit (as defined in the LPT Reinsurance Agreement) in accordance with the terms of the LPT Reinsurance Agreement with respect to the remaining business of the Business Entities that have not completed the Division or Insurance Business Transfer.
(j)    From and after the date hereof until the third anniversary of the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates not to, (i) directly or indirectly sell, transfer or otherwise dispose of all or a majority of the equity interests of Seller or all or substantially all of the assets of Seller unless (x) an applicable Affiliate of Seller enters into binding agreements with Buyer providing that such Affiliates shall continue to perform their respective obligations under the Transition Services Agreement in a manner consistent with their performance prior to the consummation of such transaction, and a creditworthy Affiliate of Seller shall agree to be responsible for the performance of the services thereunder or (ii) sell, offer for sale, transfer, or otherwise dispose of all or any portion of the equity interests of any Business Entity such that after such transaction any Business Entity is no longer a Subsidiary of Seller, in each case, other than in accordance with the transactions contemplated by this Agreement and the Ancillary Agreements.
(k)    In the event that (i) Seller does not elect to pursue the Division pursuant to Section 5.20(a), (ii) Seller (with Buyer’s prior written consent) elects to abandon the Division pursuant to Section 5.20(b), or (iii) the Division otherwise does not occur prior to the end of the Division Period, the parties agree to discuss in good faith potential alternative solutions.
Section 5.21    Shared Contracts.
(a)    From and after the date hereof until the expiration of the Agreement Term (as defined in the Transition Services Agreement), Seller shall, and shall cause its Affiliates to, cooperate with Buyer to the extent reasonably requested by Buyer to use commercially reasonable efforts to cause the counterparty to any Shared Contract of Seller or its Affiliate that is not a Transferred Contract to enter into a new agreement, or an amendment or assignment of

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such Shared Contract, with Buyer or its Affiliate with respect to the matters addressed by such Shared Contract that are related to the Business such that the identifiable and severable portions of such Shared Contracts that are related to the Business may be transferred to Buyer or its Affiliates; provided, that and nothing in this Section 5.21 shall limit Seller’s obligation to transfer to Buyer any Business Owned IP or license to Buyer any Excluded Intellectual Property, in each case, in accordance with the terms set forth in this Agreement.
(b)    From and after the date hereof until the expiration of the Agreement Term (as defined in the Transition Services Agreement), Buyer shall, and shall cause its Affiliates to, cooperate with Seller to the extent reasonably requested by Seller to use commercially reasonable efforts to cause the counterparty to any Transferred Contract that is a Shared Contract to enter into a new agreement, or an amendment or assignment of such Shared Contract, with Seller or its Affiliates with respect to the matters addressed by such Shared Contract that are not related to the Business such that the identifiable and severable portions of such Shared Contracts that are not related to the Business may be transferred to Seller or its Affiliates.
(c)    Neither Seller nor Buyer shall be required to compromise any right, asset or benefit or expend any material amount or incur any Liability or provide any other material consideration in connection with the foregoing.
(d)    Following Closing, with respect to commission, profit sharing and other payments (whether contingent or otherwise) payable to any Insurance Producer relating to In-Scope Policies under any Shared Contract to which such Insurance Producer is a party, such payments shall be allocated and payable by Buyer or its Affiliates (or reimbursed by Buyer to Seller if paid directly by Seller) based on an allocated percentage of the total commission, profit sharing and other payments (whether contingent or otherwise) payable to the Insurance Producer under such Shared Contract where the allocated percentage shall equal to the premiums received with respect to the In-Scope Policies over the total premium received for all Policies covered under such Shared Contract for the relevant period.
Section 5.22    Policy Forms and Rate Filings; General Agent.
(a)    From and after the Closing, Seller shall cause the Business Entities to not issue new Policies using the policy forms and rate filings that were filed and used by the Business Entities to issue the In-Scope Policies prior to the Closing except in accordance with the provisions of the General Agency Agreement, Binding Authority Agreement, New Business Reinsurance Agreement, the New Business Administrative Services Agreement, and the other Ancillary Agreements applicable to the post-Closing fronting arrangement between Seller and Buyer.
(b)    Prior to the Closing Date, to the extent required by applicable Law and subject to any required regulatory filings or approvals, each Business Entity shall use reasonable best efforts to appoint the General Agent to produce or place insurance business as an Insurance Producer and excess/surplus lines broker on its behalf with the relevant Governmental Entity in each jurisdiction of the United States and its territories where Business is being conducted as of the date hereof, and Buyer shall and shall cause the General Agent to reasonably cooperate with Seller in connection therewith.
Section 5.23    Seller Confidentiality Agreements . Following the Closing, with respect to any confidentiality agreement entered into between any Person (other than Buyer or its

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Affiliates), on one hand, and Seller or its Affiliates, on the other hand, since January 1, 2020 in connection with the consideration of a possible acquisition of the Business, Seller shall promptly notify Buyer in writing in the event it becomes aware of a breach of any such confidentiality agreement with respect to any “Information” or similar material or information covered by such confidentiality agreement that are related to the Business and, if so directed by Buyer, shall enforce its rights under such confidentiality agreement for Buyer’s benefit, at Buyer’s sole expense.
Section 5.24    Remedies for Breaches of Certain Representations.
(a)    From and after the Closing until three (3) months following the expiration of the full potential term of the Transition Services Agreement, including each of the three (3) six- (6-) month extension periods, if Buyer reasonably believes that Seller has breached Section 3.3(b), Buyer may provide written notice of such breach to Seller. Upon receipt of such notice, to the extent such a breach has actually occurred, Seller shall, as promptly as reasonably practicable, either (A) transfer the applicable assets to Buyer as may be required to cure such breach at no additional cost to the Buyer if such assets constitute Purchased Assets, or (B) in connection with any breach where the Buyer notifies Seller within twelve (12) months following the Closing, provide, or cause to be provided, such additional services to Buyer (at no cost to the Buyer) under the Transition Services Agreement and in accordance with and subject to its terms and conditions, for a period up to but no longer than the term of the Transition Services Agreement, as may be required to cure such breach; provided, that, notwithstanding the foregoing, to the extent any such additional services would constitute Omitted Services (as defined in the Transition Services Agreement), then the terms and conditions of the Transition Services Agreement governing Omitted Services (including the terms regarding cost) shall apply and not this Section 5.24. The parties hereby agree that the remedy in this Section 5.24(a) (solely to the extent Seller complies with this Section 5.24(a)) shall be the sole and exclusive remedy with respect to any breach or alleged breach of the representations and warranties in Section 3.3(b); provided, however, that the foregoing shall not prohibit any claim, or otherwise limit the rights or remedies of Buyer, in each case with respect to any Loss suffered due to Seller’s failure to transfer any such asset or provide such service prior to the date on which such asset is transferred or on which such service is provided.
(b)    From and after the Closing until the eighteen (18) month anniversary thereof, if Buyer reasonably believes that Seller has breached the last sentence of Section 3.3(c) in that the Seriatim File did not include substantially all of the LPT Policies, Buyer, upon written notice of such breach to Seller, may elect that the Policies subject to such notice are treated as “Discovered Policies” pursuant to Section 2.12 of the LPT Reinsurance Agreement.
(c)    Nothing in this Section 5.24 shall limit any remedy or recourse otherwise available to Buyer pursuant to the Transition Services Agreement.
Section 5.25    U.S. Parent Guaranty.
(a)    U.S. Parent fully, irrevocably, absolutely and unconditionally guarantees to Seller and its Affiliates (each, a “Guaranteed Party”) the full, complete and timely compliance with the payment obligations (the “Obligations”) of each applicable Affiliate of U.S. Parent (each, an “Obligor”) under the Administrative Services Agreements and the Transition Services Agreement, including with respect to “Administration Transition Costs” and any indemnity

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obligations payable by such Obligor thereunder. The obligations of U.S. Parent under this Section 5.25(a) is referred to as the “Guaranty”.
(b)    U.S. Parent hereby acknowledges and agrees that the Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of payment of the Obligations when due and not of collection only and is in no way conditioned or contingent upon any attempt to enforce such payment by a Guaranteed Party against any Obligor or upon any other condition or contingency. No Guaranteed Party shall be required to make demand upon, or deliver any notice (except for any notices required under the Administrative Services Agreements) on any Obligor in order to enforce its rights against U.S. Parent hereunder. The liability of U.S. Parent under the Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Obligations) and shall not be subject to (i) any discharge or reduction as a result of any bankruptcy, insolvency, rehabilitation, liquidation or similar proceeding in respect of any Obligor (except by indefeasible payment or performance in full of the Obligations) or (ii) any other circumstance whatsoever which constitutes, or might be construed to constitute an equitable or legal discharge of U.S. Parent under this Section 5.25. U.S. Parent waives any and all suretyship defenses otherwise available to U.S. Parent as a result of the Guaranty.
(c)    Without limiting the foregoing, U.S. Parent shall either (i) cause its applicable Affiliates to perform the services to be performed by such Affiliates under the Ancillary Agreements or (ii) otherwise cause such services to be performed (provided, that to the extent that Seller or its applicable Affiliate has a consent right with respect to the identity of the provider of such services and unreasonably withholds its consent to the party selected by U.S. Parent, the failure to cause such services to be provided shall not constitute a breach of this Section 5.25(c)), in each case, in accordance with the terms of the applicable Ancillary Agreements.
Section 5.26    Allianz Guaranty . For so long as Seller has any obligations under this Agreement (including, without limitation, under Article VIII), Seller shall cause its Affiliates to continue to hold Seller as a wholly-owned (direct or indirect) Subsidiary of Allianz SE unless, prior to the consummation of any transaction which would result in Seller ceasing to be a wholly-owned (direct or indirect) Subsidiary of Allianz SE, Seller shall have delivered a guaranty in favor of the Buyer Indemnified Parties from a credit-worthy Affiliate of Seller who is reasonably satisfactory to Buyer, in form and substance reasonably satisfactory to Buyer. Such guaranty shall provide for a full, irrevocable and unconditional guaranty of all obligations of Seller under this Agreement including, without limitation, under Article VIII, and if such guaranty is provided by Allianz SE or Allianz of America’s Inc., such guaranty shall be deemed to be reasonably satisfactory to Buyer for purposes of this Section 5.26.
ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing shall be subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)    Representations and Warranties and Covenants of Seller.

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(i)    The representations and warranties of Seller contained in Section 3.1, Section 3.2 Section 3.6(d) and Section 3.24 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct as of such specified date). The representations and warranties of Seller contained in Article III (other than the Seller Fundamental Representations and the representation and warranty set forth in clause (b) of Section 3.8), without giving effect to any materiality (other than the use of the defined term “Material Contract”) or Material Adverse Effect or similar qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct that do not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The representation and warranty of Seller contained in clause (b) of Section 3.8 shall be true and correct in all respects as of the date of the Closing Date as though made on and as of the Closing Date;
(ii)    The covenants and agreements of Seller set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been performed or complied with in all material respects; and
(iii)    Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date and executed by a duly authorized executive officer of Seller, to the effect of the foregoing clauses (i) and (ii).
(b)    Approvals of Governmental Entities. If required, the waiting period applicable under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition with respect to Buyer. The Governmental Approvals listed on Schedule 6.1(b) shall have been received and shall be in full force and effect (or any waiting period shall have expired or shall have been terminated), without the imposition of a Burdensome Condition with respect to Buyer.
(c)    No Prohibition. There shall be no Order of a Governmental Entity having jurisdiction over Seller, the Business Entities or Buyer in effect permanently enjoining or prohibiting the consummation of the transactions contemplated hereby.
Section 6.2    Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction (or waiver by Seller) of the following conditions:
(a)    Representations and Warranties and Covenants of Buyer.
(i)    The representations and warranties of Buyer contained in Section 4.1, Section 4.2, Section 4.5(c) and Section 4.12 (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of such specified date). The representations and warranties of Buyer contained in Article IV (other than the Buyer Fundamental Representations), without giving effect to any materiality or similar qualifications therein, shall be true and

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correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;
(ii)    The covenants and agreements of Buyer set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been performed or complied with in all material respects; and
(iii)    Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date and executed by a duly authorized officer of Buyer, to the effect of the foregoing clauses (i) and (ii).
(b)    Approvals of Governmental Entities. If required, the waiting period applicable under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition with respect to Seller. The Governmental Approvals listed on Schedule 6.2(b) shall have been received and shall be in full force and effect (or any waiting period shall have expired or shall have been terminated), without the imposition of a Burdensome Condition with respect to Seller.
(c)    No Prohibition. There shall be no Order of a Governmental Entity having jurisdiction over Seller, the Business Entities or Buyer in effect permanently enjoining or prohibiting the consummation of the transactions contemplated hereby.
Section 6.3    Frustration of Condition. No party hereto may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, including as required by Section 5.7.
ARTICLE VII

TERMINATION
Section 7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer or Seller if the Closing has not occurred on or before the date that is nine (9) months after the date of this Agreement (the “Outside Date”); provided that, if the Closing has not occurred by the Outside Date solely as a result of the failure to satisfy the conditions set forth in Section 6.1(b) or Section 6.2(b), then the Outside Date shall be extended automatically to the date that is twelve (12) months after the date of this Agreement;
(c)    by Seller if (i) Buyer has breached any of the covenants or agreements contained in this Agreement to be performed by Buyer such that the condition set forth in Section 6.2(a)(ii) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the condition set forth in Section 6.2(a)(i) would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured (or is incapable of being cured) by Buyer by the Outside Date;

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(d)    by Buyer if (i) Seller has breached any of the covenants or agreements contained in this Agreement to be performed by Seller such that the condition set forth in Section 6.1(a)(ii) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the condition set forth in Section 6.1(a)(i) would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured (or is incapable of being cured) by Seller by the Outside Date; or
(e)    by either Buyer or Seller if any Governmental Entity having jurisdiction over Seller, the Business Entities or Buyer has issued an Order or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, except that the party hereto seeking to terminate this Agreement under this Section 7.1(e) shall have used its commercially reasonable efforts to cause any such order, injunction or action to be vacated or lifted or to ameliorate the effects thereof.
Notwithstanding anything in this Section 7.1 to the contrary, neither party may terminate this Agreement pursuant to the foregoing clauses (b), (c), (d) or (e) if its failure to perform or comply with any of its covenants or agreements, or the breach or inaccuracy of any of its representations or warranties, under this Agreement has been the primary cause of, or resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such clause.
Section 7.2    Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to and in accordance with Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto in accordance with Section 10.5, and this Agreement shall thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby and by the Ancillary Agreements shall be abandoned without further action by the parties hereto, except that (a) the provisions of Section 5.4, this Article VII and Article X and the Confidentiality Agreement shall survive the termination of this Agreement and (b) no party hereto shall be relieved or released from any liabilities or damages arising out of (i) Fraud or (ii) any material breach of Section 5.4 or Section 5.7 or any material breach by Buyer of the representations and warranties in Section 4.9.
ARTICLE VIII

INDEMNIFICATION
Section 8.1    Obligations of Seller.
(a)    If the Closing occurs, subject to the terms of this Article VIII and Section 10.1, except in respect of Taxes (indemnification in respect of Taxes being governed as set forth in Article IX), Seller agrees to indemnify and hold harmless Buyer and Buyer’s Affiliates and each of their respective directors, officers and employees (in their capacity as such) (collectively, the “Buyer Indemnified Parties”) from and against losses, damages, Liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, “Losses”) imposed on, sustained, incurred or suffered by any Buyer Indemnified Party arising from or relating to: (i) any inaccuracy or breach of any of the representations or warranties of Seller in Article III; (ii) any breach of any of the covenants or other obligations of Seller in this Agreement; (iii) any Excluded Liabilities; (iv) the terms of Section 5.2(p); or (v) the In-Scope Policies to the extent that such Losses (x) would constitute “Ultimate Net Losses” (as such term is defined in the LPT

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Reinsurance Agreement) if the LPT Reinsurance Agreement were effective and (y) when taken together with the final amount of Ultimate Net Losses under the LPT Reinsurance Agreement, would exceed the “Limit” (as such term is defined in the LPT Reinsurance Agreement) to the extent of such excess over the “Limit”; provided, however that this clause (v) may be modified by the mutual agreement of the Parties as contemplated by Section 2.2(b) of the LPT Reinsurance Agreement.
(b)    The obligation of Seller to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 8.1(a)(i) (other than for Losses arising from or related to the inaccuracy or breach of any Seller Fundamental Representation) unless the aggregate amount of Losses imposed on, sustained, incurred or suffered by the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 8.1(a)(i) (excluding Losses arising from or related to the inaccuracy or breach of any Seller Fundamental Representation), subject to Section 8.3(e) and Section 8.3(f), exceeds $5,000,000 (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible (other than for Losses arising from or related to the inaccuracy or breach of any Seller Fundamental Representation, which shall be subject to indemnification without regard to the Deductible), and (ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a)(i), but solely with respect to representations and warranties that are not Seller Fundamental Representations, subject to Section 8.3(e) and Section 8.3(g), exceed $50,000,000 (the “Cap”). Notwithstanding the foregoing sentence, in no event shall Seller be required to provide indemnification to any Buyer Indemnified Party for any single claim (or aggregated claims arising out of substantially the same events or circumstances) under Section 8.1(a)(i) (other than claims for Losses arising from or related to the inaccuracy or breach of any Seller Fundamental Representation) unless the amount of such claim (or aggregated claims arising out of substantially the same events or circumstances) involves Losses in excess of $50,000 (the “De Minimis Amount”) and any Losses under such claim or claims not exceeding the De Minimis Amount shall not be counted towards the Deductible.
(c)    Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Seller and its Affiliates under Section 8.1(a)(i) (including, for the avoidance of doubt, with respect to representations and warranties that are Seller Fundamental Representations), Section 8.1(a)(ii) and Section 9.1(a) be greater than the Purchase Price.
Section 8.2    Obligations of Buyer.
(a)    If the Closing occurs, subject to the terms of this Article VIII and Section 10.1, Buyer agrees to indemnify and hold harmless Seller and its Affiliates and each of their respective directors, officers and employees (in their capacity as such) (collectively, the “Seller Indemnified Parties”) from and against Losses imposed on, sustained, incurred or suffered by any Seller Indemnified Party arising from or relating to: (i) any inaccuracy or breach of any of the representations or warranties of Buyer in Article IV; (ii) any breach of any of the covenants or other obligations of Buyer in this Agreement; (iii) any Purchased Assets or Assumed Liabilities; and (iv) the operation of the Business by Buyer and its Affiliates from and after the Closing or arising from or related to the Reinsured Policies, in each case, incurred or arising

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from and after the Closing, other than, with respect to this clause (iv), (A) any Ancillary Agreement Assumed Liability (which is subject to the terms of the applicable Ancillary Agreement), (B) any Liability which Seller or any of its Affiliates is required to bear or pay (including costs of performance or otherwise) under this Agreement or any Ancillary Agreement and (C) any Company ECOs (as such term is defined in the Reinsurance Agreements, but (x) determined as if such Reinsurance Agreements were to continue without waiver, amendment or termination and (y) for the avoidance of doubt, excluding any Losses to the extent resulting from the actions or omissions of any Resulting Insurer (with License) following the Division) (“Post-Closing Reinsured Policy Liabilities”).
(b)    The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 8.2(a)(i) (other than for Losses arising from or related to the inaccuracy or breach of any Buyer Fundamental Representation) unless the aggregate amount of Losses imposed on, sustained, incurred or suffered by the Seller Indemnified Parties in respect of all claims against Buyer for indemnification under Section 8.2(a)(i) (excluding Losses arising from or related to the inaccuracy or breach of any Buyer Fundamental Representation), subject to Section 8.3(e) and Section 8.3(g), exceeds the Deductible, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible (other than for Losses arising from or related to the inaccuracy or breach of any Buyer Fundamental Representation, which shall be subject to indemnification without regard to the Deductible); (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify Seller Indemnified Parties pursuant to Section 8.2(a)(i), but solely with respect to representations and warranties that are not Buyer Fundamental Representations, subject to Section 8.3(e) and Section 8.3(g), exceed the Cap; and (iii) in no event shall Buyer be required to provide indemnification to any Seller Indemnified Party for any single claim (or aggregated claims arising out of substantially the same events or circumstances) under Section 8.2(a)(i) (other than claims for Losses arising from or related to the inaccuracy or breach of any Buyer Fundamental Representation) unless the amount of such claim (or aggregated claims arising out of substantially the same events or circumstances) involves Losses in excess of the De Minimis Amount and any Losses under such claim or claims not exceeding the De Minimis Amount shall not be counted towards the Deductible.
(c)    Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Buyer and its Affiliates under Section 8.2(a)(i) (including, for the avoidance of doubt, with respect to representations and warranties that are Buyer Fundamental Representations), Section 8.2(a)(ii) and Section 9.1(a) be greater than the Purchase Price.
Section 8.3    Indemnification Procedures.
(a)    In the event that any action, claim, investigation, suit or arbitration is threatened in writing or commenced by a Third Party for which a party hereto may be reasonably required to provide indemnity (an “Indemnifying Party”) pursuant to this Agreement to any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) (an “Asserted Liability”), the Indemnified Party shall promptly after it first becomes aware of the facts indicating that a claim for indemnification may be warranted notify the Indemnifying Party (but in any event within fifteen (15) days of the Indemnified Party first receiving written notice of

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such action, claim, investigation, suit or arbitration threatened in writing or commenced by a Third Party (taking into account the Indemnifying Party’s reasonably required time to prepare such response or action)) such Asserted Liability in a writing that: (i) describes such Asserted Liability in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of this Agreement pursuant to which indemnification is being sought); (ii) attaches copies of any material written evidence upon which such Asserted Liability is based (it being understood that, to the extent that such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available); and (iii) sets forth the estimated amount (broken down by each individual claim) for which the Indemnified Party may be liable, in each case, to the extent then known by the Indemnified Party (the “Claim Notice”); except that no delay on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless, and then only to the extent, the Indemnifying Party is materially damaged or prejudiced by such delay. The Indemnifying Party shall have forty-five (45) days from its receipt of a Claim Notice that complies with the requirements set forth herein (the “Notice Period”) to notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with counsel of its own choosing, to assume and control the defense of an Asserted Liability; provided that, in addition to Section 8.3(b), in no event may the Indemnifying Party assume control of the defense of an Asserted Liability if (A) the Asserted Liability relates to or arising in connection with any criminal proceeding, action, indictment, allegation or investigation or otherwise involving criminal liability; (B) the Asserted Liability seeks injunctive or other non-monetary relief against the Indemnified Party which is not merely incidental to a primary damage claim or claims for monetary damages; (C) there exists any actual conflict of interest between the Indemnifying Party and the Indemnified Party; (D) the Asserted Liability relates to disputes involving the Indemnified Party on one hand and a Governmental Entity on the other hand; or (E) with respect to any portion of an Asserted Liability where the Losses which may be incurred as a result of such Asserted Liability exceed the Cap (less any Loss indemnified by the Indemnifying Party prior to such claim), or (F) in any case not described in (A)-(E) where it is reasonably likely, in the Indemnified Party’s reasonable judgment, after reasonable consultation with outside counsel and the Indemnifying Party, for the Asserted Liability to have a material and adverse effect on the Indemnified Party’s business or business reputation, other than as a result of money damages or other money payments. Should the Indemnifying Party so elect to assume the defense of an Asserted Liability, the Indemnifying Party shall not, as long as it conducts such defense, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clause (4)), consent to any settlement that (1) does not contain a full and final release of the Indemnified Party from the subject matter of such Asserted Liability and settlement, (2) provides for injunctive or other non-monetary relief affecting the Indemnified Party in any way, (3) includes any statement or admission of fault, culpability or failure to act by or on behalf of the Indemnifying Party or the Indemnified Party or (4) imposes any financial cost on the Indemnified Party which is not satisfied in full by the Indemnifying Party. If the Indemnifying Party undertakes to assume and

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control the defense of an Asserted Liability, the Indemnifying Party shall have the sole right to control the defense of any Asserted Liability, including the appointment, removal or replacement of counsel at its sole discretion, and the filing (at its reasonable discretion) of any counterclaim as part of a defense strategy, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to settle any Asserted Liability in accordance with Section 8.3(b) which the Indemnifying Party shall have undertaken to defend only if the Indemnified Party unconditionally releases the Indemnifying Party from any and all Liabilities as part of any such settlement. In the event that the Indemnified Party exercises its right to settle an Asserted Liability, then the Indemnified Party irrevocably and unconditionally waives any right to indemnification by the Indemnifying Party with respect to the Asserted Liability. Notwithstanding an election by the Indemnifying Party to assume and control the defense of such Asserted Liability, (I) the Indemnified Party shall have the right to employ separate legal counsel, at the expense of the Indemnified Party, and to participate in the defense of such Asserted Liability, and (II) if, and only if, there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, except that the Indemnifying Party shall not be obligated to pay costs, fees or expenses of more than one separate counsel for all Indemnified Parties, taken together.
(b)    Notwithstanding anything in Section 8.3(a) to the contrary, if an Asserted Liability involves any Action initiated by a Governmental Entity with direct authority over Seller or its Affiliates and is relevant to Seller or its Affiliates’ ongoing operation of their business, Seller (whether the Indemnified Party or the Indemnifying Party), upon written notice to Buyer, shall have the right to assume and control the defense and investigation of any such Asserted Liability; provided, that if Seller assumes control of the defense and investigation of any such Asserted Liability and is the Indemnified Party, the Indemnifying Party shall (x) cooperate in the defense or prosecution thereof, which cooperation shall include the retention and the provision to Seller of records and information that are reasonably relevant to such Asserted Liability, and making employees available at such times and places as may be reasonably necessary to defend against such Asserted Liability including providing additional information, explanation or testimony in connection with such Asserted Liability, and (y) be responsible for any reasonable costs and expenses associated with such defense and investigation, and Seller shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any such Asserted Liability or consent to the entry of any judgment, except to the extent the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject. In such case, the Indemnifying Party shall have the right at its sole cost and expense to engage its own separate legal representation and to participate fully in, but not control, any such defense or settlement of such claim.
(c)    If the Indemnifying Party does not undertake to assume and control the defense against an Asserted Liability within the Notice Period, then the Indemnified Party shall have the right to control the investigation and defense of the Asserted Liability at the cost and expense of the Indemnifying Party and may take any other actions the Indemnified Party deems

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reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement, except that the Indemnified Party shall not consent to any settlement of an Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). In any event, the Indemnified Party and its counsel shall keep the Indemnifying Party informed of all developments relating to any such Asserted Liability, including by promptly providing copies of all relevant correspondence and documentation relating thereto.
(d)    In the event that any Indemnified Party has a claim against any Indemnifying Party under this Article VIII or Article IX for Losses not involving a claim by a Third Party that such Indemnified Party believes gives rise to a claim for indemnification in accordance with the terms hereunder, the Indemnified Party shall promptly notify (but in any event within thirty (30) days of the Indemnified Party first becoming aware of the facts or circumstances underlying such potential claim) the Indemnifying Party of such Losses in a writing that meets the requirements set forth in Section 8.3(a), except that no delay on the part of the Indemnified Party in giving any notice pursuant to this Section 8.3(d) shall relieve the Indemnifying Party of any indemnification obligation hereunder unless, and then only to the extent, the Indemnifying Party is damaged or prejudiced by such delay (in which case the Indemnifying Party shall be relieved of any indemnification obligation hereunder with respect to such Loss).
(e)    In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses, net of the Indemnified Party’s out-of-pocket costs and expenses incurred in connection with such recovery, including any increase to premiums resulting therefrom.
(f)    No Indemnified Party’s right to indemnification pursuant to this Article VIII will be affected by any investigation conducted at any time, or by any matter of which the Indemnified Party had knowledge of (or was capable of acquiring knowledge of) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement made by any Indemnifying Party in this Agreement or any Ancillary Agreement or any certificate delivered hereunder or thereunder.
(g)    The parties hereto are in agreement that where one and the same set of facts qualifies (i) hereunder and under any of the Ancillary Agreements or (ii) under more than one provision entitling an Indemnified Party to a claim or remedy under this Agreement, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts. In particular, the foregoing shall apply if one and the same set of facts would entitle Buyer to rights under this Article VIII and an adjustment pursuant to Section 2.7. The parties hereto hereby acknowledge and agree that no Buyer Indemnified Party shall be entitled to any recovery pursuant to this Article VIII or Article IX for a Loss to the extent the amount of such Loss has been included in the calculation of a post-closing adjustment pursuant to Section 2.7(e).
(h)    To the extent that an Indemnifying Party makes any payment pursuant to this Article VIII or Article IX in respect of Losses for which an Indemnified Party has a right to

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recover against a Third Party (including any non-affiliated or captive insurance company, but not including any Tax Authority), such Indemnifying Party shall have the right to seek and obtain recovery from such Third Party to the extent permitted by Law, except that, if such Indemnifying Party shall be prohibited from seeking recovery from such Third Party directly, such Indemnifying Party may, to the extent permitted by Law and at its sole cost and expense, seek recovery from such Third Party on such Indemnified Party’s behalf and collect any such recovery; provided, however, that any recovery in excess of any payment made by the Indemnifying Party to the Indemnified Party in respect of the relevant Loss (inclusive of the reasonable, out-of-pocket fees incurred by the Indemnifying Party in obtaining such recovery) shall promptly (and in any event within five (5) Business Days following collection thereof) be remitted by the Indemnifying Party to the Indemnified Party.
Section 8.4    Sole Remedy. After the Closing, the provisions of this Article VIII and Article IX shall constitute the sole and exclusive monetary remedy of the parties hereto against each other with respect to (a) any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or the Assignment and Assumption Agreement and Bill of Sale and (b) any indemnification obligations set forth in Section 5.2(p) and Section 5.9(d), except for (i) Fraud, (ii) pursuant to Section 5.24 or Section 10.13 and (iii) disputes with respect to the Initial Closing Statement (which shall be resolved exclusively in accordance with Section 2.7) (to which this Article VIII shall not apply).
Section 8.5    Mitigation. Each Indemnified Party under this Article VIII shall mitigate any Loss to the extent required by Law upon and after obtaining knowledge of any event that would reasonably be expected to give rise to any Loss.
Section 8.6    Calculation of Losses. Notwithstanding anything contained herein to the contrary, for purposes of this Article VIII, in determining whether a breach has occurred or the amount of any Losses, no effect shall be given to any “material”, “materiality,” “Material Adverse Effect” or similar qualifier in each case, that has the effect of limiting such representation or warranty (other than for the defined term “Material Contract”, and such words shall be deemed deleted.
Section 8.7    Damages Limitation. In no event shall any Indemnifying Party be liable under this Article VIII or Article IX for any punitive, exemplary, special, incidental, indirect, consequential or lost profit damages except, solely with respect to consequential damages and lost profit damages, only to the extent such damages are (a) are not based on any special circumstances of the Indemnified Party and (b) the reasonably foreseeable result of the event or breach that gave rise thereto or matter for which indemnification is sought; provided that the limitation in this Section 8.7 shall not apply to the extent that any such damages are actually awarded by a court of competent jurisdiction to a Third Party in respect of a Third Party claim and paid by an Indemnified Party in respect of any Asserted Liabilities.
ARTICLE IX

TAX MATTERS
Section 9.1    Tax Indemnification.
(a)    Seller shall be responsible for and shall indemnify and hold the Buyer Indemnified Parties harmless from and against all Losses arising from or relating to any (i)

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Liability for any Taxes attributable to, with respect to, or imposed on any of the Purchased Assets or the Business with respect to any Pre-Closing Tax Period, (ii) Liability for Taxes of Seller, the Seller Parties, the Business Entities, and their Affiliates, except to the extent of any Liability for Excise Taxes and Transfer Taxes payable by Buyer pursuant to this Agreement and Taxes for which Buyer or any of its Affiliates is expressly responsible pursuant to any of the Ancillary Agreements, and (iii) any Liabilities for Taxes of any other Person pursuant to an agreement or otherwise (A) with respect to the Purchased Assets or the Business or (B) that are imposed on Buyer or any of its Affiliates as a successor or transferee or otherwise by operation of Law that result from the transactions contemplated by this Agreement or any of the Ancillary Agreements or as a result of Seller’s or its Affiliates’ ownership of the Purchased Assets or the Business prior to Closing, in either case except to the extent of any Liability for Taxes for which Buyer or any of its Affiliates is expressly responsible pursuant to any of the Ancillary Agreements or to the extent such Tax Liability arises out of any agreement entered into by Buyer or any of Buyer’s Affiliates after the Closing Date (other than any agreement contemplated by this Agreement, including any Ancillary Agreement or the Post-Division Stock Purchase Agreement) (collectively, “Pre-Closing Taxes”). Notwithstanding the foregoing, Seller shall not be responsible for and shall not indemnify and hold the Buyer Indemnified Parties harmless from or against any Taxes related to any action on the Closing Date after the Closing by Buyer or any of its Affiliates outside the ordinary course of business with respect to the Purchased Assets or the Business (other than any such action contemplated by this Agreement or required by Law).
(b)    For purposes of this Section 9.1, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be: in the case of Taxes (i) that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on (and included) the Closing Date, and (ii) that are imposed on a periodic basis without regard to income, receipts, payroll or sales with respect to the Purchased Assets or the Business, deemed to be the entire amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 9.2    Transfer Taxes. All Tax Returns with respect to Transfer Taxes incurred in connection with or as a consequence of the transactions contemplated by this Agreement and the Ancillary Agreements shall be timely filed by the party hereto responsible for such filing under applicable Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Law. If one party hereto pays a Transfer Tax in connection with the Closing or pursuant to a post-Closing assessment by any Governmental Entity, the other party will reimburse the paying party for fifty percent (50%) of the amount of such Transfer Tax within ten (10) days of the paying party’s written demand therefore.
Section 9.3    Tax Contests. Each party shall promptly, and in any event within fifteen (15) days of receipt, notify the other party in writing upon receipt by such party or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which,

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(a) if successful, could result in an indemnity payment pursuant to Section 9.1(a), or (b) relate to Taxes of Seller or any of its Affiliates with respect to the Pre-Closing Tax Period for which Buyer or any of its Affiliates could be responsible pursuant to any of the Ancillary Agreements (a “Tax Claim”), except that no delay by the notifying party in giving any such notice shall relieve the other party of any obligation hereunder unless, and then only to the extent, it is materially damaged or prejudiced by such delay. Notwithstanding anything to the contrary in this Agreement, Seller shall only have the right to control any Tax Claim relating solely or primarily to Pre-Closing Taxes. If Seller chooses not to control such Tax Claim, Buyer may defend the same in such manner as it may deem appropriate and Seller shall have the right to participate in such Tax Claim. The party hereto controlling a Tax Claim shall in any event keep the other party hereto reasonably informed of the progress of such Tax Claim, shall promptly provide such other party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Claim and shall not settle such Tax Claim without such other party’s advance written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in or have consent rights with respect to, the defense of any Tax Claim that relates to any income Taxes of Seller or any of its Affiliates.
Section 9.4    Resolution of All Tax Related Disputes. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes among the parties hereto, the parties hereto shall cooperate in good faith to resolve such dispute between them; but if the parties hereto are unable to resolve such dispute, the parties hereto shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties hereto. The costs, fees and expenses relating to any dispute as to the amount of Taxes owed by any of the parties hereto shall be paid by Buyer, on the one hand, and Seller, on the other hand, in proportion to each such party’s respective liability for the portion of the Taxes in dispute, as determined by the Independent Accounting Firm. In all other cases, costs, fees and expenses shall be shared equally by Seller and Buyer.
Section 9.5    Cooperation, Exchange of Information and Record Retention. Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall reasonably cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with the (a) preparation of any Tax Return relating to the Purchased Assets or the Business, (b) conduct of any audit or other examination by any Tax Authority relating to the Purchased Assets or the Business, and (c) prosecution or defense of any action, claim, investigation, suit or arbitration relating to any Tax Return relating to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such action, claim, investigation, suit or arbitration and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything herein to the contrary, Buyer or its Affiliates shall not be required to share any Tax Returns or other Tax information of Buyer or its Affiliates.
Section 9.6    Purchase Price Allocation. The parties agree that for all applicable Tax reporting purposes, the amounts payable to Seller pursuant to Section 2.3 and Section 2.7(e) (and

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any other items constituting consideration for applicable income Tax purposes) shall be allocated in accordance with Section 1060 of the Code, the regulations thereunder, and the methodology set forth on Schedule 9.6 (the “Allocation Methodology”). Within ninety (90) days after the final determination of the Purchase Price pursuant to Section 2.7, Buyer shall prepare a schedule reflecting the allocation of such consideration in accordance with the Allocation Methodology (the “Proposed Allocation Schedule”) and shall submit the Proposed Allocation Schedule to Seller for review. The Proposed Allocation Schedule shall be deemed to be accepted by, and shall be conclusive and binding on, Seller except to the extent that Seller shall have delivered within thirty (30) days after the date on which the Proposed Allocation Schedule is delivered to Seller, a written notice to Buyer stating each item to which Seller takes exception (it being understood that any amounts not disputed shall be final and binding). If no exception is taken to the Proposed Allocation Schedule, it shall become the “Final Allocation Schedule” and shall be binding upon the parties and each of Buyer and Seller shall file and cause their respective Affiliates to file all Tax Returns (including IRS Forms 8594 (or any successor form for U.S. federal Tax purposes and any comparable forms for state, local, or other Tax purposes)) in accordance with the Final Allocation Schedule. If a change proposed by Seller is disputed by Buyer, Buyer and Seller shall resolve the disagreement pursuant to Section 9.4; provided, however, that any determination by the Independent Accounting Firm shall be made under the principles set forth in the Allocation Methodology.
Section 9.7    Conflict. To the extent of any conflict between the provisions of this Article IX and the provisions of Article VIII, the provisions of this Article IX shall govern.
Section 9.8    Adjustment to Purchase Price(a)    . For all Tax purposes, unless otherwise required by Law, any payment by Buyer or Seller made under Article VIII or this Article IX shall be treated as an adjustment to the Purchase Price and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
ARTICLE X

MISCELLANEOUS
Section 10.1    Survival.
(a)    The representations and warranties contained in Article III and Article IV, and the right to commence any claim with respect thereto, shall survive the Closing and terminate on the eighteen (18) month anniversary of the Closing Date, except that (i) the Fundamental Representations shall survive the Closing Date and shall terminate on the fifth (5th) anniversary of the Closing Date and (ii) the representations and warranties contained in Section 3.10 shall not survive the Closing and shall terminate on the Closing Date.
(b)    All covenants and agreements contained herein which by their terms are to be performed, in whole or in part, or which prohibit actions, in each case subsequent to the Closing Date, and the right to commence any claim with respect thereto, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements contained herein which by their terms are to be performed in full on or prior to the Closing Date, and the right to commence any claim with respect thereto, shall survive the Closing and terminate on the six (6) month anniversary of the Closing Date. The covenants and agreements referred to in Article IX shall survive until the

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expiration of the applicable statute of limitations for the relevant Pre-Closing Tax Period (giving effect to valid extensions). All other covenants and agreements contained herein shall survive the Closing and terminate on the six (6) month anniversary of the Closing Date.
(c)    Any claim for indemnity under this Agreement with respect to any breach of representations, warranties, covenants or agreements not made within the periods specified in Section 10.1(a) and Section 10.1(b) shall be deemed time-barred, and no such claim shall be made after the periods specified in Section 10.1(a) and Section 10.1(b), except that if written notice of a claim for indemnification under Section 8.1(a), Section 8.2(a) or Article IX shall have been provided to Seller or Buyer in accordance with Section 8.3(a), as the case may be, within the applicable survival period and in good faith, then any representations, warranties, covenants or agreements that are the subject of such indemnification claim that would otherwise terminate as set forth above shall survive as to such claim (or any other claim arising out of the same facts, events or circumstances underlying the claim described in such written notice), until such time as such claim is fully and finally resolved.
(d)    Following the termination of a representation, warranty, covenant or other agreement in accordance with the preceding clauses (a) through (c) of this Section 10.1, no Action may be initiated by any Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply.
Section 10.2    Assignment; Binding Effect. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder are not assignable by any party hereto unless such assignment is consented to in writing by the other party(ies) hereto, and any attempted assignment without the prior written consent of the other party shall be void and have no effect; provided, that Buyer may, upon written notice to but without the consent of Seller, assign, delegate, sublicense or transfer any or all of its rights or obligations hereunder, to any of its Affiliates controlled by Buyer; provided, further, that no such action shall relieve Buyer of its obligations hereunder.
Section 10.3    Choice of Law. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
Section 10.4    Jurisdiction and Service of Process. Except as set forth in Section 2.7 or Article IX, with respect to any Action resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Commercial Division of the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any such Action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction

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of the above named courts, (ii) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and non-appealable judgment against a party hereto in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 10.4, each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.5. Nothing in this Section 10.4 shall affect the right of either party hereto to serve process in any other manner permitted by applicable Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.
Section 10.5    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, when sent by electronic mail, one (1) Business Day after being sent by overnight courier service (providing written proof of delivery) or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Persons at the following addresses (or at such other address as shall be specified by like notice):
If to Buyer, to:
Arch Capital Group Ltd.
Attn: Francois Morin
Executive Vice-President, Chief Financial Officer and Treasurer
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Fax: +1 441 278-9255
with copies, which shall not constitute notice, to:
Arch Capital Services LLC
Attn: General Counsel
360 Hamilton Avenue, Suite 600
White Plains, NY 10601
Fax: +1 914 872 3660

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    and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    Thomas M. Cerabino
        Alexander M. Dye
        Laura L. Delanoy
E-mail:        tcerabino@willkie.com
        adye@willkie.com
        ldelanoy@willkie.com
If to U.S. Parent, to:
Arch Capital Group (U.S.) Inc
Attn: General Counsel
360 Hamilton Avenue, Suite 600
White Plains, NY 10601
Fax: +1 914 872 3660

with copies, which shall not constitute notice, to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    Thomas M. Cerabino
        Alexander M. Dye
        Laura L. Delanoy
E-mail:        tcerabino@willkie.com
        adye@willkie.com
        ldelanoy@willkie.com
If to Seller, to:
Allianz Global Risks US Insurance Company
225 West Washington Street
Suite 1800
Chicago, IL 60606
Attn: Elliot M. Foster
    Paul Davis
Email: elliot.foster@agcs.allianz.com
        paul.davis@agcs.allianz.com

Allianz SE

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Königinstraße 28
D-80802 München, Germany
Attn: Sabine Teufel
    Hans-Konrad Ress
Email: sabine.teufel@allianz.com
    hans-konrad.ress@allianz.com
with copies, which shall not constitute notice, to:
Eversheds Sutherland (US) LLP
700 Sixth Avenue NW
Suite 700
Washington, DC 20001
Attn:    Ling Ling
Email:    lingling@eversheds-sutherland.us

Eversheds Sutherland (US) LLP
1114 Avenue of the Americas, 40th Floor
New York, NY 10036
Attn:    Bert Adams
        Kevin Finnegan
Email:    bertadams@eversheds-sutherland.us
kevinfinnegan@eversheds-sutherland.us

Section 10.6    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 10.7    Fees and Expenses. Except as otherwise specified in this Agreement (including Section 2.7, Section 5.7(e), Section 5.9(a), Section 5.9(b), Section 8.3(a) and Section 9.4) and the Ancillary Agreements, each of the parties hereto or its Affiliates shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
Section 10.8    Entire Agreement. This Agreement, the Exhibits and Schedules referenced herein, the documents delivered pursuant hereto, the Confidentiality Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and communications, written or oral, between the parties hereof with respect to such subject matter.
Section 10.9    Interpretation.
(a)    When a reference is made herein to an Article, Section or Exhibit, such reference shall be to an Article, Section of, or Exhibit to, this Agreement unless otherwise indicated. The Article, Section and Exhibit headings herein are intended for convenience of

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reference only and are not a part of and shall not affect the meaning or interpretation of this Agreement.
(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement and are not followed by the words “without limitation”, they shall be deemed to be followed by the words “without limitation.”
(c)    Unless the context requires otherwise, words using the singular or plural number in this Agreement also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(d)    References to “dollars” or “$” in this Agreement are to U.S. dollars and all payments hereunder shall be made in U.S. dollars.
(e)    References to “U.S.” in this Agreement are to the United States of America.
(f)    The terms “hereof,” “herein,” “herewith,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.
(g)    References herein to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates.
(h)    The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise appears, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
(i)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.
(j)    All terms used herein with initial capital letters have the meanings ascribed to them in this Agreement, unless otherwise specified herein, and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein.
(k)    Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
(l)    All time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day, if applicable.

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(m)    Except as otherwise expressly provided in this Agreement, any requirement to provide “access” or “cooperate” (or derivative forms of those and other similar terms) shall be interpreted as requiring only electronic access (to the extent the relevant materials or other information are accessible electronically) or cooperation, shall not require in-person meetings and shall otherwise be construed in light of limitations imposed by any applicable Contagion Event.
(n)    All references to agreements, instruments, documents, materials or other disclosures “made available to Buyer” or words of similar import mean the relevant materials, instruments, documents, material or and other disclosures posted and made available for Buyer to access and review in the VDR at least one (1) day before the date of this Agreement.
Section 10.10    Disclosure. Any matter disclosed in any section or subsection of the Seller Disclosure Letter or the Buyer Disclosure Letter shall be considered disclosed with respect to each other section or subsection of this Agreement to which such matter’s applicability to such other Section of subsection is reasonably apparent on its face (from the text of such disclosure). Matters reflected in any section or subsection of the Seller Disclosure Letter or Buyer Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Seller Disclosure Letter or Buyer Disclosure Letter shall be construed as an admission or indication, or to otherwise imply, that such item or other matter (or any non-disclosed item or matter of comparable or greater significance) is material or that any such item or other matter is required to be referred to or disclosed in this Agreement or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, meets or exceeds a monetary or other threshold specified for disclosure in the Agreement, or that such item constitutes noncompliance with, or a violation of, any Law, permit or Contract to which Buyer, Seller or their respective Affiliates as applicable is bound or other topic to which such disclosure is applicable.
Section 10.11    Waiver and Amendment. This Agreement may be amended, modified or supplemented, and the provisions and terms hereof may be waived, or the time for its performance extended, only by a written instrument executed and delivered by the parties hereto or, in the case of a waiver, by the party waiving compliance with such provision or term. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 10.12    Third-Party Beneficiaries. Except as provided Article VIII with respect to the Seller Indemnified Parties and the Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

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Section 10.13    Specific Performance. The parties hereto hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the parties hereto shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further hereby agree to waive any requirement for the securing or posting of a bond or other undertaking in connection with the obtaining of such injunctive or other equitable relief. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which either party hereto may otherwise have. Each of the parties hereto hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. The parties hereto further agree not to (a) oppose the granting, or raise any objection to the availability or granting, of the equitable remedy of specific performance or other equitable relief for any reason or on any basis or (b) assert that a remedy of specific enforcement is (i) unenforceable, invalid, contrary to Law or inequitable on the basis that a remedy of monetary damages would provide an adequate remedy for any breach of this Agreement or (ii) not an appropriate remedy for any reason at law or equity. Each of the parties hereto further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such party.
Section 10.14    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 10.15    Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the Ancillary Agreements and that it has executed the same (to the extent applicable) with consent and upon the advice of said independent counsel. Each such party and its counsel cooperated in the drafting and preparation of this Agreement, the Ancillary Agreements and other documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties hereto and may not be construed against either party hereto by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party hereto that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto and this Agreement.
Section 10.16    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become

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effective when counterparts have been signed by each of the parties hereto and delivered to the other party.  Each party may deliver its signed counterpart of this Agreement to the other party by means of facsimile, electronic mail or any other electronic medium utilizing image scan technology (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000), and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
Section 10.17    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.
Section 10.18    No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any Ancillary Agreement without the written consent of such other party.
Section 10.19    No Reliance. Buyer hereby expressly acknowledges that its purchase of the Purchased Assets, assumption of the Assumed Liabilities and consummation of the transactions contemplated hereby and by the Ancillary Agreements are not done in reliance upon any representation or warranty or statement by, or information from, Seller, its Affiliates or any of their respective Representatives, whether oral or written, express or implied, except for the representations and warranties expressly set forth in Article III (as modified by the Seller Disclosure Letter) and the certificate contemplated by Section 6.1(a)(iii), and Buyer hereby expressly acknowledges that Seller and its Affiliates expressly disclaim any other representations and warranties. Buyer has conducted its own investigation, analysis, judgment and assessment of the representations and warranties by Seller expressly set forth in Article III (as modified by the Seller Disclosure Letter). Buyer further acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or the probable success or profitability of the Business or any other matters except as expressly provided in Article III (as modified by the Seller Disclosure Letter), or the certificate contemplated by Section 6.1(a)(iii). None of Seller and its Affiliates nor any other Person shall be subject to any liability or any indemnification claim by Buyer, for any inaccuracy, misstatement or omission with respect to (a) any forecasts, predictions, projections or estimates for the Business or business plan information of the Business, the Purchased Assets or the Assumed Liabilities, (b) the adequacy or sufficiency of the Reserves or its effect on any “line item” or asset, Liability or equity amount or (c) any materials, documents or information relating

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to the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements, whether written or oral, made available to Buyer or its Representatives in any data room, confidential information memorandum, presentation by Seller or management of the Business or Representatives of Seller, discussion or otherwise, including the Actuarial Appraisal or any other communication by or on behalf of Milliman, except, in each case, where such information is the express subject matter of a representation or warranty set forth in Article III (as modified by the Seller Disclosure Letter) or the certificate contemplated by Section 6.1(a)(iii). BUYER ACKNOWLEDGES THAT, IF THE CLOSING OCCURS, BUYER SHALL ACQUIRE THE PURCHASED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE SELLER DISCLOSURE LETTER).
Section 10.20    Waiver of Duty of Utmost Good Faith. In recognition that each party has or will be consummating the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein and therein, Seller and Buyer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle of disclosure in connection with the negotiation, execution or formation of each of this Agreement and the Ancillary Agreements.  Each party agrees that it does not waive the duty of “utmost good faith” or any similar principle relating to the conduct of the parties after the Closing Date.
[The remainder of this page has been intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ALLIANZ GLOBAL RISKS US INSURANCE COMPANY
By:	/s/ Tracy Ryan
Name:	Tracy Ryan
Title:	President and CEO

ARCH CAPITAL GROUP LTD.
By:	/s/ François Morin
Name:	François Morin
Title:	Chief Financial Officer

ARCH CAPITAL GROUP U.S. INC.,
solely for purposes of Section 5.25 and Article X
By:	/s/ Brian First
Name:	Brian First
Title:	President, Arch Insurance North America

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